     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 2, 2000

                                                       REGISTRATION NO. 333-____

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                  APBiotech Inc
             (Exact name of Registrant as specified in its charter)


               DELAWARE                                8731                                22-3747272
   (State or other jurisdiction of         (Primary Standard Industrial                 (I.R.S. Employer
    incorporation or organization)          Classification Code Number)              Identification Number)

                                              800 CENTENNIAL AVENUE
                                             PO BOX 1327, PISCATAWAY
                                              NEW JERSEY 08855-1327
                                                 (732) 457-8000


(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                   ANDREW CARR
                             CHIEF EXECUTIVE OFFICER
                                  APBIOTECH INC
                              800 CENTENNIAL AVENUE
                             PO BOX 1327, PISCATAWAY
                              NEW JERSEY 08855-1327
                                 (732) 457-8000

(Name, address, including zip code, and telephone number, including area code, of agent for service)



                                   COPIES TO:
       JEFFREY M. OAKES                                MARK KESSEL
    DAVIS POLK & WARDWELL                             SHEARMAN & STERLING
      99 GRESHAM STREET                               599 LEXINGTON AVENUE
       LONDON EC2V 7NG                              NEW YORK, NEW YORK 10022
        UNITED KINGDOM                                   (212) 848-4000
       44 20 7418-1300

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, please check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                       CALCULATION OF REGISTRATION FEE(1)

                      TITLE OF EACH CLASS             PROPOSED MAXIMUM AGGREGATE            AMOUNT OF
                 OF SECURITIES TO BE REGISTERED            OFFERING PRICE(2)            REGISTRATION FEE

Common Stock, par value    $      per share                     $100,000,000                    $26,400

(1) In accordance with Rule 457(o) of the Securities Act, the number of shares being registered and the proposed maximum offering price per share are not included in this table.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457 under the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS (SUBJECT TO COMPLETION)
ISSUED , 2000

                                     SHARES
                                     (LOGO)
                                  APBIOTECH INC

                                  COMMON STOCK


APBIOTECH INC IS OFFERING ____ SHARES OF ITS COMMON STOCK. THIS IS OUR INITIAL PUBLIC OFFERING AND NO PUBLIC MARKET CURRENTLY EXISTS FOR OUR SHARES. WE
ANTICIPATE THAT THE INITIAL PUBLIC OFFERING PRICE WILL BE BETWEEN $     AND
$     PER SHARE.



WE HAVE APPLIED TO LIST THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "APBI."

INVESTING IN THE COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 10.



                             PRICE $        A SHARE


                                      PRICE TO                 UNDERWRITING              PROCEEDS TO
                                       PUBLIC                 DISCOUNTS AND               APBIOTECH
                                                               COMMISSIONS

Per Share                     $                        $                            $
Total                         $                        $                            $

APBiotech has granted the underwriters the right to purchase up to an additional shares of common stock to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers on
or about        , 2000.




MORGAN STANLEY DEAN WITTER                                  GOLDMAN, SACHS & CO.
CHASE H&Q                                                   SALOMON SMITH BARNEY

                 , 2000

                                TABLE OF CONTENTS

                                                                    PAGE
                                                                    ----
Prospectus Summary ................................................  3
The Offering ......................................................  7
Summary Consolidated Financial Data ...............................  8
Risk Factors ...................................................... 10
Forward-Looking Statements ........................................ 19
Use of Proceeds ................................................... 20
Dividends ......................................................... 20
Capitalization .................................................... 21
Dilution .......................................................... 22
Unaudited Pro Forma Condensed Financial Statements ................ 23
Selected Consolidated Financial Data .............................. 29
Management's Discussion and Analysis of Financial Condition
 and Results of Operations......................................... 31
Business .......................................................... 50
Management ........................................................ 74
Principal Stockholders ............................................ 84
Relationship with Nycomed Amersham and Pharmacia................... 85
Description of Capital Stock ...................................... 90
Shares Eligible for Future Sale ................................... 94
Material United States Federal Income Tax Consequences to
  Non-United States Stockholders .................................. 96
Underwriters ...................................................... 98
Legal Matters .....................................................100
Experts ...........................................................100
Where You Can Find More Information ...............................100
Index to Consolidated Financial Statements ........................F-1



     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock. In this prospectus, "APBiotech," "we," "us" and "our" refer to APBiotech Inc and its subsidiaries.

     We have not taken any action to permit a public offering of the common stock outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who have come into possession of this prospectus must inform themselves about and observe restrictions relating to the offering of the common stock and the distribution of this prospectus outside the United States.

     This prospectus contains estimates regarding our market size and share. These estimates are based on third party sources as well as internal company information. Although we believe the third party estimates are reasonable, we have not independently verified them. Similarly, while we believe our internal research is reliable, it has not been verified by any independent sources.

     UNTIL       , 2000 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
THAT BUY, SELL OR TRADE OUR COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information regarding us and our common stock and our financial statements appearing elsewhere in this prospectus.

APBIOTECH

     We are a leading global provider of biotechnology systems, products and services for research into genes and proteins, for the discovery and development of drugs, and for the manufacture of biopharmaceuticals. During 1999, our net sales totaled over $860 million. Our 50,000 customers include pharmaceutical, biotechnology and agrochemical companies, research institutes, universities and medical research centers.

     We have a long-standing commitment to research and development and a track record of innovation. This has enabled us to build a strong, broad product portfolio and future product pipeline.

     Our technology platforms span the entire drug discovery and development process, from understanding the genes and proteins that may be responsible for disease, to screening possible drug candidates and developing them in clinical trials, to manufacturing biopharmaceuticals such as insulin.

     The following chart illustrates the breadth of our technology platforms.

                      DRUG DISCOVERY AND DEVELOPMENT PROCESS

                                  [FLOW CHART]

     STRATEGY AND COMPETITIVE STRENGTHS

     Our strategy is to build on our position as a leading provider of biotechnology systems to enable the molecular medicine revolution. We are well positioned at the heart of the gene economy, a new economy driven by the accelerated understanding of human genetic make-up and one which will have a significant and widespread impact on healthcare. Our systems, products and services are critical components of research into genes and proteins, the discovery and development of drugs, and the manufacture of biopharmaceuticals.

     We believe that we are well positioned with both our commercial and academic customers as a result of a diverse set of competitive strengths, which include:

     - The breadth of our technology platforms and our comprehensive product lines which span the entire drug discovery and development process. We offer well-recognized, branded products such as MegaBACE, LEADseeker and Sepharose.

     - Our commitment to research and development, our long-standing reputation for scientific excellence and our development of innovative products for researchers. We have a strong record in developing, and are continuing to develop, state-of-the-art technologies, both internally and in partnerships with others. Our research and development is supported by a strong intellectual property portfolio, a vital asset in our industry.

     - Our partnership approach. We have a history of strategic development through acquisitions, investments and research alliances as well as through strategic partnerships with our customers. These alliances have resulted in some of our key products and have provided us with access to new technologies.

     - Our global market franchise with strong customer relationships. Our global strengths in sales, operations and research and development enable us to offer our customers a complete set of products to meet their needs. Our pioneering technology transfer model, under which customers can gain early access to developing technologies, has been adopted by all of the top 20 and most of the top 50 pharmaceutical companies. Our separations systems or media are used in the production of almost all biopharmaceuticals.

     - An integrated portfolio. Our Laboratory products business provides an important route to market for products from our Drug discovery business once these products become widely accepted by the general research community, thus enabling effective life cycle management. We have also created a strong link between our Laboratory separations products and our Bioprocessing business where we enable customers to scale up processes for the purification of biopharmaceuticals which have been developed in the laboratory.

     - Strong management team. We have a strong management team with an average of over 15 years of experience in the life sciences industry.

     Our business includes three principal segments, summarized below, with shared activities in research and development, sales and marketing, distribution, manufacturing and service.


                                                                           ESTIMATED
                                                                             MARKET        MARKET        MARKET
 BUSINESS SEGMENT                    TYPES OF PRODUCTS                       SIZE(1)       SHARE(1)    POSITION(1)
Drug discovery           High throughput systems to improve the              $1.5bn          15%            2
                         effectiveness of pharmaceutical research and
                         development and the speed to market for
                         drugs, including:
                         - genetic analysis and sequencing
                         - protein analysis and characterization
                         - drug screening
                         - metabolism and toxicology studies
                         - single nucleotide polymorphism, or SNP
                           analysis

Separations
 - Bioprocessing         Chromatographic systems for the purification         $350m          55%            1
                         and production of biopharmaceuticals, such
                         as insulin and vaccines, on a large scale

 - Laboratory            Laboratory scale systems for the purification        $400m          30%            1
   separations           and separation of proteins

Laboratory products      Tools and technical knowledge for the               $2.0bn          15%            1
                         purification, detection and analysis of
                         biological molecules by life science
                         researchers

-----------------

Source: Company estimates.

(1) As of December 31, 1999.

COMMITMENT TO RESEARCH

     We are founded on a strong research and development heritage, employing over 900 scientists. We invested $89.6 million, or 10.4% of our net sales, in research and development in 1999. In 2000, we increased our investments in research and development to take advantage of significant growth opportunities, particularly in sequencing and drug screening. All of our research and development spending decisions are based on our belief in a technology's commercial viability and its ability to meet our return on investment criteria.

     We continue to invest in new technologies, developed both internally and externally. We have research facilities in Uppsala, Sweden; Cardiff and Amersham in the United Kingdom; Piscataway, New Jersey and Sunnyvale and San Francisco, California in the United States; and Tokyo, Japan. External development is achieved through collaborations with specialist companies as well as academic researchers. Our intellectual property position, which is a key asset in our industry, continues to be strong. We currently own 536 issued patents and have 602 patent applications pending. During 1999 alone, we applied for 63 new patents.

RELATIONSHIP WITH NYCOMED AMERSHAM AND PHARMACIA

     On August 5, 1997 Nycomed Amersham plc (formerly Amersham International) formed a new subsidiary, Amersham Pharmacia Biotech Ltd., which we refer to in this prospectus as APBiotech Ltd., which included the operations of its Life Science division. APBiotech Ltd. then merged with Pharmacia Biotech, the Swedish-based biotechnology supply business of Pharmacia (formerly Pharmacia & Upjohn). The merger was accounted for under the purchase method of accounting. Nycomed Amersham and Pharmacia entered into a number of agreements, including a shareholders' agreement relating to the corporate governance and operation of our business, a general services agreement, contract manufacture agreements and trademark license agreements. Since our formation, we have been run as a separate legal entity.

REORGANIZATION

     In order to facilitate our initial public offering, Nycomed Amersham and Pharmacia have agreed to reorganize their existing shareholdings in APBiotech Ltd. by forming APBiotech Inc, a Delaware corporation, to issue the shares in this offering and become the holding company for our operating businesses. The formation of APBiotech Inc, the restructuring of the shareholder arrangements and share ownership, revisions to our existing capital structure, including the issuance of two classes of stock, and changes to certain other existing arrangements with Nycomed Amersham are all part of the reorganization. As part of the reorganization Pharmacia will receive our Class B common stock. The reorganization will be completed just prior to the closing of this offering.

     Prior to implementation of the reorganization and this offering, Nycomed Amersham controls 55% and Pharmacia controls 45% of our issued share capital. Immediately after this offering, Nycomed Amersham's percentage of the voting rights in our outstanding common stock will be reduced to approximately 45%, but we will continue to be consolidated with the Nycomed Amersham group. Pharmacia's percentage of the voting rights in our outstanding common stock will remain the same.

     Our principal executive offices are located at 800 Centennial Avenue, PO Box 1327, Piscataway, New Jersey 08855-1327. Our telephone number is (732) 457-8000. Our address on the worldwide web is www.apbiotech.com. Information contained in or connected to our website will not be deemed to be incorporated into this prospectus or the registration statement.

                                  THE OFFERING

Common stock offered ........................   shares

Common stock to be outstanding after
 this offering:

Common stock ................................   shares

Class B common stock(1) .....................   shares

        Total ...............................   shares

Over-allotment option .......................   shares

Voting rights:

Common stock ................................   One vote per share

Class B common stock ........................   1.14 votes per share


Use of proceeds .............................   Our net proceeds from this
                                                offering will be about $
                                                million. We will use a portion
                                                of the net proceeds for general
                                                corporate purposes, primarily to
                                                fund our operations. We will use
                                                approximately $    million to
                                                repay indebtedness owed to
                                                Nycomed Amersham. Any remaining
                                                proceeds will be deposited with
                                                Nycomed Amersham on market
                                                terms, available to us on demand
                                                when needed for the operation of
                                                our business.

Dividend policy .............................   We do not intend to pay
                                                dividends on our common stock
                                                for the foreseeable future. We
                                                plan to retain any earnings for
                                                use in the operation of our
                                                business and to fund future
                                                growth.

Nasdaq ......................................   National Market Application has
                                                been made to have our shares
                                                approved for quotation on the
                                                Nasdaq National Market.


Proposed Nasdaq National Market symbol ......   APBI

----------------

(1) To be issued to Pharmacia as part of the reorganization.

Unless we specifically state otherwise, the information in this prospectus does not take into account the issuance of up to shares of common stock which the underwriters have the option to purchase solely to cover over-allotments. If the underwriters exercise their over-allotment option in full, shares of common stock will be outstanding after this offering.

SUMMARY CONSOLIDATED FINANCIAL DATA

     The following table presents summary consolidated financial and operating data for Amersham Pharmacia Biotech Ltd., or APBiotech Ltd, and predecessor companies. The data presented in this table are derived from "Selected Consolidated Financial Data" included elsewhere in this prospectus. You should read that section for a further explanation of the financial data summarized here. The pro forma information gives effect to the reorganization as if it had occurred on January 1, 1999. For more information regarding this pro forma information, you should read the "Unaudited Pro Forma Condensed Financial Statements."

                                                          NINE
                                                        MONTHS
                                  TWELVE MONTHS          ENDED
                                        ENDED          DECEMBER
                                       MARCH 31,          31,        YEAR ENDED DECEMBER 31,            SIX MONTHS ENDED JUNE 30,
                                 -------------------  ----------   ---------------------------      -------------------------------
                                                                                       PRO FORMA                        PRO FORMA
                                  1996(1)    1997(1)   1997(2)     1998(3)      1999      1999       1999       2000       2000
                                ----------  --------   ------     -------   ---------   -------    --------   --------   -------
                                (UNAUDITED)                                            (UNAUDITED)           (UNAUDITED)
                                                        (IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENTS OF INCOME DATA:
Net sales                        $ 244.9    $ 260.0    $ 374.2    $ 729.4    $ 864.1     $          $ 375.9     $ 449.2     $
Research and development           (20.4)     (20.5)     (32.8)     (67.9)     (89.6)                 (42.3)      (56.8)
expenses
Operating income (loss)             41.8       44.4      (36.3)      18.0       32.2                   (2.9)       12.1
Net income (loss)                   24.2       25.8      (36.1)     (10.5)      (6.3)                   6.9        (5.6)
Earnings per share basic and     $ 44.00    $ 46.91    $(49.63)   $(19.80)   $(16.20)    $          $  2.00     $(10.60)    $
 diluted


OTHER DATA:
EBITDA(4)                        $  54.1    $  56.9    $  (8.8)   $  83.6    $ 112.0     $          $  34.1     $  53.7     $
EBITDA, as adjusted(5)           $  54.1    $  57.8    $  (4.6)   $  85.6    $ 112.9     $          $  35.5     $  63.5     $


                                                            AS OF JUNE 30, 2000
                                                           ----------------------
                                                                           AS
                                                            ACTUAL       ADJUSTED
                                                           ---------     --------
                                                               (IN MILLIONS)
BALANCE SHEET DATA:
Total assets                                               $1,208.7      $
Total borrowings                                              431.9
Redeemable cumulative preferred stock                         128.4
Total stockholders' equity                                    326.3

     As adjusted amounts give effect to the reorganization, the issuance and
sale of      shares of common stock by APBiotech in this offering at an assumed
initial public offering price of $      per share, the midpoint of the range set
forth on the cover page of this prospectus, and the application of the net proceeds of this offering, after deducting estimated underwriting discounts and commissions and offering expenses payable by us.

------------

(1) Represents financial data of Amersham Life Science, which was a fully integrated division of Nycomed Amersham prior to the formation of APBiotech.

(2) 1997 includes results of operations of Pharmacia Biotech from the date of acquisition (August 1997) and non-recurring charges related to the acquisition of $27.4 million which are included in cost of goods sold, $18.0 million in purchased in-process research and development and $14.3 million in selling, general, and administrative expenses.

(3) 1998 includes results of operations of Molecular Dynamics from the date of acquisition (September 1998) and non-recurring charges of $7.0 million which are included in cost of goods sold.

(4) EBITDA is earnings before interest, taxes, depreciation and amortization. Due to the significant acquisitions we made in 1997 and 1998, which have resulted in high levels of goodwill, we believe EBITDA is an appropriate measure for investors to consider when analyzing our business. However, EBITDA should not be considered in isolation by investors as an alternative to operating income measures, as an indicator of our operating performance or as an alternative to cash flows from operating activities as a measure of our profitability or liquidity. EBITDA measures presented in this prospectus may not be comparable to other similarly titled measures of other companies. EBITDA is not a measure of financial performance under generally accepted accounting principles. EBITDA may not be indicative of the historic operating results, nor is it meant to be predictive of potential future results.

(5) EBITDA, as adjusted consists of EBITDA as defined in (4) above, adjusted to remove non-cash compensation expense related to employee stock options. Due to the high levels of such non-cash expense related to employee stock options, we believe this measure is appropriate for investors to consider when analyzing our business. However, EBITDA, as adjusted should not be considered in isolation by investors as an alternative to operating income measures, as an indicator of our operating performance or as an alternative to cash flows from operating activities as a measure of our profitability or liquidity. EBITDA, as adjusted presented in this prospectus may not be comparable to other similarly titled measures of other companies. EBITDA, as adjusted is not a measure of financial performance under generally accepted accounting principles. EBITDA, as adjusted may not be indicative of the historic operating results, nor is it meant to be predictive of potential future results.

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. The following risks relate to our business and to the industry in which we operate, as well as the securities markets and ownership of our common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

     Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

     IF WE DO NOT KEEP UP WITH RAPID TECHNOLOGICAL CHANGE OR CONTINUE TO INTRODUCE NEW PRODUCTS, WE MAY BE UNABLE TO MAINTAIN MARKET SHARE OR RECOUP INVESTMENTS IN TECHNOLOGY.

     Technologies in the life science industry have undergone and are expected to continue to undergo rapid and significant change. We may not be able to keep pace with the rapid rate of change and introduce new products that will adequately meet the requirements of the marketplace or achieve market acceptance. If we fail to introduce new and innovative products, we could lose market share to our competitors and experience a reduction in our growth rate and damage to our business.

     Our future success will depend in large part on our ability to maintain a competitive position with respect to these technologies. We believe successful new product introductions provide a significant competitive advantage because customers make an investment of time in selecting and learning to use a new product, and are reluctant to switch to a competing product after making their initial selection. However, we or others may make rapid technological developments which could result in our technologies, products or services becoming obsolete before we are able to recover the expenses incurred to develop them.

     IF WE DO NOT SUCCESSFULLY DISTINGUISH OUR PRODUCTS AND SERVICES FROM THOSE OF OUR COMPETITORS, WE MAY BE UNABLE TO COMPETE SUCCESSFULLY TO GENERATE REVENUE GROWTH.

     Competition in the life science industry is intense, and we expect it to increase. Rapid technological change and frequent new product introductions characterize the markets we serve. For example, ultra high throughput drug screening, single nucleotide polymorphism, or SNP, analysis and proteomics are new technologies that are now widely used by researchers.

     We compete with a variety of organizations that offer or are developing products and services that are substantially similar to our products and services. Many of the organizations competing with us have significant financial and other resources to invest in new technologies, substantial intellectual property portfolios, substantial experience in new product development, regulatory expertise, manufacturing capabilities and the distribution channels to deliver products to customers. Our inability to continue developing products which distinguish us from our primary competitors could have an adverse impact on our growth.

     IF WE CANNOT ENTER INTO NEW STRATEGIC ALLIANCES OR LICENSING AGREEMENTS OR MAINTAIN THE ONES THAT WE HAVE, WE MAY BE UNABLE TO COMMERCIALIZE OUR TECHNOLOGIES AND DEVELOP NEW PRODUCTS AND SERVICES.

     Our strategy of providing products to researchers working on a variety of life sciences projects requires us to continually develop a wide spectrum of products. To generate broad product lines, we believe that it is advantageous to license technologies from the scientific community and to enter into strategic alliances in addition to our own product development efforts. As a result, our ability to license new technologies from third parties is and will continue to be critical to our ability to offer new products. A significant portion of our products are manufactured or sold using technology obtained through licensing agreements or through strategic alliances. Under our current strategy, and for the foreseeable future, we will remain dependent on licensing agreements and strategic alliances to further our business.

     We may be unable to maintain or expand existing strategic alliances or establish additional alliances or licensing arrangements necessary to continue to develop and commercialize products, and any of those arrangements may not be on terms favorable to us. In addition, our current or any future arrangements may ultimately not be successful. If we are unable to obtain or maintain any third party license required to sell or develop our products or product enhancements, we may choose to obtain substitute technology either through licensing from another third party or by developing the necessary technology ourselves. Any substitute technology may be of lower quality or may involve increased cost, either of which could adversely affect our ability to provide our products competitively and harm our business.

     We also depend on collaborators for the development and manufacture of complex instrument systems and chemicals and other materials that are used in laboratory experiments and for development of software packages for analyzing data produced by these instrument systems. We cannot control the amount and timing of resources our collaborators devote to our products. We may not be able to enter into these research collaborations and licensing agreements, which would have an adverse effect on our business. For a discussion of our existing collaborations you should read "Business -- Strategic Alliances."

     IF WE PURSUE ACQUISITIONS IN THE FUTURE, THEY MAY ABSORB SIGNIFICANT RESOURCES OR BE UNSUCCESSFUL.

     As part of our strategic alliance strategy, we may pursue acquisitions, investments and other relationships. Acquisitions may involve significant cash expenditures, debt incurrence, additional operating losses, dilutive issuances of equity securities, and expenses that could have a material adverse effect on our financial condition and results of operations. For example, to the extent that we elect to pay the purchase price for these acquisitions in shares of our stock or other equity securities, this issuance of additional shares of stock or other equity securities could be dilutive to our stockholders. Acquisitions may involve numerous other risks, including:

     - difficulties integrating acquired technologies and personnel into our business;

     -    diversion of management focus from daily operations;

     -    inability to obtain required financing on favorable terms;

     - entering new markets in which we have little or no previous experience;

     -    potential loss of key employees or customers of acquired companies;

     - inability to maintain uniform standards, controls, procedures and policies; and

     - assumption of the liabilities and exposure to unforeseen liabilities of acquired companies.

     It may be difficult for us to complete such transactions quickly and to integrate such businesses efficiently into our current business. In addition, if any transaction involves customer bases or businesses located outside the United States, the transaction will involve the risks associated with international operations. We may not be successful in overcoming these risks and our failure to overcome these risks or other problems in these transactions could have a negative impact on our business and financial condition.

     FLUCTUATIONS IN OUR OPERATING RESULTS COULD CAUSE THE PRICE OF OUR COMMON STOCK TO DROP.

     Our operating results may vary from period to period due to numerous factors, many of which are outside our control, including the amount, timing and market acceptance of new products that we or our competitors introduce. In addition, our business is subject to seasonal fluctuations due to calendar year budgeting for large capital items by customers, resulting generally in lower levels of sales in the first quarter of each year and higher levels of sales in the fourth quarter. Factors that may cause our results to vary by period include:

     -    the volume and timing of orders for our products and services;

     -    changes in the mix of our products and services offered;

     - the number, timing and significance of new products and services introduced by our competitors;

     - our ability to develop, market and introduce new and enhanced products and services on a timely basis;

     - changes in the cost, quality and availability of reagents and components required to manufacture or use our products;

     - the timing and costs of any acquisitions of businesses or technologies; and

     - the availability of commercial and government funding to researchers who use our products and services.

     Research and development costs associated with our technologies, products and services, as well as personnel costs, marketing programs and overhead account for a substantial portion of our operating expenses. We cannot adjust these expenses quickly in the short term. If our revenues decline or do not grow as anticipated, we may not be able to reduce our operating expenses accordingly. Failure to achieve anticipated levels of revenue could therefore significantly harm our operating results for a particular fiscal period. If our operating results in some quarters fail to meet the expectations of securities analysts or investors, the market price of our common stock is likely to fall.

     FOREIGN CURRENCY FLUCTUATIONS COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     Our products are currently marketed in over 120 countries throughout the world. Our international revenues, which include revenues from our subsidiaries in Europe, Japan, the Asia Pacific region and other regions outside of North America, represented approximately 60% of our net sales during the past three years. We expect that international revenues will continue to account for a significant percentage of our revenues for the foreseeable future.

     A significant portion of our business is conducted in currencies other than the U.S. dollar, which is our reporting currency. We recognize foreign currency gains or losses resulting from our operations in the period incurred. As a result, currency fluctuations between the U.S. dollar and the other currencies in which we do business have caused and will continue to cause foreign currency transaction gains and losses. We cannot predict the effects of exchange rate fluctuations on our future operating results because of the number of currencies involved, the variability of currency exposures and the potential volatility of currency exchange rates. In addition, we are subject to the legal and administrative practices related to foreign exchange in the countries where we operate, which could change. We engage in foreign exchange hedging transactions to manage our foreign currency exposure, but our hedging strategies may not adequately protect our operating results from the effects of exchange rate fluctuations.

     THE INTERNATIONAL SCOPE OF OUR OPERATIONS MAY AFFECT OUR BUSINESS.

     We face a number of risks because we conduct an international business, including:

     - exposure to general economic and political conditions in the markets in which we operate;

     -    potential increased costs associated with overlapping tax structures;

     -    potential trade restrictions and exchange controls;

     - more limited protection for intellectual property rights in some countries;

     - difficulties and costs associated with staffing and managing foreign operations;

     -    uncertain effects of the movement in Europe to a unified currency;

     -    unexpected changes in regulatory requirements;

     - difficulties in complying with a wide variety of foreign laws and regulations;

     -    longer accounts receivable cycles in some foreign countries; and

     -    import and export licensing requirements.

     Our inability to manage these risks could reduce our ability to offer our products and services and generate revenues in the manner we expect.

     IF PRODUCT LIABILITY CLAIMS ARE BROUGHT AGAINST US, THEY COULD ADVERSELY AFFECT OUR BUSINESS.

     We manufacture products that some of our customers use in the manufacture of therapeutic products. This may expose us to potential secondary product liability claims that arise out of the manufacture and sale of products used in the testing, manufacturing, marketing and sale of therapeutic products. Our general product liability insurance may not be sufficient to provide us with adequate coverage against product liability claims. A product liability claim or recall of a therapeutic product that contains our products could have a material adverse effect on our business.

     WE MAY NEED TO RAISE ADDITIONAL FUNDS IN THE FUTURE.

     We believe that the net proceeds of this offering, together with existing cash and marketable securities, anticipated cash flow from operations and financing from Nycomed Amersham will be sufficient to fund our current plans to expand our business. However, we may choose to accelerate our entry into new businesses, in response to competitive pressures or otherwise, or to invest in new technologies, or we may choose to raise additional capital due to market conditions or strategic considerations even if we have sufficient funds for our current operating plan. This additional financing may not be available when needed, or, if available, may not be available on favorable terms. In addition, Pharmacia has a veto right on our ability to issue new equity securities until April 1, 2002. Failure to obtain additional financing, should the need for it develop, could result in the delay or abandonment of any expansion of our business. In addition, if we incur additional indebtedness, we may be subject to restrictive financial covenants and the risk of increased leverage. If we obtain additional financing through additional public or private equity offerings, existing shareholders may suffer dilution.

RISKS RELATED TO OUR INDUSTRY

     USE OF GENOMICS INFORMATION TO DEVELOP OR COMMERCIALIZE PRODUCTS IS
UNPROVEN.

     The development of new drugs and the diagnosis of disease based on genomic information is unproven. Few therapeutic or diagnostic products based on genomic discoveries have been developed and commercialized and, to date, no one has developed or commercialized any therapeutic or diagnostic products based on our genomic technologies. If our customers are unsuccessful in developing and commercializing products based on our products or services, we and our customers may be unable to generate sufficient revenues and our business may suffer as a result. Development of genomics-based products will be subject to risks of failure, in that such products:

     -    may be found to be toxic;

     -    may be ineffective;

     -    may fail to receive regulatory approvals;

     - may fail to be developed prior to the successful marketing of similar products by competitors; or

     -    may infringe on proprietary rights of third parties.

     IF ETHICAL AND OTHER CONCERNS SURROUNDING THE USE OF GENETIC INFORMATION BECOME WIDESPREAD, THERE MAY BE LESS DEMAND FOR OUR KEY PRODUCTS.

     Genetic testing has raised ethical issues regarding confidentiality and the appropriate use of the resulting information. For these reasons, governmental authorities may call for limits on, or regulation of, the use of genetic testing, or they may prohibit testing for genetic predisposition to certain conditions, particularly for those that have no known cure. The development of products based on the use of genetic information represents a significant market opportunity for our Drug discovery business. Any of the scenarios mentioned above could reduce the potential market for our products, which could seriously harm our business.

     REDUCTIONS IN RESEARCH AND DEVELOPMENT BUDGETS, CAPITAL SPENDING POLICIES AND GOVERNMENT FUNDING MAY ADVERSELY IMPACT OUR SALES.

     A significant portion of our products are capital purchases for our customers. Our customers include pharmaceutical, biotechnology and agrochemical companies, research institutes, universities and medical research centers. Fluctuations in the research and development budgets or capital spending policies of these organizations could have a significant effect on the demand for our products. Research and development budgets and capital spending policies fluctuate due to changes in available resources, spending priorities and institutional budgetary policies. Our business could be seriously damaged by any significant decrease in life sciences research and development expenditures by pharmaceutical and biotechnology companies, academic institutions or government and private laboratories.

     A significant portion of our sales are to researchers, universities, government laboratories and private foundations whose funding is dependent upon both the level and timing of funding from government sources. Also, a portion of our direct revenues comes from the National Institutes of Health, or NIH, Small Business Innovation Research grant fund. As a result, the timing and amount of revenues from these sources may vary significantly due to factors that can be difficult to foresee. Although the level of research funding has increased during the past several years, grants have, in the past, been frozen for extended periods or have otherwise become unavailable to various institutions without advance notice. Government funding of research and development is subject to the political process, which is inherently unpredictable. Also, government proposals aiming to reduce or eliminate budgetary deficits have sometimes included reduced allocations to the NIH and other government agencies that fund research and development activities. If researchers were not able to obtain, for any extended period, government funding necessary to purchase our products or if there is a decrease in overall research funding, it would adversely affect our business.

RISKS RELATED TO OUR INTELLECTUAL PROPERTY

     THE SCOPE OF OUR ISSUED PATENTS MAY NOT PROVIDE US WITH ADEQUATE PROTECTION OF OUR INTELLECTUAL PROPERTY, WHICH WOULD HARM OUR COMPETITIVE POSITION.

     Any issued patents that cover our proprietary technologies may not provide us with substantial protection or be commercially beneficial to us. The issuance of a patent is not conclusive as to its validity or its enforceability. The United States federal courts or equivalent national courts or patent offices elsewhere may invalidate our patents. In addition, third parties may have patents of their own which could, if asserted, prevent us from protecting the patented technologies we use in our business. Competitors may also be able to design around our patents. If we are unable to protect our patented technologies, we may not be able to commercialize our technologies, products or services and our competitors could commercialize our technologies.

     WE ARE INVOLVED IN PENDING INTELLECTUAL PROPERTY DISPUTES AND MAY IN THE FUTURE BECOME INVOLVED IN SIMILAR DISPUTES REGARDING OUR PATENTS AND OTHER INTELLECTUAL PROPERTY RIGHTS, WHICH COULD RESULT IN THE FORFEITURE OF THESE RIGHTS, EXPOSE US TO SIGNIFICANT LIABILITY AND DIVERT MANAGEMENT'S FOCUS.

     In order to protect or enforce our patent rights, we may need to initiate patent litigation against third parties. In addition, we have been sued by third parties alleging that we are infringing their intellectual property rights. These lawsuits could be expensive, take significant time, and divert management's focus from other business concerns. These lawsuits could result in the invalidation or a limitation in the scope of our patents or forfeiture of the rights associated with our patents. In addition, we may not prevail or a court may find damages or award other remedies in favor of our opposing party in any of these suits. During the course of these suits, there may be public announcements of the results of hearings, motions and other interim proceedings or developments in the litigation. Securities analysts or investors may perceive these announcements to be negative, which could cause the market price of our stock to decline.

     We are currently involved in litigation with the PE Biosystems Group and the Celera Genomics Group of PE Corporation regarding the infringement of several patents. You should read "Business -- Legal Proceedings" for a description of this litigation. We may not be successful in this litigation. An adverse determination in, or settlement of this litigation could involve the payment of significant monetary damages by us or could include terms in addition to payment, such as a redesign of some of our products. These lawsuits, which have been continuing for some time, are costly and will continue to require the attention of some members of our management. Further, the existence of these suits may damage our reputation and cause customers or potential customers to question our ability to manufacture and deliver our products.

     Many of our products are based on complex, rapidly-developing technologies. These products could be developed without knowledge of previously filed but unpublished patent applications that cover some aspect of these technologies. Our industry has experienced intensive enforcement of intellectual property rights by litigation and licensing. If we are found to be infringing the intellectual property of others, we could be required to stop the infringing activity, or we may be required to design around or license the intellectual property in question. If we are unable to obtain a required license on acceptable terms, or are unable to design around any third party patent, we may be unable to sell some of our products and services, which could result in reduced revenue.

     OTHER RIGHTS AND MEASURES THAT WE RELY UPON TO PROTECT OUR INTELLECTUAL PROPERTY MAY NOT BE ADEQUATE TO PROTECT OUR PRODUCTS AND SERVICES AND COULD AFFECT OUR ABILITY TO COMPETE.

     In addition to patents, we rely on a combination of trade secrets, copyrights and trademarks, nondisclosure agreements and other contractual provisions and technical measures to protect our intellectual property rights. While we require employees, collaborators, consultants and other third parties to enter into confidentiality agreements where appropriate, any of the following could still occur:

     -    the agreements may be breached;

     -    we may have inadequate remedies for any breach; or

     - others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose such technologies.

     Monitoring the unauthorized use of our technology is difficult, and the steps we have taken may not prevent unauthorized use of our technology. The disclosure or misappropriation of our intellectual property for any of the above reasons could harm our ability to protect our rights and our competitive position.

RISKS RELATED TO THIS OFFERING AND THE COMMON STOCK

     NYCOMED AMERSHAM AND PHARMACIA, OUR PRINCIPAL SHAREHOLDERS, MAY HAVE INTERESTS THAT ARE ADVERSE TO YOURS.

     After the completion of this offering, our two principal shareholders, Nycomed Amersham and Pharmacia, will each control approximately 45% of our outstanding voting stock. Nycomed Amersham may in the future, through arrangements with Pharmacia, acquire additional shares of our common stock which could result in it holding more than a majority of our shares. Nycomed Amersham and Pharmacia will control the outcome of actions requiring the approval of our shareholders and each will also be able to block those actions, because our bylaws require shareholders voting two-thirds of our outstanding shares to approve activities requiring shareholder approval. Our bylaws also provide, subject to Nycomed Amersham and Pharmacia maintaining specified ownership levels, that the composition of our board of directors will consist of six directors appointed by Nycomed Amersham, two directors appointed by Pharmacia and three independent directors. Nycomed Amersham will continue to consolidate us in its group through its control of our board of directors. Nycomed Amersham intends to continue to allow our current management to conduct our business and operations as we have done in the past, but could institute a new business plan in the future. Pharmacia also has a veto right on our ability to issue new equity securities until April 1, 2002. In addition, through several intra-group facilities and a letter of support, as well as the committed loan facility into which we intend to enter after the completion of this offering, Nycomed Amersham and Pharmacia are our major creditors and will remain so after this offering. The interests of Nycomed Amersham and Pharmacia may conflict with the interests of other holders of common stock. See "Relationship with Nycomed Amersham and Pharmacia."

     Our certificate of incorporation includes provisions relating to competition by Nycomed Amersham and Pharmacia with us, allocations of corporate opportunities and provisions limiting the liability of our directors. Our certificate of incorporation provides that any person purchasing or acquiring an interest in shares of our capital stock will be deemed to have consented to the provisions in the certificate of incorporation relating to competition with Nycomed Amersham and Pharmacia, conflicts of interest, corporate opportunities and intercompany agreements. This consent may restrict a shareholder's ability to challenge transactions carried out in compliance with these provisions. Our directors and/or officers who are also directors and/or officers of Nycomed Amersham and Pharmacia may choose to take action that might not be viewed as favorable to us in reliance on those provisions.

     ANTI-TAKEOVER MEASURES COULD DELAY OR PREVENT A CHANGE IN CONTROL OF APBIOTECH, WHICH COULD CAUSE THE SHARE PRICE OF OUR COMMON STOCK TO DROP.

     Our certificate of incorporation, bylaws, Delaware law and arrangements between our principal shareholders will make it substantially more difficult for a third party to acquire control of APBiotech without the approval of our board of directors. These provisions could discourage potential takeover attempts that our other shareholders consider to be in their best interest and could adversely affect the market price of our common stock. For more information, you should read "Description of Capital Stock -- Certain Provisions of APBiotech's Certificate of Incorporation and Bylaws" and " -- Certain Anti-Takeover Effects of Delaware Law."

     YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT IF THE MARKET PRICE OF OUR COMMON STOCK FALLS BELOW THE INITIAL PUBLIC OFFERING PRICE.

     Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations between us and the underwriters. The initial public offering price may bear no relationship to the price at which the common stock will trade after the completion of this offering. An active or liquid public market for our common stock may not develop or be sustained after this offering, and the market price could fall below the initial public offering price. As a result, you could lose all or part of your investment.

     The trading price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including:

     -    actual or anticipated fluctuations in our operating results;

     - changes in expectations as to our future financial performance or changes in financial estimates of market analysts;

     - the operating and stock price performance of other comparable companies;

     - conditions or trends in the biotechnology, pharmaceutical and genomics industries;

     - announcements by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

     - announcements of technological innovations or new commercial products by us or our competitors;

     -    developments concerning proprietary rights, including patents;

     -    regulatory developments in the United States and foreign countries;

     -    public concern as to the safety of biotechnology products; and

     -    additions or departures of key personnel.

     In addition, the stock market in general, the Nasdaq National Market and the market for biotechnology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. These broad market and industry factors may significantly affect the market price of our common stock, regardless of our operating performance. You should read the "Underwriters" section for a more complete discussion of the factors to be considered in determining the initial public offering price.

     YOU WILL SUSTAIN SUBSTANTIAL DILUTION OF THE NET TANGIBLE BOOK VALUE OF THE COMMON STOCK YOU PURCHASE IN THIS OFFERING.

     The initial public offering price is substantially higher than the net tangible book value per share of the outstanding common stock immediately after this offering. Accordingly, if you purchase common stock in this offering, you will incur immediate dilution of approximately $ in the net tangible book value per share of common stock from the price you pay for the common stock. For additional information you should read "Dilution."

     ABSENCE OF DIVIDENDS COULD REDUCE OUR ATTRACTIVENESS TO INVESTORS.

     Some investors favor companies that pay dividends, particularly during market downturns. We currently intend to retain any future earnings for funding growth and, therefore, we do not anticipate paying cash dividends on our common stock in the foreseeable future. Because we may not pay dividends, your return on this investment likely depends on your selling our stock at a profit. For additional information, you should read "Dividends."

     FUTURE SALES BY OUR PRINCIPAL SHAREHOLDERS MAY ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS.

     Sales of a substantial number of shares of our common stock in the public market following this offering could adversely affect the market price of our common stock. Any adverse impact on our share price may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable, or at all.

     We, Nycomed Amersham, Pharmacia and our directors and officers have agreed, pursuant to lock-up agreements, not to sell any shares of common stock for a period of 180 days after the date of this prospectus without the prior written consent of the underwriters.

     180 days after the date of the reorganization, Nycomed Amersham and Pharmacia will be entitled to registration rights with respect to the shares of our common stock held by them. Upon registration, these shares may be freely sold in the public market. You should read "Shares Eligible for Future Sale" for more information.

                           FORWARD-LOOKING STATEMENTS

     Some of the information in this prospectus including the above "Risk Factors" section, contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate," "project," and "continue" or similar words. You should read statements that contain these words carefully because they:

     -    discuss our future expectations;

     - contain projections of our future results of operations or of our financial condition;

     -    state other "forward-looking" information.

     We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors listed above, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, operating results and financial condition. Except as otherwise required by federal securities laws, we have no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, changed circumstances or any other reason after the date of this prospectus.

                                 USE OF PROCEEDS

     We will receive net proceeds from this offering of about $    million, or
about $    million if the underwriters exercise their over-allotment option in full. We will use a portion of the proceeds for general corporate purposes,
primarily to fund our operations. Approximately $    million will be used to
repay indebtedness owed to Nycomed Amersham, at an average interest rate of    .
To date and for the foreseeable future, we have received and expect to continue to receive funding for our operations through intercompany loans from Nycomed Amersham. Any remaining proceeds will be deposited with Nycomed Amersham on market terms, available to us on demand when needed for the operation of our business, which may include the making of acquisitions or investments in complementary technologies, products or businesses. Except as otherwise disclosed in this prospectus, we currently do not have any material commitments or agreements for any acquisitions or investments.

                                    DIVIDENDS

     We have never declared or paid any cash dividends on our capital stock. We do not anticipate that our policy will change when our shares become publicly traded. We currently anticipate that we will retain all available funds for use in the operation and expansion of our business, and do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth our cash and cash equivalents, short-term debt and our total capitalization as of June 30, 2000, as adjusted to reflect the reorganization and as further adjusted to give effect to our sale of shares of common stock in this offering at an assumed initial public offering price of
$    per share. Our actual long-term debt includes $    million of indebtedness
owed to Nycomed Amersham. When adjusted for the reorganization and this
offering, our long-term debt will include $    million of indebtedness owed to
Nycomed Amersham. This table should be read in conjunction with the consolidated financial statements and notes to those financial statements appearing elsewhere in this prospectus.


                                                                                  AS OF JUNE 30, 2000
                                                                        ----------------------------------------
                                                                                      AS ADJUSTED    AS ADJUSTED
                                                                                        FOR THE        FOR THIS
                                                                        ACTUAL      REORGANIZATION    OFFERING
                                                                        --------    --------------    ----------
                                                                            (IN MILLIONS, EXCEPT SHARE DATA)
Cash and cash equivalents ..........................................    $  27.5
Short-term debt ....................................................      418.3
                                                                        =======        ========       =======
Long-term debt .....................................................       13.6
Redeemable cumulative preferred stock, $1.62 par value per share,
   67,916,327 shares issued and outstanding ........................      128.4
Stockholders' equity:
   Common stock, $1.62 par value per share, 1,000,000 shares
   authorized, issued and outstanding ..............................        1.6
   Common stock, $      par value per shares authorized;
   shares outstanding, actual; shares outstanding, as adjusted .....         --
   Class B common stock, $      par value per shares
   authorized;        shares outstanding, actual;        shares
   outstanding, as adjusted ........................................         --
   Additional paid-in capital ......................................      448.1
Retained deficit ...................................................     (106.8)
Unearned compensation expense ......................................      (11.7)
Accumulated other comprehensive (loss) .............................       (4.9)
                                                                        -------
   Total stockholders' equity ......................................      326.3                       $
                                                                        -------        --------       -------
     Total capitalization ..........................................    $ 468.3        $              $
                                                                        =======        ========       =======

                                    DILUTION

     Our pro forma net tangible book value (deficit) as of June 30, 2000 was
$(   ), or $(    ) per share of common stock. Pro forma net tangible book value per share is determined by dividing our tangible net worth, total assets less total liabilities, by the aggregate number of shares of common stock outstanding. After giving effect to the reorganization and our sale of the shares of common stock in this offering, at an assumed initial public offering
price of $    per share, and the receipt and application of the net proceeds from this offering, our pro forma net tangible book value at June 30, 2000
would have been $    or $   per share. This represents an immediate increase in
pro forma net tangible book value to existing shareholders of $ per share and
an immediate dilution to new investors of $    per share. The following table
illustrates this per share dilution:

Assumed initial public offering price ................................................      $
   Pro forma net tangible book value deficit per share as of June 30, 2000 ...........
   Increase in pro forma net tangible book value per share
   attributable to this offering .....................................................
Pro forma net tangible book value per share after offering ...........................
                                                                                            ----------
Dilution in the pro forma net tangible book value per share to new investors .........      $
                                                                                            ==========

     The following table sets forth, on a pro forma basis, as of June 30, 2000, the number of shares of common stock purchased, the total consideration paid, or to be paid, and the average price per share paid, or to be paid, by our existing shareholders and by the new investors in this offering, at an assumed initial public offering price of $ per share, before deducting estimated underwriting discounts and commissions and offering expenses payable by us:

                                                  SHARES PURCHASED            TOTAL CONSIDERATION          AVERAGE
                                                ---------------------       ---------------------           PRICE
                                                  NUMBER        %           AMOUNT ($)      %            PER SHARE ($)
                                                ---------   ---------       ----------   --------        -------------
Existing shareholders ........................                      %       $                    %
New investors ................................
                                                ---------   ---------       ----------   --------
Total ........................................                    100%      $                 100%

     The foregoing tables assume no exercise of the underwriters' over-allotment option.

               UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

     The unaudited pro forma condensed financial statements set forth below consist of an unaudited pro forma condensed balance sheet as of June 30, 2000 and an unaudited pro forma condensed statement of operations for the year ended December 31, 1999 and the six months ended June 30, 2000.

     The unaudited pro forma condensed balance sheet has been prepared assuming that Nycomed Amersham and Pharmacia have made an additional capital contribution to us of $151 million, the proceeds of which we used to repay a portion of the amounts due under the uncommitted credit facility with Nycomed Amersham, and that the 8% redeemable cumulative preferred stock, all of which is held by Nycomed Amersham and Pharmacia, have been converted into shares of our common stock. The "Pro Forma As Adjusted" amounts assume that Nycomed Amersham and Pharmacia, except for its German subsidiary's retained interest in APBiotech Ltd, have converted their interests in APBiotech Ltd. into interests in APBiotech Inc and that APBiotech Inc has issued a 20-year note to Nycomed Amersham in an amount equivalent to the expected net proceeds from this offering. The "Pro Forma As Adjusted" amounts do not include the effect of this offering or the use of proceeds from this offering.

     The unaudited pro forma condensed statements of operations have been prepared assuming that the additional capital contribution from Nycomed Amersham and Pharmacia, the conversion of our 8% redeemable cumulative preferred stock, and the remainder of the reorganization occurred on January 1, 1999.

     The unaudited pro forma condensed balance sheet is not intended to represent what our financial position would have been had these events occurred on June 30, 2000, or to project our financial position for any future date. Similarly, the unaudited pro forma condensed statements of operations are not intended to represent what our operating results would actually have been for the periods indicated or to project our operating results for any future period. The pro forma adjustments are based on currently available information and certain assumptions that our management believes are reasonable. These unaudited pro forma condensed financial statements should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes included in this prospectus.

                  UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

                              As of June 30, 2000


                                                     ADJUSTMENTS                                        ADJUSTMENTS         PRO
                                                        FOR          ADJUSTMENTS FOR                     FOR THE            FORMA
                                                      CAPITAL        PREFERRED STOCK                   REMAINDER OF THE      AS
                                        ACTUAL       CONTRIBUTION    CONVERSION          PRO FORMA    REORGANIZATION      ADJUSTED
                                    ------------     ------------    ---------------     ---------    -----------------   --------
                                                                      (IN MILLIONS)
Assets:
 Current assets:
  Cash and cash equivalents ...     $     27.5        $   --          $   --             $     27.5        $   --         $  --
  Amounts receivable ..........          207.5            --              --                  207.5            --            --
  Inventories .................          125.6            --              --                  125.6            --            --
  Other current assets ........           81.2            --              --                   81.2            --            --
                                    ----------        --------        --------           ----------        -------        ------
 Total current assets .........          441.8            --              --                  441.8            --            --

  Property, plant, and ........          230.3            --              --                  230.3            --            --
   equipment, net
  Intangible assets, net ......          493.6            --              --                  493.6            --            --
  Other non-current assets ....           43.0            --              --                   43.0            --            --
                                    ----------        --------        --------           ----------        -------        ------
 Total assets .................     $  1,208.7        $   --          $   --             $  1,208.7        $   --         $  --
                                    ==========        ========        ========           ==========        =======        ======
Liabilities and Stockholders'
Equity:
 Current liabilities:
  Short-term debt .............     $    418.3        $ (151.0)(A)        --             $    267.3        $   --         $  --
  Accounts payable ............           39.6            --              --                   39.6            --            --
  Accrued expenses ............           87.6            --              --                   87.6            --            --
  Other current liabilities ...           71.2            --              --                   71.2            --            --
                                    ----------        --------        --------           ----------        -------        ------
Total current liabilities .....          616.7          (151.0)           --                  465.7            --            --

  Long-term debt ..............           13.6            --              --                   13.6            --(C)         --
  Employee benefit
   obligations ................           58.9            --              --                   58.9            --            --

  Other non-current
   liabilities ................           64.8            --              --                   64.8            --(C)         --
                                    ----------        --------        --------           ----------        -------        ------
Total liabilities .............          754.0          (151.0)           --                  603.0            --            --

Convertible preferred stock ...          128.4            --            (128.4)(B)             --              --            --

Stockholders' equity:
  Common stock and additional
   paid-in capital ............          449.7           151.0(A)        128.4 (B)            729.1            --(C)         --
  Retained deficit ............         (106.8)           --              --                 (106.8)           --            --
  Unearned compensation
   expense ....................          (11.7)                                               (11.7)

Accumulated other
 comprehensive income (loss) ..           (4.9)           --              --                   (4.9)           --            --
                                    ----------        --------        --------           ----------        -------        ------
Total stockholders' equity ....          326.3           151.0           128.4                605.7            --            --

Total liabilities and
  stockholders' equity ........     $  1,208.7        $   --          $   --             $  1,208.7        $   --         $  --
                                    ==========        ========        ========           ==========        =======        ======

                   UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                         SIX MONTHS ENDED JUNE 30, 2000


                                                     ADJUSTMENTS                                        ADJUSTMENTS         PRO
                                                        FOR          ADJUSTMENTS FOR                     FOR THE            FORMA
                                                      CAPITAL        PREFERRED STOCK                   REMAINDER OF THE      AS
                                        ACTUAL       CONTRIBUTION    CONVERSION          PRO FORMA    REORGANIZATION      ADJUSTED
                                    ------------     ------------    ---------------     ---------    -----------------   --------
                                                            (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Net sales ...................         $   449.2        $ --             $    --         $  449.2        $     --         $   --
Cost of goods sold ..........            (194.1)         --                  --           (194.1)             --             --
                                      ---------        ------           -------         --------        ---------        ------
  Gross profit ..............             255.1          --                  --            255.1              --             --
Selling, general and
  administrative expenses ...            (186.1)         --                  --           (186.1)             --             --
Research and development
  expenses ..................             (60.0)         --                  --            (60.0)             --             --
Other operating income
  (expense), net ............               3.1          --                  --              3.1              --             --
                                      ---------        ------           -------         --------        ---------        ------
  Operating income ..........              12.1          --                  --             12.1              --             --
Interest income .............               0.8          --                  --              0.8              --             --
Interest expense ............             (13.8)          3.9(D)             --             (9.9)             --(F)          --
                                      ---------        ------           -------         --------        ---------        ------
Income before taxes and
  minority interest .........              (0.9)          3.9                --              3.0              --             --
Minority interest, net of
  tax .......................              (0.2)         --                  --             (0.2)             --(G)          --
Provision for income taxes ..              (4.5)         (1.4)(E)            --             (5.9)             --(H)          --
                                      ---------        ------           -------         --------        ---------        ------
Net income ..................         $    (5.6)       $  2.5           $    --         $   (3.1)       $     --         $   --
                                      ==========       ======           =======         ========        =========        ======
Earnings per share basic and
   diluted ..................         $   (10.60)        --                  --         $   --                --         $   --
                                      ==========       ======           =======         ========        =========        ======

                   UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999


                                                     ADJUSTMENTS                                        ADJUSTMENTS         PRO
                                                        FOR          ADJUSTMENTS FOR                     FOR THE            FORMA
                                                      CAPITAL        PREFERRED STOCK                   REMAINDER OF THE      AS
                                        ACTUAL       CONTRIBUTION    CONVERSION          PRO FORMA    REORGANIZATION      ADJUSTED
                                    ------------     ------------    ---------------     ---------    -----------------   --------
                                                            (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Net sales ...................         $   864.1        $ --             $ --            $  864.1        $  --               $ --
Cost of goods sold ..........            (387.0)         --               --              (387.0)          --                 --
                                      ----------       ------           ------          --------        ------              ------
   Gross profit .............             447.1          --               --               447.1           --                 --

Selling, general and
  administrative expenses ...            (354.1)         --               --              (354.1)          --                 --
Research and development
  expenses ..................             (89.6)         --               --               (89.6)          --                 --
Other operating income
  (expense), net ............              (1.2)         --               --                (1.2)          --                 --
                                      ----------       ------           ------          --------        ------              ------
  Operating income ..........              32.2          --               --                32.2           --                 --

Interest income .............               3.2          --               --                 3.2           --                 --
Interest expense ............             (24.1)          8.1(I)          --               (16.0)          --(K)              --
                                      ----------       ------           ------          --------        ------              ------
Income before taxes and
   minority interest ........              11.3           8.1             --                19.4           --                 --

Minority interest, net
 of tax .....................              (0.5)         --               --                (0.5)          --(L)              --
Provision for income taxes ..             (17.1)         (2.8)(J)         --               (19.9)          --(M)              --
                                      ----------       ------           ------          --------        ------              ------
Net income (loss) ...........         $    (6.3)       $  5.3           $ --            $   (1.0)       $  --               $ --
                                      ==========       ======           ======          ========        ======              ======
Earnings per share basic and
  diluted ...................         $   (16.20)        --               --            $   --             --               $ --
                                      ==========                                        ========                            =======

           NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

(A) Reflects an additional capital contribution of $151 million from Nycomed Amersham ($83 million) and Pharmacia ($68 million) and the use of those proceeds to repay amounts due under the existing uncommitted credit facility with Nycomed Amersham.

(B) Reflects the conversion of all outstanding 8% redeemable convertible preferred stock, including accrued dividends, all of which is held by Nycomed Amersham ($70.6 million) and Pharmacia ($57.8 million).

(C) Reflects the exchange by Pharmacia of a 39.4% interest in APBiotech Ltd. for a 39.4% interest in APBiotech Inc, the exchange by Nycomed Amersham of a 55% interest in APBiotech Ltd. for a 45% interest in APBiotech Inc, the issuance by APBiotech Inc of a 20 year note with a principal amount of
      $     to Nycomed Amersham, and the establishment of minority interest for the 5.6% direct interest in APBiotech Ltd. retained by Pharmacia's German subsidiary. The aggregate amount of the notes was determined based on the
      expected net proceeds of this offering of $      , assuming the mid-point
      of the offering range. The minority interest was determined using 5.6% of APBiotech Ltd.'s retained deficit.

(D) Reflects the reduction in interest on existing debt outstanding under the uncommitted credit facility with Nycomed Amersham as if the proceeds from the additional capital contribution in (A) above had been received on January 1, 1999. The interest savings were computed using the $151 million in proceeds at the average borrowing rate of 5.2% for the first six months of 2000 under the Nycomed Amersham facility. The effect of a 0.125% change in the interest rate would be a change in the adjustment to interest expense of $0.1 million.

(E) Reflects incremental tax on the higher pre-tax income as a result of the reduced interest expense in (C) above. The additional tax expense was computed using the interest savings of $3.8 million at the federal statutory tax rate of 35%.

(F)   Reflects interest expense on the long-term notes issued to Nycomed
      Amersham computed using the expected proceeds of $     , based on the
      mid-point of the range, and a blended average interest rate of   %, based
      on the terms of the notes and APBiotech Inc's credit rating. The effect of a 0.125% change in the blended average interest rate would be a change in
      the adjustment to interest expense of $     .

(G) Reflects the minority interest for the 5.6% interest in APBiotech Ltd. held directly by Pharmacia's German subsidiary.

(H) Reflects a reduction in tax expense due to lower pre-tax income as a result of the additional interest expense in (F) above. The reduction in
      tax expense was computed using the interest expense of $      at the U.S.
      federal statutory tax rate of 35%.

(I) Reflects the reduction in interest on existing debt outstanding under the uncommitted credit facility with Nycomed Amersham as if the proceeds from the additional capital contribution in (A) above had been received on January 1, 1999. The interest savings were computed using the $151 million in proceeds at the average borrowing rate of 5.4% for 1999 under the Nycomed Amersham facility. The effect of a 0.125% change in the interest rate would be a change in the adjustment to interest expense of $0.2 million.

(J) Reflects incremental tax on the higher pre-tax income as a result of the reduced interest expense in (C) above. The additional tax expense was computed using the interest savings of $8.1 million at the federal statutory tax rate of 35%.

(K)   Reflects interest expense on the long-term notes issued to Nycomed
      Amersham computed using the expected proceeds of $      , based on the
      mid-point of the range, and a blended average interest rate of    %, based
      on the terms of the
      notes and APBiotech Inc's credit rating. The effect of a 0.125% change in the blended average interest rate would be a change in the adjustment to
      interest expense of $     .

(L) Reflects the minority interest for the 5.6% interest in APBiotech Ltd. held directly by Pharmacia's German subsidiary.

(M) Reflects a reduction in tax expense due to lower pre-tax income as a result of the additional interest expense in (K) above. The reduction in
      tax expense was computed using the interest expense of $     at the U.S.
      federal statutory tax rate of 35%.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following summary consolidated financial data of APBiotech Ltd. as of December 31, 1998 and 1999, and as of and for the nine months ended December 31, 1997 and the years ended December 31, 1998 and 1999 have been derived from consolidated financial statements, included in this prospectus. The consolidated financial statements have been audited by PricewaterhouseCoopers LLP, independent accountants. The summary consolidated financial data of Amersham Life Science, a predecessor to APBiotech Ltd, as of and for the twelve months ended March 31, 1996 and 1997, have been derived from unaudited consolidated financial statements. The summary historical consolidated financial data of APBiotech Ltd. as of June 30, 2000 and as of and for the six months ended June 30, 1999 and 2000, have been derived from unaudited interim consolidated financial statements, which, in our opinion, reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of our results of operations for the unaudited interim periods. Results for the six months ended June 30, 2000 are not necessarily indicative of results that may be expected for the entire year. The financial data set forth below should be read together with "Unaudited Pro Forma Condensed Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes included in this prospectus.

                                         TWELVE MONTHS        NINE MONTHS       YEAR ENDED          SIX MONTHS ENDED
                                             ENDED              ENDED           DECEMBER                 JUNE
                                           MARCH 31,          DECEMBER 31,         31,                    30,
                                       ---------------------  ------------   ------------------     -------------------
                                       1996(1)       1997(1)     1997(2)     1998(3)      1999       1999        2000
                                       ---------    -------   ------------   -------   --------     --------    -------
                                          (UNAUDITED)      (IN MILLIONS, EXCEPT PER SHARE DATA)      (UNAUDITED)
STATEMENTS OF INCOME DATA:
Net sales ..........................    $ 244.9     $ 260.0     $ 374.2     $ 729.4     $ 864.1     $ 375.9     $ 449.2
Research and development expenses ..      (20.4)      (20.5)      (32.8)      (67.9)      (89.6)      (42.3)      (56.8)
Operating income (loss) ............       41.8        44.4       (36.3)       18.0        32.2        (2.9)       12.1
Net income (loss) ..................       24.2        25.8       (36.1)      (10.5)       (6.3)        6.9        (5.6)
Earnings per share basic and
 diluted ...........................    $ 44.00     $ 46.91     $(49.63)    $(19.80)    $(16.20)    $  2.00     $(10.60)

OTHER DATA:
EBITDA(4) ..........................    $  54.1     $  56.9     $  (8.8)    $  83.6     $ 112.0     $  34.1     $  53.7
EBITDA, as adjusted(5) .............    $  54.1     $  57.8     $  (4.6)    $  85.6     $ 112.9     $  35.5     $  63.5

                                          AS OF MARCH 31,         AS OF DECEMBER 31,           AS OF JUNE 30,
                                          ---------------    --------------------------------  -------------
                                          1996       1997      1997      1998        1999          2000
                                         --------  --------  --------  ----------  ----------  -------------
                                            (UNAUDITED)             (IN MILLIONS)              (UNAUDITED)
BALANCE SHEET DATA:
Total assets ........................    $  229.3  $  246.7  $  908.5  $  1,226.2  $  1,249.3  $  1,208.7
Total borrowings ....................         9.9      10.3     152.3       370.2       410.3       431.9
Redeemable cumulative preferred
  stock .............................        --        --       115.7       125.7       132.5       128.4
Total stockholders' equity ..........       144.6     165.4     366.3       341.0       335.3       326.3


--------------

(1) Represents financial data of Amersham Life Science, which was a fully integrated division of Nycomed Amersham prior to the formation of APBiotech.

(2) 1997 includes results of operations of Pharmacia Biotech from the date of acquisition (August 1997) and non-recurring charges related to the acquisition of $27.4 million which are included in cost of goods sold, $18.0 million in purchased in-process research and development and $14.3 million in selling, general, and administrative expenses.

(3) 1998 includes results of operations of Molecular Dynamics from the date of acquisition (September 1998) and non-recurring charges of $7.0 million which are included in cost of goods sold.

(4) EBITDA is earnings before interest, taxes, depreciation and amortization. Due to the significant acquisitions we made in 1997 and 1998, which have resulted in high levels of goodwill, we believe EBITDA is an appropriate measure for investors to consider when analyzing our business. However, EBITDA should not be considered in isolation by investors as an alternative to operating income measures, as an indicator of our operating performance or as an alternative to cash flows from operating activities as a measure of our profitability or liquidity. EBITDA measures presented in this prospectus may not be comparable to other similarly titled measures of other companies. EBITDA is not a measure of financial performance under generally accepted accounting principles. EBITDA may not be indicative of the historic operating results, nor is it meant to be predictive of potential future results.

(5) EBITDA, as adjusted consists of EBITDA as defined in (4) above, adjusted to remove non-cash compensation expense related to employee stock options. Due to the high levels of such non-cash expense related to employee stock options, we believe this measure is appropriate for investors to consider when analyzing our business. However, EBITDA, as adjusted should not be considered in isolation by investors as an alternative to operating income measures, as an indicator of our operating performance or as an alternative to cash flows from operating activities as a measure of our profitability or liquidity. EBITDA, as adjusted presented in this prospectus may not be comparable to other similarly titled measures of other companies. EBITDA, as adjusted is not a measure of financial performance under generally accepted accounting principles. EBITDA, as adjusted may not be indicative of the historic operating results, nor is it meant to be predictive of potential future results.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS.

     The following management's discussion and analysis should be read with the "Selected Consolidated Financial Data" and our consolidated financial statements and related notes included elsewhere in this prospectus. The discussion in this prospectus contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. The cautionary statements made in this prospectus should be read as applying to all related forward-looking statements wherever they appear in this prospectus. Our actual results could differ materially from those discussed here. Factors that could cause or contribute to these differences include those discussed in "Risk Factors," as well as those discussed elsewhere.

OVERVIEW

   COMPANY BACKGROUND

     General. We are a leading global provider of biotechnology systems, products and services for research into genes and proteins, for the discovery and development of drugs, and for the manufacture of drugs based on biological molecules, also known as biopharmaceuticals.

     Operating segments. We manage our business along three principal business segments: Drug discovery, Separations and Laboratory products. In addition to these principal segments we have Service and Agency businesses which are included in the Service, agency and other segment.

     - Drug discovery - this business provides high throughput systems to improve the effectiveness of pharmaceutical research and development and speed to market for drugs. Principal products in this business are the MegaBACE and LEADseeker systems.

     - Separations - this business provides systems for the purification and production of biopharmaceuticals on a large scale and for separating proteins at a laboratory scale. Products in this business include Sepharose, a leading brand of separation media.

     - Laboratory products - this business provides tools and technical knowledge for the purification, detection, and analysis of biological molecules by life science researchers. Our broad range of products include low throughput sequencing systems and reagents, scanning and electrophoresis systems, molecular biology systems, reagents for protein analysis and radiochemicals.

     - Service, agency and other - this business includes our Service and Agency businesses and other miscellaneous businesses. Our Service business is responsible for the installation, where appropriate, of instruments and systems which are sold by the three principal businesses and provides servicing on the instruments and systems during the warranty period. The cost of these services is generally not recharged to the businesses. The Service business also generates income from contracts with customers to provide technical support for instruments and systems as well as scientific support to assist the customer in maximizing the effectiveness of the instruments and systems in research. In addition, we sell certain products under agency agreements which complement our existing product range. Due to their relative sizes, the Service and Agency businesses have been aggregated, with income from royalty agreements and charges to customers for product delivery, which are not attributed to the principal businesses for management purposes.

     Prior to August 5, 1997, we operated as Amersham Life Science, a fully integrated division of Nycomed Amersham plc. On August 5, 1997, Amersham Life Science was established as a separate legal entity in the form of APBiotech Ltd., and we merged our operations with those of Pharmacia Biotech, when Pharmacia sold the capital stock of Pharmacia Biotech to us. The transaction was accounted for under the purchase method of accounting.
See "Events Impacting Comparability."

     Prior to January 2000, we did not operate, manage our operations, or accumulate financial information based on the business segmentation described above. As such, the results of operations for the businesses for 1997, 1998, and 1999 have been presented using our best estimates of the allocation of costs to the businesses in those years. We consider these allocations to be reasonable. However, the reported results of operations of the businesses may differ from those that may have been achieved had we managed the businesses in this manner in 1997, 1998, and 1999.

   REORGANIZATION

     In order to facilitate our initial public offering, our principal shareholders have agreed to reorganize their existing shareholdings in APBiotech Ltd. by organizing us to become the holding company for APBiotech Ltd. and exchanging their shares in APBiotech Ltd. for our shares, although Pharmacia will retain 5.6% of APBiotech Ltd.'s ordinary stock. Our principal shareholders have also agreed to revised governance arrangements and certain other arrangements more fully described under "Relationship with Nycomed Amersham and Pharmacia."

     To facilitate our initial public offering our principal shareholders are also taking the following steps:

     - Contributing additional capital. Nycomed Amersham and Pharmacia will make an additional capital contribution of approximately pound sterling 100 million, to be contributed 55% by Nycomed Amersham and 45% by Pharmacia. Nycomed Amersham and Pharmacia will receive shares of APBiotech Ltd's common stock in exchange for their contributions.

     - Converting redeemable cumulative preferred shares. Nycomed Amersham and Pharmacia, as holders of APBiotech Ltd.'s 8% redeemable cumulative preferred shares, will convert all of the outstanding preferred shares into shares of the common stock of APBiotech Ltd.

     - Receiving shares in exchange for APBiotech Ltd. equity securities. Nycomed Amersham will exchange its 55% ownership in APBiotech Ltd. for common stock representing approximately 45% of the voting rights in our outstanding common stock and three long-term notes equal to the value of the shares expected to be sold in this offering. The notes will mature in 20 years and one will carry a floating market interest rate and two will carry a fixed market interest rate. Pharmacia will exchange its 45% ownership in APBiotech Ltd. for Class B common stock representing approximately 45% of the voting rights in our outstanding common stock.

     Each of the foregoing steps will be implemented just prior to the closing of this offering.

     For a complete description of our capital structure subsequent to the reorganization, you should read "Capitalization" and "Unaudited Pro Forma Condensed Financial Statements."

     On September 28, 2000, our principal shareholders entered into a letter of support with us in which they agreed to make loans or capital contributions, if alternative sources of financing were unavailable, to enable us to pay our debts when due if we were otherwise unable to do so. It is our intention to enter into a committed long-term loan facility subsequent to our completion of this offering to replace our existing facility with Nycomed Amersham which is currently payable on demand.

   REVENUE RECOGNITION

     We recognize revenue principally on four types of transactions:

     -    sales of consumable products;

     -    sales of equipment;

     - agreements which provide access to or license of certain of our proprietary technology and know-how; and

     - contracts for ongoing service and support of equipment sold to customers.

     We record revenues net of any estimated provisions for returns and allowances and other price adjustments.

     We recognize revenue on sales of equipment in the United States and on sales of consumable products in all markets upon transfer of title and risk of loss to the customer, generally upon payment in full by the customer for equipment in the United States and upon delivery of consumable products in all markets. In markets outside of the United States, sales of equipment are made with a reservation of title until payment in full by the customer for the equipment. For these sales, we recognize revenue upon delivery of the product and transfer of risk of loss to the customer, as our reservation of title is solely for credit protection purposes. We recognize revenues earned under agreements which provide access to or license of our proprietary technology and know-how over the term of the respective agreement. We recognize revenues earned under contracts for ongoing service pro rata over the term of the service agreements.

     On December 3, 1999, the staff of the Securities and Exchange Commission issued Staff Accounting Bulletin 101, or SAB 101, "Revenue Recognition in Financial Statements," which summarizes the staff's interpretations of the application of Generally Accepted Accounting Principles to revenue recognition. We have adopted SAB 101 for all periods presented.

EVENTS IMPACTING COMPARABILITY

     Set out below are events which impact the comparability of reported financial information between the periods presented, primarily related to the impact of the Pharmacia Biotech transaction on August 5, 1997 and our acquisition of Molecular Dynamics on September 11, 1998.

   ACQUISITIONS

     Pharmacia Biotech. On August 5, 1997, we merged our operations with those of Pharmacia Biotech when Pharmacia sold the capital stock of Pharmacia Biotech to us in exchange for common and preferred shares of APBiotech Ltd. valued at approximately $450 million. We accounted for the transaction under the purchase method of accounting and accordingly, we have included the results of Pharmacia Biotech in our financial statements beginning on August 5, 1997.

     Acquired intangibles of $22.8 million are being amortized on a straight-line basis over periods from 7 to 10 years and the residual goodwill of approximately $302.7 million is being amortized on a straight-line basis over 20 years.

     In connection with the transaction in 1997, we recorded non-recurring charges of $27.4 million in cost of goods sold to write-off the fair value adjustment to inventory and $18.0 million for purchased in-process research and development.

     Molecular Dynamics Inc. On September 11, 1998, we acquired the remaining 91% of the outstanding capital stock of Molecular Dynamics Inc. that we did not previously own for a total purchase price of $204.7 million. We accounted for the acquisition under the purchase method of accounting and accordingly, we have included the results of Molecular Dynamics in our financial statements beginning on September 11, 1998.

     Acquired intangibles of $120.0 million are being amortized on a straight-line basis over 10 years and the residual goodwill of approximately $98.6 million is being amortized on a straight-line basis over 15 years.

     In connection with the acquisition in 1998, we recorded a non-recurring charge of $7.0 million in cost of goods sold to write-off the fair value adjustment to inventory.

   CHANGE IN UNITED STATES SALES TERMS

      In June 2000, we changed our sales terms in the United States. Prior to June 2000, we recognized revenue only when title to equipment passed to the customer, which generally occurred upon payment in full by the customer, although the risk of loss passed to the customer upon delivery of the equipment. In June 2000, we changed our sales terms so that title and risk of loss for the equipment passes to the customer upon delivery, resulting in recognition of revenue upon delivery to the customer.

     The impact of this change in the six months ended June 30, 2000 was an increase in net sales of $17.4 million, representing sales of equipment under the new terms for which payment had not been received at June 30, 2000.

   CHANGE OF FISCAL YEAR END

     Following the Pharmacia Biotech transaction, we changed our fiscal year end from March 31 to December 31. The results for fiscal 1997 are presented for the nine month period from April 1, 1997 to December 31, 1997.

   INTEGRATION COSTS

     Following the Pharmacia Biotech transaction in 1997, we adopted a restructuring plan to integrate the Pharmacia Biotech and Amersham Life Science businesses. The principal elements of the plan included:

     - consolidating United States manufacturing and research at a single site in Piscataway, New Jersey, following the divestiture of manufacturing sites in Milwaukee and Cleveland;

     - creating a single global commercial organization with a regional structure focused on North America, Europe, Japan, Asia Pacific and Rest of the World; and

     - unifying management and administrative functions to support the business.

     The costs of the integration program amounted to $77.6 million. Costs of $19.8 million, $40.7 million, and $17.1 million were charged in 1999, 1998, and 1997, respectively. These costs related primarily to severance, workforce relocation, cancellation of a number of distributor agreements, fixed asset write-downs, professional and consulting fees, and the costs of terminating certain shared service arrangements with Nycomed Amersham. We expect to complete the restructuring plan by the end of 2000. However, the plan will have no further impact on our results of operations.

     We incurred $16.5 million of costs to integrate Molecular Dynamics. These costs comprised severance and other employee related costs as well as the costs of cancelling distributor contracts. Costs of $6.5 million were charged in 1998 and $10.0 million in 1999.

   PURCHASED IN-PROCESS RESEARCH AND DEVELOPMENT

     In February 2000, we incurred a charge of $3.2 million relating to purchased in-process research and development in connection with the acquisition of Praelux, Inc. The in-process research and development charge related to projects for which technological feasibility had not yet been established at the acquisition date.

     In 1997, we incurred a charge of $18.0 million relating to purchased in-process research and development in connection with the Pharmacia Biotech transaction. The in-process research and development charge related to projects for which the technological feasibility had not yet been established on August 5, 1997.

   COMPARABLE SALES GROWTH 1999 COMPARED TO 1998

     In the discussion and analysis of the year ended December 31, 1999 compared to the year ended December 31, 1998 we refer to "comparable sales growth" and growth "on a comparable basis" which is the growth in net sales for the year ended December 31, 1999 compared to a pro forma for the year ended December 31, 1998 prepared as if we had consolidated the results of Molecular Dynamics as of January 1, 1998.

   IMPACT OF REORGANIZATION ON COMPARABILITY OF RESULTS IN FUTURE PERIODS

     The reorganization will significantly impact our results in future periods. Due to the changes in our capital structure resulting from the reorganization, including the issuance of the loan note to Nycomed Amersham, we anticipate higher interest expense than we recorded in prior years. See "Unaudited Pro Forma Condensed Financial Statements."

   QUARTERLY FINANCIAL DATA

     Our results for 1999 and 2000 by quarter are presented below.

                                                               1999                                              2000
                                            -------------------------------------------------------         -----------------------
                                              FIRST         SECOND           THIRD           FOURTH          FIRST           SECOND
                                             QUARTER        QUARTER         QUARTER         QUARTER         QUARTER         QUARTER
                                             -------        -------         -------         -------         -------         -------
                                                            (IN MILLIONS, EXCEPT PER SHARE DATA)
Net sales ..........................        $ 173.0         $ 202.9         $ 199.2         $ 289.0         $ 204.0         $ 245.2
Gross profit .......................           93.5           114.3           113.0           156.3           113.6           141.5
Operating income (loss) ............          (18.8)           15.9            (2.8)           37.9            (7.1)           19.2
Net income (loss) ..................           12.0            (5.1)            4.0           (17.2)           (8.4)            2.8

Earnings per share basic and
 diluted ...........................        $  9.50         $ (7.50)        $  1.50         $(19.70)        $(10.90)        $  0.30

     Seasonality. As evidenced by the quarterly data above, our business is subject to seasonal trends. The fourth quarter is heavily affected by the purchasing patterns of academic customers and government agencies.

     Operating income in the second quarter of 1999 was favorably impacted by $5.5 million of license income related to a litigation settlement.

     Net income for the first quarter of 2000 included a $3.2 million non-recurring charge for in-process research and development in connection with our acquisition of Praelux in February 2000.

     RESULTS OF OPERATIONS

     The following table sets forth the percentage of net sales for certain items in our consolidated statement of operations for the periods presented:

                                    NINE MONTHS ENDED
                                       DECEMBER 31,              YEAR ENDED DECEMBER 31,           SIX MONTHS ENDED JUNE 30,
                                  ------------------  --------------------------------------   ------------------------------------
                                         1997               1998               1999                  1999                2000
                                  ------------------  -----------------  -------------------   ----------------  ------------------
                                                                 (IN MILLIONS, EXCEPT PERCENTAGES)
Net sales ...................     $374.2   100.0      $729.4   100.0%     $864.1    100.0%     $375.9   100.0%    $449.2     100.0%
Cost of goods sold ..........      190.7    51.0%     (318.8)  (43.7)%    (387.0)   (44.8)%    (168.1)   44.7%    (194.1)     43.2%
                                  ------   -----      ------   -----      ------    -----      ------   -----     ------     -----
Gross profit ................      183.5    49.0%      410.6    56.3%      477.1     55.2%      207.8    55.3%     255.1      56.8%
                                  ------   -----      ------   -----      ------    -----      ------   -----     ------     -----
Selling, general and
  administrative expenses
  before integration costs ..     (152.6)  (40.8)%    (281.2)  (38.6)%    (324.3)   (37.5)%    (151.4)  (40.3)%   (186.1)    (41.4)%
Integration costs ...........      (17.1)   (4.6)%     (47.2)   (6.5)%     (29.8)    (3.4)%     (14.1)   (3.8)%       --        --
                                  ------   -----      ------   -----      ------    -----      ------   -----     ------     -----

                                    NINE MONTHS ENDED
                                       DECEMBER 31,              YEAR ENDED DECEMBER 31,           SIX MONTHS ENDED JUNE 30,
                                  ------------------  --------------------------------------   ------------------------------------
                                         1997               1998               1999                  1999                2000
                                  ------------------  -----------------  -------------------   ----------------  ------------------
                                                                 (IN MILLIONS, EXCEPT PERCENTAGES)
Selling, general and
  administrative expenses,
  including integration
   costs ....................     (169.7)  (45.4)%    (328.4)  (45.0)%    (354.1)   (41.0)%    (165.5)  (44.0)%   (186.1)    (41.4)%
Purchased in-process research
  and development ...........      (18.0)   (4.8)%        --      --          --       --          --      --       (3.2)     (0.7)%
Research and development
  expenses ..................      (32.8)   (8.8)%     (67.9)   (9.3)%     (89.6)   (10.4)%     (42.3)  (11.3)%    (56.8)    (12.6)%
Other operating income
  (expense), net ............        0.7     0.2%        3.7     0.5%       (1.2)    (0.1)%      (2.9)   (0.8)%      3.1       0.7%
                                  ------   -----      ------   -----      ------    -----      ------   -----     ------     -----
Operating income (loss) .....      (36.3)   (9.7)%      18.0     2.5%       32.2      3.7%       (2.9)   (0.8)%     12.1       2.7%

Interest expense and other ..       (2.1)   (0.6)%     (12.0)   (1.6)%     (20.9)    (2.4)%     (10.7)   (2.8)%    (13.0)     (2.9)%
                                  ------   -----      ------   -----      ------    -----      ------   -----     ------     -----
Income (loss) before income
  taxes and minority interest      (38.4)  (10.3)%       6.0     0.8%       11.3      1.3%      (13.6)   (3.6)%     (0.9)     (0.2)%
                                  ------   -----      ------   -----      ------    -----      ------   -----     ------     -----
Minority interest, net of tax         --      --        (0.7)   (0.1)%      (0.5)    (0.1)%      (0.2)   (0.1)%     (0.2)       --
Benefit/(provision) for
  income taxes ..............        2.3     0.6%      (15.8)   (2.2)%     (17.1)    (2.0)%      20.7     5.5%      (4.5)     (1.0)%
                                  ------   -----      ------   -----      ------    -----      ------   -----     ------     -----
Net income (loss) ...........     $(36.1)   (9.6)%    $(10.5)   (1.4)%    $ (6.3)    (0.7)%    $  6.9     1.8%    $ (5.6)      1.2%
                                  ======   =====      ======   =====      ======    =====      ======   =====     ======     =====

     SIX MONTHS ENDED JUNE 30, 2000 COMPARED TO SIX MONTHS ENDED JUNE 30, 1999

     Net sales. Net sales increased by $73.3 million, or 19%, to $449.2 million in 2000 compared to $375.9 million in 1999. The impact of the change in United States sales terms contributed $17.4 million, or 5%, to the increase. This was offset in part by the discontinuation of our Agency business in the United States and Europe in 2000 which reduced net sales by $10.2 million, or 3%. The remaining increase in net sales in 2000 compared to 1999 was due to underlying growth in the business of $77.9 million, or 20%, and the unfavorable impact of changes in exchange rates, which decreased net sales by $11.8 million, or 3%.

     Net sales of our business segments for the following periods are stated below:

                                   SIX MONTHS ENDED JUNE 30,
                                   -------------------------
                                     1999          2000
                                  ----------     -----------
                                         (IN MILLIONS)
NET SALES
Drug discovery ..........         $   70.4       $  104.4
Separations .............            136.3          164.9
Laboratory products .....            131.4          136.9
Service, agency and other             37.8           43.0
                                  --------       --------
                                  $  375.9       $  449.2
                                  ========       ========

     Drug discovery. Net sales in the Drug discovery segment increased by $34.0 million, or 48%, to $104.4 million in 2000 compared to $70.4 million in 1999. The principal product driving growth was MegaBACE, which continued the momentum established in the second half of 1999, with more than double the number of units sold in the first six months of 2000 compared with the first half of 1999. In addition, sales of MegaBACE reagents increased by almost fourfold as the number of MegaBACE units in the installed base increased.

     Separations. Net sales in the Separations segment increased by $28.6 million, or 21%, to $164.9 million in 2000 compared to $136.3 million in 1999. Sales of both Bioprocessing and Laboratory separations increased in 2000.

     Bioprocessing net sales increased by $20.8 million, or 25%, to $104.6 million in 2000 compared to $83.8 million in 1999. The increase resulted principally from higher sales of chromatography media, including a particularly large order for SOURCE, used in a new procedure for manufacturing inhaled insulin. This business continues to grow as the number of registered biopharmaceuticals grows.

     Laboratory separations net sales increased by $7.8 million, or 15%, to $60.3 million in 2000 compared to $52.5 million in 1999. This increase resulted primarily from sales of AKTAprime, an extension of our AKTA product line, and increased sales of purification media.

     Laboratory products. Net sales of Laboratory products increased by $5.5 million, or 4%, to $136.9 million in 2000 compared to $131.4 million in 1999. This increase resulted primarily from the benefits of our reorganization of this segment at the beginning of 2000, which grouped all laboratory products into one business segment. A significant contribution to the sales increase was the revitalization of our scanner line with the launch of the Typhoon(TM) scanner.

     Service, agency and other. Overall, Service, agency and other net sales increased by $5.2 million, or 14%. Revenue from service contracts grew by 10%, or $1.3 million, to $13.8 million in 2000. Royalty income increased by $3.5 million, or 114%. The loss of the discontinued Agency business in Europe and North America was partially offset by an increase of Agency sales in Japan.

     Gross profit. Gross profit increased from $207.8 million in 1999 to $255.1 million in 2000, an increase of $47.3 million, or 23%. Gross profit as a percentage of net sales, or gross margin, increased to 56.8% in 2000 compared to 55.3% in 1999. The increase in gross margin was caused by several factors, primarily an increase in sales of higher margin media products in the Separations segment.

     Selling, general and administrative expenses. Selling, general and administrative expenses, or SG&A, increased by $20.6 million, or 12%, to $186.1 million in 2000 compared to $165.5 million in 1999. Although SG&A increased compared to the prior period, as a percentage of net sales it decreased to 41.4% in 2000 compared to 44.0% in 1999.

     Included in SG&A in 1999 are expenses of $14.1 million related to integration costs in connection with the Pharmacia Biotech transaction and the Molecular Dynamics acquisition. SG&A, exclusive of integration costs, increased from $151.4 million in 1999 to $186.1 million in 2000. This increase related primarily to an increase in the amortization of non-cash compensation expense for performance based stock option plans which was $9.8 million in 2000 and $1.4 million in 1999, and to an increase in selling and marketing costs arising from continued growth in sales and the launch of new products including the Typhoon scanner in the Laboratory products business. In addition, the rapid growth in the number of equipment placements increased installation and service costs between 1999 and 2000. Included in SG&A are litigation costs and settlements which increased by $4.9 million in 2000. Excluding the effect of a $5.5 million litigation settlement which was recognized as income in 1999, litigation costs decreased by $0.6 million in 2000. SG&A, excluding integration costs, as a percentage of net sales increased from 40.3% in 1999 to 41.4% in 2000.

     Research and development expenses. Research and development expenses increased by $17.7 million, or 42%, to $60.0 million in 2000 compared to $42.3 million in 1999. In 2000, research and development expenses included a write-off of $3.2 million of in-process research and development charge in connection with the Praelux acquisition.

     Exclusive of the in-process research and development charge, research and development expenses increased by $14.5 million, or 34%. As a percentage of net sales, research and development expenses, exclusive of the in-process research and development charge, increased from 11.3% in 1999 to 12.6% in 2000.

     Drug discovery research and development expenses, excluding the in-process research and development charge, increased by $9.3 million, or 38%, to $33.9 million in 2000 compared to $24.6 million in 1999. This increase was primarily due to extending our key platforms in gene sequencing, genotyping, high throughput drug screening and cell analysis, proteomics and high throughput SNP analysis.

     Separations research and development expenses increased by $2.8 million, or 23%, to $15.0 million in 2000 compared to $12.2 million in 1999. The increase related to several development programs such as biosafety products for virus clearance and new media for the purification of monoclonal antibodies.

     In Laboratory products, research and development expenses increased by $1.4 million, or 25%, to $6.9 million in 2000 compared to $5.5 million in 1999, with the increase primarily related to the development of the Typhoon scanner.

     Operating income

                                                                           SIX MONTHS ENDED JUNE 30,
                                                                           -------------------------
                                                                              1999           2000
                                                                            ---------      ---------
                                                                                (IN MILLIONS)
Operating income before integration costs and non-recurring
 charges ..........................................................         $  11.2        $  15.3
Non-recurring charges:
Purchased in-process research and development .....................            --             (3.2)
Integration costs .................................................           (14.1)          --
                                                                            -------        -------
Operating income ..................................................         $  (2.9)       $  12.1
                                                                            =======        =======

     Operating income increased by $15.0 million, from a loss of $2.9 million in 1999 to income of $12.1 million in 2000. Excluding integration costs reported in 1999, and non-recurring charges reported in 2000, operating income grew by 37% in 2000. Operating income as a percentage of sales increased from 3.0% before integration costs in 1999 to 3.4% before non-recurring charges in 2000. This increase in operating income resulted from growth in certain of the underlying businesses, as discussed below, as well as a reduction in SG&A as a percentage of net sales.

     Operating income for our business segments for the following periods are stated below:

                                  SIX MONTHS ENDED JUNE 30,
                                  -------------------------
                                     1999          2000
                                  --------        ---------
                                        (IN MILLIONS)
OPERATING INCOME (LOSS)
Drug discovery ..........         $ (38.8)       $ (44.8)
Separations .............            17.6           37.5
Laboratory products .....            13.9            9.5
Service, agency and
 other ..................             4.4            9.9
                                  -------        -------

                                  SIX MONTHS ENDED JUNE 30,
                                  -------------------------
                                     1999          2000
                                  --------        ---------
                                        (IN MILLIONS)
                                  $  (2.9)       $  12.1
                                  =======        =======

     Drug discovery. Operating loss in the Drug discovery segment increased by $6.0 million, or 15%, to $44.8 million in 2000 compared to $38.8 million in 1999. After excluding research and development expenses, including the write-off of purchased in-process research and development, the segment had an operating loss of $7.7 million in 2000. In 1999, after excluding research and development expenses and integration costs, the operating loss was $8.4 million. The increase in profitability was the result of lower SG&A relative to net sales and higher net sales in the period.

     Separations. Operating income in the Separations segment increased by $19.9 million, or 113%, to $37.5 million in 2000 compared to $17.6 million in 1999. After excluding research and development expenses, the segment had operating income of $52.6 million in 2000. In 1999, after excluding research and development expenses and integration costs, the operating income was $33.9 million. This increase reflected volume growth and an increase in gross margin from sales of higher margin media products.

     Laboratory products. Operating income in the Laboratory products segment decreased by $4.4 million, or 32%, to $9.5 million in 2000 compared to $13.9 million in 1999. After excluding research and development expenses, the segment had operating income of $16.4 million in 2000. In 1999, after excluding research and development expenses and integration costs, the operating income was $23.1 million. In 1999, we had $5.5 million of license income related to a favorable patent infringement settlement. Excluding this settlement, operating income before research and development expenses decreased by $1.2 million, primarily as a result of increased investment in the sales and marketing area and costs associated with the launch of the Typhoon scanner.

     Service, agency and other. Operating income from Service, agency and other increased by $5.5 million, or 125%, to $9.9 million in 2000 compared to $4.4 million in 1999. Operating income benefitted from the gain on the sale of the microfluidic technology in this period.

     Interest expense and other. Net interest expense and other income increased from $10.7 million in 1999 to $13.0 million in 2000. The increase of 21% is attributable to higher net debt resulting from cash outflows between June 30, 1999 and June 30, 2000.

     Income taxes. Income tax benefit (provision) decreased from a benefit of $20.7 million in 1999 to a provision of $4.5 million in 2000. The effective tax rate was 51% in 2000 and 151% in 1999.

     Our effective tax rate was impacted by the high level of fixed charges which are not deductible for tax purposes, principally goodwill related to the Pharmacia Biotech transaction and the Molecular Dynamics acquisition. A lower level of pre-tax income in 1999 relative to these fixed non-deductible charges resulted in a higher effective tax rate compared to 2000. The benefit for 1999 was based on our full year effective tax rate of 151% and the provision for 2000 was based on an expected full year effective tax rate of 51%.

     Net income. As a result of the above factors, net loss in 2000 was $5.6 million compared to a net income of $6.9 million in 1999.

   YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

     Net sales. Net sales increased by $134.7 million, or 18%, to $864.1 million in 1999 compared to $729.4 million in 1998. The impact of including Molecular Dynamics for a full year in 1999 compared to approximately three months in 1998 contributed $59.2 million, or 8%, to the increase. The remaining increase was due to underlying growth in the businesses of approximately $93.1 million, or 13%, and the unfavorable impact of changes in exchange rates, which decreased net sales by $17.6 million or 3%.

     Net sales of our business segments for the following periods are stated below:

                                   YEAR ENDED DECEMBER 31,
                                   -----------------------
                                      1998         1999
                                  ----------     ---------
                                        (IN MILLIONS)
NET SALES
Drug discovery ................   $  123.7       $  194.4
Separations ...................      263.8          294.4
Laboratory products ...........      277.2          277.0
Service, agency and other......       64.7           98.3
                                  --------       --------
                                  $  729.4       $  864.1
                                  ========       ========

     Drug discovery. Net sales in the Drug discovery segment increased by $70.7 million, or 57%, to $194.4 million in 1999 compared to $123.7 million in 1998. Of this increase, $39.1 million, or 32%, was due to the inclusion of Molecular Dynamics for the full year 1999 compared to three months in 1998. Comparable sales growth including a full year of Molecular Dynamics sales for 1998 was 41%. This increase was principally due to improved sales of MegaBACE and increased sales of drug screening systems.

     Sales of drug screening systems increased from $62.4 million in 1998 to $69.5 million in 1999, an increase of 11%. LEADseeker sales, including new product introductions, accounted for a majority of the increase in sales.

     Revenues from the sale of access to or non-exclusive licenses of our proprietary technology and know-how were included in Drug discovery revenues. Revenues from these activities amounted to $6.2 million in 1999 and $7.0 million in 1998.

     Separations. Net sales in the Separations segment increased by $30.6 million, or 12%, to $294.4 million in 1999 compared to $263.8 million in 1998. Net sales of both Bioprocessing and Laboratory separations increased in 1999.

     Bioprocessing net sales increased by $24.6 million, or 16%, to $181.6 million in 1999 compared to $157.0 million in 1998. The principal increases were in sales of chromatography systems, which increased 41% to $18.5 million, and in chemical media which are used in the production of biologically-based drugs by 11% to $122.8 million. The increase in net sales resulted from approvals of biologically-based products, or biopharmaceuticals, for sale to end-user customers. The number of approved biopharmaceuticals increased by 23% to 82 at the end of 1999. Our Separations products are used in production processes for almost all of these products.

     Laboratory separations net sales increased by $6.0 million, or 6%, to $112.8 million in 1999 compared to $106.8 million in 1998. This reflected the continued market acceptance of AKTA protein purifier systems, and substantial growth of AKTA/FPLC, a liquid chromatography system for protein separation, following its launch in 1998. Net sales of AKTA/FPLC increased by 76% from $7.1 million to $12.5 million in 1999.

     Laboratory products. Net sales of Laboratory products decreased by $0.2 million to $277.0 million in 1999. The impact of including Molecular Dynamics' scanner products for a full year in 1999 compared to approximately three months in 1998 increased net sales by approximately $13.2 million. This increase was more than offset by a decline in the more mature radiochemical products business, and a decline of $11.0 million, or 45%, from discontinuing certain reagent products following the sale of the Cleveland facility in 1998. On a comparable basis, sales would have declined by 7%.

     Service, agency and other. Service, agency and other net sales increased by $33.6 million, or 52%. Revenue from service contracts grew by 28%, from $22.6 million to $29.0 million in 1999. Most of this increase related to service contracts associated with the increase in the installed base of Drug discovery equipment. Agency sales increased 65% to $69.3 million, principally due to certain Agency business in the United States and Europe which increased net sales in 1999 by $21.4 million. This business carried relatively low gross margin and was discontinued in 2000.

     Gross profit. Gross profit increased from $410.6 million in 1998 to $477.1 million in 1999, an increase of $66.5 million, or 16%, slightly less than sales growth. Gross profit was negatively impacted in 1998 by a $7.0 million write-off of the fair value adjustment to inventory purchased in the Molecular Dynamics acquisition. Excluding the inventory fair value adjustment, gross profit in 1998 would have been $417.6 million, and gross margin would have been 57.3%. Gross margin in 1999 was 55.2% compared to 57.3% in 1998, excluding fair value adjustments. The overall decrease in gross margin was impacted by several factors:

     - the increase in sales of industrial systems in the Separations segment, which carried lower overall margins;

     - growth in the Agency business in the United States and Europe which carried relatively low margins. As noted above, this business was discontinued in 2000; and

     - a decline in sales of higher margin radiochemical products in the Laboratory products segment.

     Selling, general and administrative expenses. SG&A increased by $25.7 million, or 8%, to $354.1 million in 1999 compared to $328.4 million in 1998. Although SG&A increased by 8% compared to the prior year, as a percentage of net sales it decreased to 41.0% in 1999 compared to 45.0% in 1998.

     Included in SG&A in 1998 and 1999 are expenses of $47.2 million and $29.8 million, respectively, related to integration costs in connection with the Pharmacia Biotech transaction and the Molecular Dynamics acquisition.
See " -- Events Impacting Comparability -- Integration Costs."

     SG&A, exclusive of integration costs, increased from $281.2 million in 1998 to $324.3 million, an increase of $43.1 million, or 15%. Approximately $14.2 million of this increase was due to the full year impact of the amortization of goodwill and intangibles related to the Molecular Dynamics acquisition. The remainder of the increase reflected the inclusion of a full year of Molecular Dynamics' SG&A expenses in 1999 compared to approximately three months in 1998, increased selling and marketing costs in Drug discovery as a result of the significant growth in that business, principally in MegaBACE sales, and an $8.3 million increase in service and installation costs for equipment due to the expanding installed base of equipment.

     An increase in legal costs of approximately $4.5 million in connection with preparation for a hearing related to the patent infringement litigation with PE Corporation was offset by $5.5 million of license income in 1999 related to a favorable legal settlement unrelated to the PE litigation. See "Business -- Legal Proceedings."

     The overall increase in SG&A was partially offset by operating efficiencies from combining Amersham Life Science and Pharmacia Biotech. These efficiencies partially contributed to the decline in SG&A, excluding integration costs, as a percentage of net sales from 38.6% in 1998 to 37.5% in 1999.

     Research and development expenses. Research and development expenses increased by $21.7 million, or 32%, to $89.6 million in 1999 compared to $67.9 million in 1998. Research and development expenses as a percentage of net sales increased to 10.4% in 1999 compared to 9.3% in 1998.

     Drug discovery research and development expenses increased by $10.0 million, or 25%, to $49.6 million in 1999 compared to $39.6 million in 1998. This increase reflected accelerated development of new products, including the MegaBACE 384, the next generation DNA sequencer and the SNiPer high throughput system for SNP analysis, to capture the expanding market opportunities in this area.

     Separations research and development expenses increased by $3.3 million, or 16%, to $23.8 million in 1999 compared to $20.5 million in 1998.

     In Laboratory products, research and development expenses increased by $2.9 million, or 37%, to $10.7 million in 1999 primarily as a result of the development of the Typhoon scanner.

     Operating income

                                                                            YEAR ENDED DECEMBER 31,
                                                                            -----------------------
                                                                             1998           1999
                                                                            ---------      --------
                                                                                (IN MILLIONS)
Operating income before integration costs and non-recurring charges.....    $  72.2        $  62.0
Non-recurring charges:
Inventory write-up to fair value .......................................    $  (7.0)          --
Integration costs ......................................................      (47.2)         (29.8)
                                                                            -------        -------
Operating income .......................................................    $  18.0        $  32.2
                                                                            =======        =======

     Operating income increased by $14.2 million, or 79%, to $32.2 million in 1999 compared to $18.0 million in 1998. Operating income as a percentage of net sales increased from 2.5% to 3.7%. Operating income before integration costs and non-recurring charges decreased by 14% to $62.0 million, partially due to increased research and development expenses. The inclusion of a full year of Molecular Dynamics' intangible amortization in 1999 compared to three months in 1998 increased operating expenses by $14.2 million.

     Operating income before integration costs and non-recurring charges as a percentage of net sales declined to 7.2% in 1999 from 9.9% in 1998. The decline was a result of lower overall gross margins, increased research and development expenses as a percentage of net sales, and higher levels of amortization due to the Molecular Dynamics acquisition.

     Operating income for our business segments for the following periods are stated below:

                                   YEAR ENDED DECEMBER 31,
                                   -----------------------
                                      1998         1999
                                  ----------    ----------
                                     (IN MILLIONS)
OPERATING INCOME (LOSS)
Drug discovery ..............     $ (53.4)       $ (53.3)
Separations .................        38.8           51.5
Laboratory products .........        18.0           23.4
Service, agency and other....        14.6           10.6
                                  -------        -------
                                  $  18.0        $  32.2
                                  =======        =======

     Drug discovery. Operating loss in the Drug discovery segment decreased by $0.1 million, to $53.3 million in 1999 compared to $53.4 million in 1998. Excluding research and development costs and integration costs, the segment had operating income of $8.7 million in 1999 compared to operating income of $0.9 million in 1998. The Drug discovery business had a higher proportion of SG&A to net sales relative to the other businesses to support the high sales growth of the segment, particularly MegaBACE.

     Separations. Operating income in the Separations segment increased by $12.7 million, or 33%, to $51.5 million in 1999 compared to $38.8 million in 1998. Excluding research and development expenses and integration costs, the segment had operating income of $83.8 million in 1999 compared to $75.8 million in 1998, an increase of 11%, reflecting the increase in net sales. The operating margin before research and development and integration costs was 28.5% in 1999 and 28.7% in 1998, with the decrease resulting from the growth of certain systems sales which carried lower margins.

     Laboratory products. Operating income in the Laboratory products segment increased by $5.4 million, or 30%, to $23.4 million in 1999 compared to $18.0 million in 1998. Excluding research and development costs and integration costs, the segment had operating income of $41.7 million in 1999 compared to $40.0 million in 1998. 1999 included $5.5 million of license income related to a settlement of litigation. Before this settlement, operating income before research and development and integration costs declined by $3.8 million, as gross profit was adversely affected by the reduction in sales of higher margin radiochemical products, which was only partially offset by a reduction in SG&A.

     Service, agency and other. Operating income in the Service, agency and other segment decreased by $4.0 million, or 27%, in 1999 due primarily to a decrease in bonus receipts received under a distribution agreement that was discontinued at the end of 1998. In addition, research and development expenses of $5.5 million related to the development of microfluidic technology were incurred in 1999. We sold the intellectual property rights for this technology in January 2000.

     Interest expense and other. Net interest expense and other income increased from $12.0 million in 1998 to $20.9 million in 1999. The increase was primarily due to an increase in interest expense from $16.5 million in 1998 to $24.1 million in 1999 due to higher debt levels as a result of the acquisition of Molecular Dynamics, which was financed with borrowings from Nycomed Amersham. Interest on these borrowings was charged for a full year in 1999 compared to approximately three months in 1998.

     Income taxes. Income tax provision increased to $17.1 million in 1999 from $15.8 million in 1998. The tax rate is adversely affected by high levels of fixed charges in both 1999 and 1998 that are not deductible for tax purposes, principally goodwill related to the Pharmacia Biotech transaction and the Molecular Dynamics acquisition.

     Net Loss. As a result of the above factors, net loss in 1999 was $6.3 million compared to a net loss of $10.5 million in 1998.

   YEAR ENDED DECEMBER 31, 1998 COMPARED TO NINE MONTHS ENDED DECEMBER 31, 1997

     All comparisons of the year ended December 31, 1998 results to the nine months ended December 31, 1997 results are affected by the Pharmacia Biotech transaction, the Molecular Dynamics acquisition and the change in our fiscal year end in 1997, in particular the comparison of a 12 month period to a nine month period. See " -- Events Affecting Comparability."

     Net sales. Net sales for the year ended December 31, 1998 increased by $355.2 million, or 95%, to $729.4 million from $374.2 million for the nine months ended December 31, 1997. The reasons for the increase in net sales can be summarized as follows:

                                   NINE MONTHS   ACQUISITION    ACQUISITION     FIRST       INCREASE         YEAR
                                     ENDED         OF               OF         QUARTER     (DECREASE)        ENDED
                                   DECEMBER 31,  PHARMACIA        MOLECULAR    1998 NET      IN BASE       DECEMBER 31,
                                     1997        BIOTECH (A)     DYNAMICS(B)   SALES(C)     BUSINESS(D)        1998
                                  ------------   -----------    -----------   -------       ----------     -----------
                                                                       (IN MILLIONS)
NET SALES
Drug discovery ...............    $   63.8       $   11.4       $  15.8       $  21.4       $   11.3        $  123.7
Separations ..................       106.8          132.2          --            --             24.8           263.8
Laboratory products ..........       180.1           60.7          13.6          45.8          (23.0)          277.2
Service, agency and other.....        23.5           16.9           2.2           1.7           20.4            64.7
                                  --------       --------       -------       -------       --------        --------
                                  $  374.2       $  221.2       $  31.6       $  68.9       $   33.5        $  729.4
                                  ========       ========       =======       =======       ========        ========

     The significant increase in net sales was due to the following:

     (A) The inclusion of Pharmacia Biotech in our results for the period from January 1, 1998 to July 31, 1998 which contributed $221.2 million to the overall increase in net sales.

     (B) The inclusion of Molecular Dynamics for approximately three months in 1998 contributed approximately $31.6 million in net sales.

     (C) The change in fiscal year in 1997 resulted in the first calendar quarter of 1997 not being included in our 1997 results. The inclusion of the first calendar quarter in 1998 resulted in increased sales of $68.9 million, excluding the impact of the Pharmacia Biotech business.

     (D) After considering the above factors, sales for the "old" Amersham Life Science business for the period from April 1, 1998 to December 31, 1998 and sales of Pharmacia Biotech from August 5, 1998 to the end of the year, which we refer to as the base business, increased from $374.2 million for the comparable period in 1997 to $407.7 million, an increase of $33.5 million, or 9%.

     Drug discovery. Net sales of Drug discovery for 1998 increased by 94%, or $59.9 million, to $123.7 million from $63.8 million for the nine months ended December 31, 1997. The increase was largely due to the Pharmacia Biotech transaction and the Molecular Dynamics acquisition and the change in fiscal year end noted above. The base business grew by $11.3 million, or 18%. Included in the increase as a result of the acquisition of Molecular Dynamics are sales of MegaBACE for approximately three months in 1998.

     Separations. Separations net sales increased by $157.0 million, or 147%, from $106.8 million for the nine months ended December 31, 1997 to $263.8 million in 1998. Of this increase, $132.2 million resulted from the inclusion of Pharmacia Biotech for a full year in 1998 compared to only five months in 1997. The remaining increase of $24.8 million resulted primarily from higher sales of chromatography media.

     Laboratory products. Laboratory products net sales for 1998 increased by $97.1 million, or 54%, to $277.2 million from $180.1 million for the nine months ended December 31, 1997. This increase is substantially due to the Pharmacia Biotech transaction, approximately $60.7 million, the Molecular Dynamics acquisition, approximately $13.6 million, and the longer accounting period in 1998, approximately $45.8 million. The underlying decrease in base business net sales was approximately $23.0 million, or 13%. This decrease was the result of lower sales of radiochemicals as well as lower sales of low throughput sequencing technology, which declined due to a conversion by customers to higher throughput systems. In addition, there was a decline of $3.9 million from discontinuing certain reagent products following the sale of the Cleveland facility in 1998.

     Service, agency and other. Service, agency and other net sales increased by $41.2 million to $64.7 million in 1998 from $23.5 million for the nine months ended December 31, 1997. The increase related primarily to additional royalty income of $8.8 million and the inclusion of Pharmacia Biotech for a full year in 1998, which increased net sales by $16.9 million.

     Gross profit. Gross profit increased from $183.5 million for the nine months ended December 31, 1997 to $410.6 million in 1998, an increase of $227.1 million, or 124%. Gross margin increased from 49.0% in the nine months ended December 31, 1997 to 56.3% for 1998. Gross profit was negatively impacted in 1997 by a $27.4 million write-off of the fair value adjustment to inventory purchased in the Pharmacia Biotech transaction and in 1998 by a $7.0 million write-off of the fair value adjustment to inventory purchased in the Molecular Dynamics acquisition. Excluding these adjustments, gross profit in 1997 and 1998 would have been $210.9 million and $417.6 million, respectively, and gross margin would have been 56.4% and 57.3%, respectively. On this basis, the increase in gross margin was principally a result of a shift in our product mix from Laboratory products to higher margin Separations products, partially offset by higher Agency sales in 1998, which carried lower gross margins.

     Selling, general and administrative expenses. SG&A increased by $158.7 million, or 94%, to $328.4 million in 1998 from $169.7 million in the nine months ended December 31, 1997. SG&A as a percentage of net sales decreased from 45.4% in 1997 to 45.0% in 1998.

     Included in SG&A in 1997 and 1998 are expenses of $17.1 million and $47.2 million, respectively, related to integration costs in connection with the Pharmacia Biotech transaction and the Molecular Dynamics acquisition.
See "-- Events Affecting Comparability."

     SG&A, exclusive of integration costs, increased from $152.6 million for the nine months ended December 31, 1997 to $281.2 million in 1998, an increase of $128.6 million, or 84%. Approximately $11.0 million of the overall increase was due to the full-year impact of the amortization of goodwill and intangibles associated with the Pharmacia Biotech transaction. Approximately $6.1 million of the increase was due to amortization of goodwill and intangibles related to the Molecular Dynamics acquisition. The remainder of the increase was attributable to the full-year impact of the Pharmacia Biotech transaction, the inclusion of Molecular Dynamics in our results for approximately three months in 1998, and increased sales and marketing costs to support the growth of the Drug discovery business after the Molecular Dynamics acquisition.

     The overall increase in SG&A was partially offset by operating efficiencies from combining Amersham Life Science and Pharmacia Biotech. These efficiencies partially contributed to the decline in SG&A, excluding integration costs, as a percentage of net sales from 40.8% in 1997 to 38.6% in 1998.

     Research and development expenses. Research and development expenses increased by $17.1 million, or 34%, to $67.9 million in 1998 compared to $50.8 million in 1997. For the nine months ended December 31, 1997, research and development expenses included a write-off of $18.0 million of in-process research and development in connection with the Pharmacia Biotech transaction.

     Exclusive of the in-process research and development charge, research and development expenses increased by $35.1 million, or 107%. As a percentage of net sales, research and development expenses, exclusive of the in-process research and development charge, increased to 9.3% in 1998 compared to 8.8% for the nine months ended December 31, 1997.

     Drug discovery research and development expenses, excluding the in-process research and development charge, increased by $29.7 million to $39.6 million in 1998. This increase included the impact of approximately three months of research and development activity related to the Molecular Dynamics acquisition of approximately $5.1 million, the inclusion of a full year of Pharmacia Biotech research and development activity in 1998, and the inclusion of an additional three months in the 1998 reporting period. The principal focus of research and development activity, in addition to MegaBACE and the scanner business of Molecular Dynamics, was the development of the LEADseeker system, which we launched in September 1998.

     Separations research and development expenses, excluding the in-process research and development charge, increased by $8.1 million to $20.5 million in 1998, reflecting the inclusion of a full year of Pharmacia Biotech research and development activity in 1998.

     Laboratory products research and development expenses, excluding the in-process research and development charge, decreased by $2.7 million to $7.8 million in 1998, reflecting lower development activity in low throughput sequencing technology and radiochemicals.

     Operating income

                                                                           NINE MONTHS
                                                                              ENDED       YEAR ENDED
                                                                           DECEMBER 31,   DECEMBER 31,
                                                                               1997         1998
                                                                           ------------   ------------
                                                                                 (IN MILLIONS)
Operating income before integration costs and non-recurring
   charges ........................................................         $  26.2        $  72.2
Non-recurring charges:
Purchased in-process research and development .....................           (18.0)          --
Inventory write-up to fair value ..................................           (27.4)          (7.0)
Integration costs .................................................           (17.1)         (47.2)
                                                                            -------        -------
Operating income (loss) ...........................................         $ (36.3)       $  18.0
                                                                            =======        =======

     Operating income increased by $54.3 million to $18.0 million in 1998 compared to an operating loss of $36.3 million in the nine months ended December 31, 1997. Operating income as a percentage of net sales was 2.5% in 1998. Operating income before integration costs and non-recurring charges increased by $46.0 million to $72.2 million during this period.

     The increase in operating income was due primarily to the Pharmacia Biotech and Molecular Dynamics transactions, the effect of the change of accounting period and the growth in the underlying businesses discussed below.

     Operating income (loss) for our business segments for the following periods are stated below:

                                NINE MONTHS
                                   ENDED       YEAR ENDED
                                DECEMBER 31,   DECEMBER 31,
                                    1997         1998
                                ------------   ------------
                                      (IN MILLIONS)
OPERATING INCOME (LOSS)
Drug discovery .............    $ (10.5)       $ (53.4)
Separations ................      (11.3)          38.8
Laboratory products ........      (21.7)          18.0
Service, agency and other...        7.2           14.6
                                $ (36.3)       $  18.0

     Drug discovery. Operating loss in the Drug discovery segment increased by $42.9 million to $53.4 million in 1998 compared to $10.5 million in the nine months ended December 31, 1997. Excluding research and development costs and integration expenses, operating income for the segment was $0.9 million in 1998 compared to $12.0 million in 1997. The primary cause of this decrease was increased SG&A. The Drug discovery business had a higher proportion of SG&A to sales relative to the other businesses in order to support the high sales growth of the segment, principally related to MegaBACE.

     Separations. Operating income in the Separations segment increased by $50.1 million to $38.8 million in 1998 compared to an operating loss of $11.3 million in the nine months ended December 31, 1997. Excluding research and development expenses and integration costs, the segment had operating income of $75.8 million in 1998 compared to $11.9 million in the nine months ended December 31, 1997. The growth reflected the impact of the longer accounting period and the Pharmacia Biotech transaction completed in 1997.

     Laboratory products. Operating income in the Laboratory products segment increased by $39.7 million to $18.0 million in 1998 compared to an operating loss of $21.7 million in the nine months ended December 31, 1997.

Excluding research and development expenses and integration costs, the segment had operating income of $40.0 million in 1998 compared to a loss of $0.2 million in 1997. The growth reflected the impact of the longer accounting period and the Pharmacia Biotech transaction completed in 1997.

     Service, agency and other. Operating income increased by $7.4 million, or 103%, to $14.6 million in 1998 compared to $7.2 million in the nine months ended December 31, 1997. Excluding research and development expenses and integration costs, the segment had operating income of $16.4 million in 1998 compared to $7.9 million in the nine months ended December 31, 1997. The operating margin before research and development expenses and integration costs was 25.3% in 1998 and 33.6% in the nine months ended December 31, 1997. This decrease primarily resulted from increased sales from a number of Agency businesses in the United States and Europe which carried lower gross margins.

     Interest expense and other. Net interest expense and other income increased from $2.1 million in the nine months ended December 31, 1997 to $12.0 million in 1998. The primary reason for this increase was interest expense, which rose from $3.7 million in the nine months ended December 31, 1997 to $16.5 million in 1998. This was a result of higher debt levels, principally borrowings from Nycomed Amersham, and the inclusion of a full year of interest expense on third-party debt acquired in the Pharmacia Biotech transaction.

     Income taxes. Income tax provision increased from a benefit of $2.3 million in 1997 to a provision of $15.8 million in 1998. The high level of fixed charges, which were not deductible for tax purposes, increased significantly in 1998 compared to 1997 due to the inclusion of a full year of Pharmacia Biotech goodwill amortization in 1998 and goodwill related to the Molecular Dynamics acquisition.

     Net loss. As a result of the above factors, net loss in 1998 was $10.5 million compared to a net loss of $36.1 million in the nine months ended December 31, 1997.

FINANCIAL RESOURCES AND LIQUIDITY

     The following discussion of financial resources and liquidity focuses on our consolidated balance sheet and consolidated statements of cash flows.

   SOURCES OF FINANCING AND WORKING CAPITAL.

     Prior to the Reorganization. Principal sources of financing prior to the reorganization consisted of borrowings from Nycomed Amersham and the preferred shares, owned 55% by Nycomed Amersham and 45% by Pharmacia. Additionally, in connection with the Pharmacia Biotech transaction, common stock and redeemable cumulative preferred stock was issued to Pharmacia on August 5, 1997 with a fair value of approximately $450 million.

     At June 30, 2000 total stockholders' equity was $326.3 million, compared to $335.3 million at December 31, 1999 and $341.0 million at December 31, 1998. Long-term debt, including the preferred shares, was $142.0 million at June 30, 2000, $145.6 million at December 31, 1999 and $143.0 million at December 31, 1998. The decrease in stockholders' equity at June 30, 2000 was the result of the dividend charge on the redeemable cumulative preferred stock for the period and the currency translation adjustment, offset by the retained earnings for the period. The decrease in long-term debt and preferred shares at June 30, 2000 was the result of interest accretion on the preferred shares offset by scheduled repayments of long-term debt and currency translation.

     Borrowings from Nycomed Amersham at June 30, 2000 were repayable on demand, with the exception of $34.7 million which was repayable on 30 days' notice. Total borrowings from Nycomed Amersham were $416.3 million at June 30, 2000, $395.9 million at December 31, 1999 and $351.7 million at December 31, 1998. As these borrowings were repayable on demand, they were classified as current liabilities on our balance sheet. As a result of this classification, our working capital was a deficit of $174.9 million at June 30, 2000, $149.0 million at December 31, 1999 and $162.0 million at December 31, 1998. Our current ratio was 0.72:1, 0.76:1 and 0.72:1 at June 30, 2000, December 31, 1999 and December
31, 1998 respectively.

     On September 28, 2000, our principal shareholders entered into a letter of support with us in which they agreed to make loans or capital contributions, if alternative sources of financing were unavailable, to enable us to pay our debts when due if we were otherwise unable to do so.

     We believe that the combination of cash flows from our operations and financing arrangements through Nycomed Amersham will be sufficient to cover our currently planned operating needs and firm commitments through 2001.

     Post-Reorganization. It is our intention to enter into a committed long-term loan facility subsequent to our completion of this offering to replace our existing facility with Nycomed Amersham which is currently payable on demand.

     On receipt of the proceeds from this offering, we will use a portion for general corporate purposes, primarily to fund our operations, a portion to repay existing intercompany borrowings from Nycomed Amersham, and we will place the balance on deposit with Nycomed Amersham, for which we will receive a market rate of interest.

     On a pro forma basis, after giving effect to the reorganization and the offering, total stockholders' equity at June 30, 2000 would have been $ million
and long-term debt would have been $   .

     We will also have a long-term loan from Nycomed Amersham of $   million
which will be repayable in 2020.

   CASH FLOWS

     Cash flows provided by operating activities were an inflow of $25.7 million in the six months ended June 30, 2000 and an outflow of $14.9 million in the six months ended June 30, 1999. In the first half of 2000, the increase in cash flows from operations was principally the result of improved net income compared with the end of 1999, combined with a reduction in trade receivable balances at the end of the period. Cash flows from operations included payments related to integration costs of $6.6 million in the six months ended June 30, 2000 and $16.9 million in the six months ended June 30, 1999.

     Cash flows from operating activities were $14.3 million in 1999, $32.2 million in 1998 and $28.1 million for the nine months ended December 31, 1997. During 1999, operating cash flows were affected by an increase in trade receivables and a build-up of inventory levels, offset by a reduction in net losses compared to 1998. Equipment inventory, particularly of Drug discovery products, accumulated at the end of 1999, in anticipation of higher demand in the first half of 2000. In 1998, an increase in trade receivables reduced cash by $55.1 million, although this was largely offset by a reduction in net losses compared to 1997. In the nine month period ended December 1997, the operating cash inflow benefitted from a reduction in inventory levels and an increase in other assets and liabilities. Cash flows from operations included payments related to integration costs of $33.8 million in 1999, $58.2 million in 1998 and $8.0 million in the nine months to December 1997.

     Cash flows used in investing activities were $33.7 million in the six months ended June 30, 2000 and $30.6 million in the six months ended June 30, 1999. The increase in funding required was due to the acquisition of businesses, primarily the acquisition of Praelux for $8.5 million. Expenditures for property, plant, and equipment were $25.7 million in the six months ended June 30, 2000, compared to $30.9 million in the first half of 1999.

     Net cash used for investing activities was $67.7 million in 1999, $232.1 million in 1998 and $14.1 million in the nine months ended December 31, 1997. In 1999, the outflow related to capital expenditures on the expansion of the Piscataway, New Jersey facility into an integrated manufacturing and research and development facility and continuing improvement of our information technology systems. In 1998, the majority of the outflow related to the $184.3 million paid for the Molecular Dynamics acquisition and in 1997 related solely to capital expenditures on property, plant and equipment.

     Cash flows provided by financing activities were $6.3 million in the six months ended June 30, 2000 and $36.3 million in the six months ended June 30, 1999. The principal financing activity in 1999 and 2000 consisted of additional borrowings from Nycomed Amersham. This was offset by a payment in 2000 of $17.4 million to finance the acquisition of Nycomed Amersham shares subject to options granted to our employees.

     Financing activities provided a cash inflow of $48.6 million in 1999, $211.8 million in 1998 and $15.5 million for the nine months ended December 31, 1997. The principal inflow during each period related to additional borrowings from Nycomed Amersham under committed intragroup loan facilities. In 1998, these borrowings amounted to $212.1 million, the majority of which was used to finance the acquisition of Molecular Dynamics. In 1997, the financing was used to fund a dividend of $20.2 million related to the return of earnings to Nycomed Amersham.

     In March 2000, we entered into a supply agreement with Analytica of Branford which requires us to make future payments depending on milestones achieved by Analytica of Branford. In addition, we at our option may acquire a controlling interest in Analytica of Branford.

     In April 2000, we entered into a license agreement with V.I. Technologies, Inc. which requires us to make future payments of up to $1.5 million. In addition, we may, at our option, advance additional funds to V.I. Technologies upon V.I. Technologies' request.

     At June 30, 2000, we had $27.5 million in cash and cash equivalents and $246.7 million of availability under our revolving credit agreements with Nycomed Amersham. This debt is at variable interest rates ranging from 0.3% to 6.9% at June 30, 2000. At December 31, 1999, we had $30.9 million in cash and cash equivalents and $306.6 million of availability under our revolving credit agreements with Nycomed Amersham. This debt is at variable interest rates ranging from 0.8% to 8.5% at December 31, 1999. We currently do not enter into interest rate agreements to fix the interest rates on this debt, but we may consider entering into such agreements in the future to minimize the impact of future changes in interest rates.

MARKET RISK AND RISK MANAGEMENT POLICIES

     Our earnings and cash flows are subject to fluctuations due to changes in foreign currency exchange rates and interest rates. Our risk management practices include the selective use, on a limited basis, of forward foreign currency exchange contracts and interest rate agreements. These instruments are used for purposes other than trading.

      Foreign currency exchange rate movements create fluctuations in United States dollar reported amounts of foreign subsidiaries whose local currencies are their respective functional currencies. We have not used foreign currency derivative instruments to manage translation fluctuations. We primarily use forward foreign currency contracts to manage exposure on estimated future cash flows denominated in currencies other than the subsidiaries functional currency. These cash flows are normally represented by actual and anticipated receivables and payables.

     At December 31, 1999, we had forward foreign currency contracts with Nycomed Amersham with an aggregate notional amount of $62.2 million. No foreign currency contracts were outstanding with counterparties other than Nycomed Amersham. The fair market value of these contracts is recorded on our balance sheet, as the contracts do not qualify for hedge accounting. These contracts expire through May 31, 2001. The cash flows expected from the contracts will generally offset the cash flows of related non-functional currency transactions. The change in value of the foreign currency forward contracts resulting from a 10% movement in foreign currency exchange rates would have been approximately $2.3 million at December 31, 1999.

     At December 31, 1999, we had no interest rate agreements outstanding.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 is effective for APBiotech for all fiscal quarters and fiscal years beginning after January 1, 2001. SFAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. SFAS 133 is not expected to have a material impact on our consolidated results of operations, balance sheet or cash flows.

                                    BUSINESS

     OVERVIEW

     We are a leading global provider of biotechnology systems, products and services for research into genes and proteins, for the discovery and development of drugs, and for the manufacture of drugs based on biological molecules, also known as biopharmaceuticals. We offer a comprehensive product range that spans the entire drug discovery and development process, positioning us to capitalize on the new gene economy. We have a proven track record of providing high quality technology to our customers, who number approximately 50,000 in over 120 countries. We have a strong, global customer franchise, with pharmaceutical, biotechnology and agrochemical companies, research institutes, universities and medical research centers. Our customers include all of the top 20 pharmaceutical companies. We have a strong track record in innovation and research and development, spending a substantial amount on these activities. Our long-standing commitment to research and development has enabled us to develop a broad range of innovative technologies and products, including products for gene analysis, protein analysis, drug screening, toxicology studies, clinical drug development and drug manufacturing.

     The following chart illustrates the breadth of our technology platforms.

                     DRUG DISCOVERY AND DEVELOPMENT PROCESS

                                  [FLOW CHART]

     Our business includes three principal segments that share activities in research and development, sales and marketing, distribution, manufacturing and service. Our business segments are described in the table below.

                                                                           ESTIMATED
                                                                             MARKET       MARKET        MARKET
    BUSINESS SEGMENT                    TYPES OF PRODUCTS                   SIZE(1)       SHARE(1)     POSITION(1)
-----------------------  ----------------------------------------------    -------       --------     -----------
Drug discovery           High throughput systems to improve the              $1.5bn         15%            2
                         effectiveness of pharmaceutical research and
                         development and the speed to market for drugs,
                         including:
                         - genetic analysis and sequencing
                         - protein analysis and characterization
                         - drug screening
                         - metabolism and toxicology studies
                         - single nucleotide polymorphism, or SNP
                           analysis

Separations
- Bioprocessing          Chromatographic systems for the purification         $350m         55%            1
                         and production of biopharmaceuticals, such as
                         insulin and vaccines, on a large scale

- Laboratory             Laboratory scale systems for the purification        $400m         30%            1
  separations            and separation of proteins



Laboratory products      Tools and technical knowledge for the               $2.0bn         15%            1
                         purification, detection and analysis of
                         biological molecules by life science
                         researchers

---------------

Source: Company estimates.

(1) As of December 31, 1999.

     Our business segments serve overlapping customer bases, which allows us to enhance our operating efficiency through cross-selling and reduced administrative costs. We are also able to maximize our return on investment in the research and development of drug discovery and separation systems as the resulting technologies often evolve, through life cycle management, into standard laboratory research products.

BUSINESS ENVIRONMENT

     The announcement of the completion of the draft sequence of the human genome in June 2000 marked a major scientific milestone, which has far reaching implications for the development of new medicines and diagnostics based upon genetic information. The unfolding "gene economy" has already given rise to a number of different business initiatives devised to accelerate the development of robust, advanced technologies, which can convert genomic information into specific and useful end products such as new diagnostics and drugs. We have already made fundamental contributions to the development of the technologies which were vital to the mapping of the human genome. For example, we introduced the capillary electrophoresis technology, which made high throughput sequencing a scientific possibility, and also developed highly specialized dyes and enzymes used to map the human genome.

     As the genomic revolution progresses, new initiatives in the field of proteomics will allow scientists to better understand the function of genes and the proteins for which they code. This understanding will be of fundamental importance in the development of molecular medicine and holds out particular promise in the ability to correlate genetic differences with respect to disease states and individual responses to different drugs. The long-term goal of these efforts is to create personalized medicine, where medicines will be manufactured cost-effectively and tailored to an individual's genotype, or DNA blueprint.

     The efforts to create personalized medicine will be furthered by the application of many new technologies, instruments and bioinformatics tools which can be used to organize and direct the vast amount of genetic information that is now being created. The effort to fully harness this information and turn it to productive uses will require the creation of highly sophisticated, computer-based systems that can be used by scientists to build on knowledge gained through a multitude of different scientific and business initiatives. The development of these systems, and the ability to integrate and interpret information drawn from across the spectrum of genomics, proteomics and drug screening, will be of fundamental importance in making large-scale advances in drug discovery and development.

     We are also now seeing the rapid growth generated by a previous revolution in medicine - the introduction of biopharmaceuticals in the late 1970s which was marked particularly by the launch of the first genetically engineered drug in 1982. Since then, over 80 of these life-saving medicines have been approved or launched and there are now over 360 more such drugs in clinical trial. These potential drugs represent a rapidly growing market for the manufacturing technologies in our Bioprocessing business.

OUR BUSINESS STRATEGY AND COMPETITIVE STRENGTHS

     Our strategy is to build on our position as a leading provider of biotechnology systems to enable the molecular medicine revolution. We are well positioned at the heart of the gene economy, a new economy driven by the accelerated understanding of human genetic make-up and one which will have a significant and widespread impact on healthcare. Our systems, products and services are critical components of research into genes and proteins, the discovery and development of drugs, and the manufacture of biopharmaceuticals.

      We believe that we are well positioned with both our commercial and academic customers as a result of a diverse set of competitive strengths which include:

     - The breadth of our technology platforms and our comprehensive product lines which span the entire drug discovery and development process. We offer by well-recognized branded products such as MegaBACE, LEADseeker and Sepharose.

     - Our commitment to research and development, our long-standing reputation for scientific excellence and our development of innovative products for researchers. We have a strong record in developing, and are continuing to develop, state-of-the-art technologies, both internally and in partnerships with others. Our research and development is supported by a strong intellectual property portfolio, a vital asset in our industry.

     - Our partnership approach. We have a history of strategic development through acquisitions, investments and research alliances as well as through strategic partnerships with our customers. These alliances have resulted in some of our key products and have provided us with access to new technologies.

     - Our global market franchise with strong customer relationships. Our global strengths in sales, operations and research and development enable us to offer our customers a complete set of products to meet their needs. Our pioneering technology transfer model, under which customers can gain early access to developing technologies, has been adopted by all of the top 20 and most of the top 50 pharmaceutical companies. Our separations systems or media are used in the production of almost all biopharmaceuticals.

     - An integrated portfolio. Our Laboratory products business provides an important route to market for products from our Drug discovery business once these products become widely accepted by the general research community, thus enabling effective life cycle management. We have also created a strong link between our Laboratory separations products and our Bioprocessing business where we enable customers to scale up processes for the purification of biopharmaceuticals which have been developed in the laboratory.

     - Strong management team. We have a strong management team with an average of over 15 years of experience in the life sciences industry.

     Specific plans for each principal business segment are as follows:

     - Drug discovery. We plan to capitalize on the continuing growth in the drug discovery market by creating innovative technologies to develop systems to enable genomics, proteomics and drug screening. We have demonstrated this by launching leading, innovative systems in each of these areas and will continue their development with extensions into second or third generation systems supported by bioinformatics.

     - Separations. We are positioning ourselves to capitalize on the growth in biopharmaceutical products and to grow this business through the introduction of new products and technologies. Furthermore, we expect that as the relationship between gene products and diseases is clarified, this pipeline will increase.

     - Laboratory products. Our aim is to achieve above market growth by managing the product life cycle from our Drug discovery business and by focusing on growing applications in the research community.

     - Service, agency and other. We plan to capitalize on the growing demand for services that sophisticated systems require when working in production environments.

     We also expect to develop new opportunities as they arise in order to capitalize on the rapidly accelerating demand for products in the new gene economy.

DRUG DISCOVERY

     We have a leading position in the market for systems that enable faster, more efficient drug discovery, with approximately 15% market share. This business segment covers the following areas: genomics, proteomics, drug screening, metabolism/toxicology analysis, pharmacogenomics, and bioinformatics.

   GENOMICS

     Genomics is the study of the structure and function of the genetic material of living organisms. The human body is composed of billions of cells, each containing deoxyribonucleic acid, or DNA, which encodes the basic instructions for cellular function. The complete set of an individual's DNA is called the genome, and is organized into 23 pairs of chromosomes, which are further divided into approximately 100,000 smaller regions called genes. Each cell uses, or expresses, only those genes required for its specific functions. Each gene is comprised of a string of four types of nucleotide bases, known as A, C, G and T. Human DNA has approximately 3 billion nucleotides and their precise order is known as the DNA sequence. When a gene is expressed, a copy of its DNA sequence, called messenger RNA, or mRNA, is used to direct the synthesis of a protein. Proteins direct cell function and ultimately the development of individual traits. A variation in any part of a gene, called a polymorphism, may result in a change in cell function leading to disease. In molecular medicine, drug development is based on understanding this core process by which DNA ultimately translates into a protein, and the function of proteins.

     Researchers using genomics techniques are generally investigating the change in gene activity and variation in disease through the sequencing of genes, the discovery of new genes and gene variants, and the identification of those genes which are responsible for certain physical or biochemical behaviors in living cells. They seek to understand how and when the activity of these genes is switched on or off in normal development and to investigate which gene variants occur most frequently. Therefore, researchers need tools to help them produce, label and analyze DNA fragments, to study the various steps of gene expression and to identify and measure the levels of various proteins produced.

     Interpreting the DNA sequence can lead to the identification of the proteins derived from it. In addition, comparison of DNA sequences between normal and affected individuals across a disease population can provide valuable information on the genetic changes giving rise to the disease, thereby facilitating the development of improved diagnostic and therapeutic techniques and the development of drugs targeted toward an individual's specific genotype.

     Scientists are using automated systems to speed up the sequencing process. Our introduction and application of capillary electrophoresis to enable high throughput gene sequencing marked a significant change in the efficiency of the process and significantly advanced the decoding of the human genome.

     We provide a comprehensive range of instruments, reagents and software sold individually or, increasingly, as integrated systems to enable full genetic analysis. Certain of our products, in particular our MegaBACE high throughput sequencing systems, which use capillary electrophoresis, have been critical to the sequencing of the human genome, and together with our microarray systems will be crucial for comparative gene expression analysis that will occupy scientists for many years to come.

     Our principal genomics products are summarized below.


             PRODUCT GROUP                       TYPE OF PRODUCT                  PRIMARY AREA OF USE
    ------------------------------   --------------------------------------   -----------------------------
    PRODUCTS BEING MARKETED
    ------------------------------   --------------------------------------   -----------------------------
    MegaBACE 1000(TM)                High throughput sequencing system        Automated DNA sequencing
    DNA Sequencer                    using capillary electrophoresis in 96
                                     capillaries

    MegaBACE 1000(TM) Genotyper      High throughput genotyping system        Automated
                                     using capillary electrophoresis          microsatellite-based
                                                                              genotyping

    Generation III Microarray        DNA microarray spotter and scanner       Differential gene expression
    System

    4000A Microarray Scanner         DNA microarray scanner sold together     Differential gene expression
    System                           with our reagents

    Thermo Sequenase(TM)             DNA polymerase which is stable at high   Automated DNA sequencing
                                     temperatures for use in sequencing
                                     reactions

    DYEnamic(TM) Energy Transfer     Fluorescently labeled primers and        Automated DNA sequencing
    primers and terminators          terminators for DNA sequencing giving
                                     highly sensitive detection

    PRODUCTS IN DEVELOPMENT

    MegaBACE(TM) 4000                384 capillary DNA sequencer              Automated DNA sequencing
                                                                              with very high throughput

    MegaBACE(TM) 500                 Flexible throughput capillary array      Automated DNA sequencing
                                     sequencing system

    Chip Sequencer                   Next generation microchip sequencing     Medium to ultra high
                                     and genotyping technology with           throughput DNA sequencing
                                     untended operation                       and genotyping


             PRODUCT GROUP                       TYPE OF PRODUCT                  PRIMARY AREA OF USE
    ------------------------------   --------------------------------------   -----------------------------
    PRODUCTS BEING MARKETED
    ------------------------------   --------------------------------------   -----------------------------
    DNA template amplification       Template preparation using Rolling       Preparation of template for
    reagents                         Circle Amplification or RCA              DNA sequencing

    NanoPrep(TM)                     Miniaturized and automated sample        Preparation for high
                                     preparation                              throughput DNA sequencing
                                                                              and genotyping

    Direct Load                      DNA sequencing reagents                  Direct load of sequencing
                                                                              reactions unto
                                                                              instrumentation,
                                                                              eliminating the clean-up
                                                                              step

    AutoSeq(TM)                      Sequencing sample clean-up               DNA sample preparation for
                                                                              high throughput sequencing

    Equalizer(TM)                    Template preparation system              High throughput template
                                                                              preparation

    SNuPe reagents                   High throughput, single nucleotide       Genotyping, SNP validation
                                     primer extensions for MegaBACE           and scoring

    Microarray system                Pre-arrayed slides, automated slide      Gene expression profiling
                                     processor and scanner, Generation IV     using microarrays
                                     spotter

     The MegaBACE 1000 DNA sequencer is an automated, fluorescent DNA sequencing system that consists of hardware, software and reagents designed for industrial-scale DNA analysis. It uses 96 capillaries, each about the size of a human hair, filled with a gel which acts as a separating filter during electrophoresis, the separation of particles using an electric field. Operating in parallel, the capillaries separate, detect and analyze fluorescently-labeled DNA fragments. The MegaBACE system provides more genetic data than competing products, with sequenced lengths typically exceeding 550,000 base pairs per day, compared to 450,000 base pairs per day for the best of the competing products. The system automates gel preparation, sample injection, DNA separation and data analysis, allowing very significant productivity gains compared to traditional slab gel systems. MegaBACE also provides customers with enhanced processing speed. The processing time for each DNA sample is approximately two hours, compared to three hours for competing products. We believe that MegaBACE is preferred by end users who require accuracy and reliability in DNA sequencing. MegaBACE has played a significant role in several public and private sector genome sequencing operations, and had a total installed base of over 500 systems worldwide as of June 30, 2000. The MegaBACE systems generate recurring revenues through sales of reagents and other consumables that are used with the system.

     We are also extending our MegaBACE brand to the wider sequencing market, introducing a flexible concept which will enable users to move between 16, 32, 48 and 96 capillaries on the MegaBACE platform.

     In addition to DNA sequencing, the MegaBACE platform can support a range of drug discovery applications, including microsatellite genotyping, or identifying the genes possessed by individuals, and the study of inheritance patterns and SNP variations in single base pairs of DNA. In 1999, we launched a second application on the MegaBACE 1000 platform to allow researchers to detect small differences in similar DNA samples. This application, known as the MegaBACE 1000 Genotyper, uses the same hardware as the MegaBACE sequencing system but employs different software and chemistries optimized for sizing DNA fragments and comparing them to known standards.

     We are developing the next generation of MegaBACE systems which will use 384 capillaries instead of 96. We expect that this new system will be able to process four times the number of samples as the existing systems and routinely produce sequencing lengths up to double those of the current system. We estimate that these new systems will be tested by customers by the end of 2000.

     We are also developing a new technology based on glass chips, where we will provide customers with thin glass chips with built-in channels used as an alternative to capillaries in which to separate and sequence DNA fragments. This technology is likely to sequence DNA samples in half the time required by the MegaBACE system, thereby allowing customers to sequence even more efficiently. We expect to launch this technology as a commercial product by the end of 2002.

     Microarrays are small arrays of biological material on an inert substance that can be used to test for functional criteria. They are powerful tools for scientists to monitor and analyze the expression levels of thousands of genes in a single experiment. Our microarray systems use our dyes and scanners and large sets of cloned DNA which we spot unto on a glass surface, or genes on a glass chip, to enable researchers to study how genes are expressed. In 1996, we created an early access program to fund development of microarray products and technologies called the Microarray Technology Access Program, or MTAP. SmithKline Beecham Corp. became the first pharmaceutical company to join the MTAP, and since then the program has expanded rapidly, now including more than 30 pharmaceutical, genomics, biotechnology, and academic organizations using the microarray systems primarily for gene expression research. In exchange for paying us an upfront membership fee, customers who are members of the MTAP receive non-exclusive licensing rights to microarray products and technologies, technical support for these products and discounts on the product prices. We have supplemented the MTAP with programs designed for the broader research market. These programs are designed to supply non-MTAP customers with integrated microarray systems along with training and ongoing technical support. In addition to membership fees, the MTAP and its related programs provide us with continuing revenue streams from product sales.

     Over the course of 2000, we will offer an increasing range of microarray products, such as microarray chip scanners, including the recently launched 4000A Microarray Scanner System, and prearrayed slides containing libraries of DNA molecules optimized for gene expression studies. Prearrayed slides provide gene content to customers who prefer not to produce slides in their own laboratories.

   PROTEOMICS

     Proteomics is the study of protein content, structure and function in cells and will lead to better understanding of essential biological processes in cells and aid the development of new drugs. While proteomics currently represents only 15% of our Drug discovery sales, we believe that the proteomics market has the potential to become at least as large as the genomics market. Proteins are formed by the many possible combinations of the 20 amino acids which are the protein building blocks for which a gene codes. The draft completion of the human genome marks the beginning of the rapid expansion of proteomics. The genes provide the code for proteins, but the proteins are critical in controlling all cellular function, either as enzymes, messengers or structural cell elements.

     Interest in proteomics research is growing rapidly as pharmaceutical and biotechnology companies seek to understand the role of proteins in diseases, and generate new ideas for drugs or interventions in cellular processes. The complexity of this task and its potential in the drug discovery and development process create for us a new opportunity for high throughput systems for protein analysis, involving the next generation of two dimensional gel electrophoresis, mass spectrometry and liquid chromatography technology. Two dimensional gel electrophoresis is a technique for the separation of proteins by electrical charge in the first dimension and by size in the second dimension. Mass spectrometry is a technique for identifying chemicals, including proteins, by their molecular weight. Liquid chromatography is the separation of proteins and peptides according to their physical properties. We currently market products using differential gel electrophoresis and are developing products using mass spectrometry and liquid chromatography techniques.

     Under the brand name Ettan we have built on our significant experience in protein analysis, separation and purification to develop high throughput analysis systems for proteomic research, and we believe we are well positioned to take advantage of this market opportunity. Over the next few years, we expect to launch a series of integrated protein analysis systems, also under the Ettan brand, based on linking two dimensional gel electrophoresis, imaging instruments, mass spectrometry and liquid chromatography. Our first mass spectrometry product, the Ettan MALDI-TOF, will be launched by the end of this year.

     Our principal proteomics products are summarized below.

             PRODUCT GROUP                  TYPE OF PRODUCT                  PRIMARY AREA OF USE
    ------------------------------   --------------------------------    -----------------------------
    PRODUCTS BEING MARKETED
    ------------------------------   --------------------------------    -----------------------------
    Two Dimensional Differential       Flourescent dyes for labeling     Protein expression analysis,
    Imaging Gel Electrophoresis        proteins, imaging instruments     which is the process of detecting
    system or 2D DIGE                  and software                      differences in protein
                                                                         populations found in normal and
                                                                         diseased cells

    ImageMaster(TM)                    Imaging analysis software         Protein expression analysis

    Smart(TM) System                   Small scale liquid                Protein identification and
                                       chromatography system             characterization which is the
                                                                         process for determining the
                                                                         structure and function of a
                                                                         protein

    GST recombinant fusion products    Vectors and reagents to           Protein identification and
                                       facilitate the production of      characterization
                                       recombinant proteins

    PRODUCTS IN DEVELOPMENT

    Ettan(TM) Spot Picker              Accurate automatic spot picking   Protein expression analysis and
                                                                         identification

    Spot Handling Platform             Integrated spot picker,           Protein expression analysis and
                                       digester and spotter              identification

    Ettan(TM) MALDI-TOF                Mass spectrometry                 Protein identification and
                                                                         characterization

    Ettan(TM) LC-MS                    Liquid chromatography-mass        Protein identification and
                                       spectrometry integrated system    characterization

    P4 - Parallel Purification         High throughput protein           Protein amplification and
    Protein Platform                   purification platform             purification

   DRUG SCREENING AND METABOLISM/TOXICOLOGY ANALYSIS

     Many new drug targets are being discovered as a result of genomic and proteomic research efforts. These discoveries, coupled with the greater availability of large libraries of possible drug compounds, have resulted in demand from the pharmaceutical industry for higher throughput technology for drug screening. This is becoming the major bottleneck in the drug discovery process. In order to prevent pharmaceutical companies from engaging in expensive animal testing and clinical trials, more sophisticated technology is needed to enable them to understand the metabolism and toxicology of drug candidates earlier in the process in order to eliminate drug candidates with high toxicity.

     Once a target has been identified, many candidate chemicals are tested rapidly in a process termed high throughput screening in order to identify lead candidates which interact with the target. These lead candidates are then investigated intensively with respect to both its biochemical and chemical properties in order to optimize the lead candidate, through secondary drug screening, to a stage where it may perform adequately as a novel medicine for the treatment of disease. Typically, between 100,000 and two million candidates will be screened to identify the handful that may constitute lead candidates. These studies require the sensitive analysis of complex reactions involving a number of biochemicals, proteins and nucleic acids. The assays used require advanced technology for both labeling and detection of biomolecules and the assays must be able to be performed quickly.

     We established an early market leadership position in high throughput screening through the introduction of our Scintillation Proximity Assay in the early 1990s, sold through technology access contracts. Building on this success, we introduced the innovative LEADseeker system in 1998. During 1999, we launched the next generation LEADseeker. This system is a fully automated, format free, multi-modality system which offers the choice of fluorescent, chemiluminescent and radioactive chemistries. It incorporates advanced, charge-coupled device detection technology and can support the screening of 750,000 compounds a day. The flexibility of our

LEADseeker system is very important to our customers because it allows them to select the chemistry format that will produce the highest quality research results for their particular needs.

     Our acquisition of Praelux in February 2000 has provided us with access to advanced cell imaging technology to complement the LEADseeker high throughput screening platform through the development of systems for cell-based secondary assays for drug screening. The LEADseeker cell analysis system will enable real time tracking and measurement of the movement of molecules within a cell. This significant advance over existing technology uniquely combines high throughput and high information content. In addition to the LEADseeker systems, we also provide customized assays for specific customers.

     We are also a major provider of services for the custom radioactive labeling of potential drug compounds for absorption, distribution, metabolism and excretion studies.

     Our principal drug screening products are summarized below:

             PRODUCT GROUP                       TYPE OF PRODUCT                    PRIMARY AREA OF USE
    ------------------------------      --------------------------------------     ------------------------
    PRODUCTS BEING MARKETED
    ------------------------------      --------------------------------------     ------------------------
     Scintillation Proximity            Beads which emit light when a radioactive   High throughput
     Assay or SPA                       compound is bound close to the particle     screening
                                        surface

     LEADseeker(TM) imaging system      High throughput systems for automated       High throughput
                                        multi-modality analysis of screening        screening
                                        assays

     Cyanine Dye labels                 Fluorescent dyes optimized for labeling     Assay technology for
                                        of proteins and nucleic acids               screening and
                                                                                    development assays

     Custom labeling                    Custom synthesis of molecules with radio    Toxicology, metabolism
                                        or stable isotope labels                    and distribution studies

     PRODUCT IN DEVELOPMENT

     LEADseeker(TM) cellular analysis   Advanced imaging device and biological      Cell-based system for
     system                             assay reagents                              secondary screening in
                                                                                    drug discovery process

  PHARMACOGENOMICS

     Pharmacogenomics is the study of the impact of genetic variation on the efficacy, uptake, distribution, and toxicity of a drug, known together as drug response.

     DNA sequences contain a variety of known polymorphisms, which are the existence of a gene in a population in at least two different forms, not attributable to mutation alone. Polymorphisms of a single nucleotide base, or SNPs, can have significant effects on both susceptibility to disease as well as drug response. As a result, the biotechnology and pharmaceutical industries have recently focused attention on the discovery of SNPs. Because they occur frequently and are stable, SNPs can act as signposts within the genome. By comparing the analysis of SNPs in DNA samples taken from diseased and healthy individuals, researchers will be able to indicate where genes associated with the disease are located and which SNPs are important in the process of regulating physiology.

     With the completion of the draft of the human genome, the number of identified SNPs will increase dramatically. Scientists and researchers will conduct SNP association studies to find the potential relevance of identified SNPs to human health. As a result, we expect the demand for SNP scoring to increase significantly over the next few years. SNP scoring refers to the measurement of the presence or absence of a particular SNP in the genetic sequence of a particular individual. To find the subset of SNPs that occurs with the greatest frequency in human diseases or that are potentially responsible for variations in drug response, hundreds of millions of SNP scores must be made and correlated with health and other features of interest. Research and clinical laboratories will require highly accurate, high throughput SNP scoring technology that can be implemented at an affordable cost to find these valuable SNPs.


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
     To address the field of pharmacogenomics and enable the development of personalized medicine, we are developing SNiPer, a high throughput system for the analysis and scoring of up to 500,000 SNPs per day. This innovative technology will be launched by the end of this year and will use rolling circle amplification, a new technique for signal amplification for DNA, developed at Yale University and licensed exclusively to us from Molecular Staging Inc. We expect SNiPer to enable pharmaceutical companies to carry out rapid, low cost analysis of these SNPs by reducing the cost of SNP analysis from the current $1 per SNP to less than ten cents per SNP at high volume. This technology will represent a significant advance in the tools available to study genetic variation and, in the future, will allow for the measurement of several SNPs simultaneously.

     We expect that MegaBACE will also play an important role in this field by allowing researchers to discover and validate SNPs through high throughput genotyping.

     In March 2000, we joined the SNP Consortium, a $50 million non-profit enterprise funded by the Wellcome Trust and 10 major pharmaceutical companies. Its mission is the construction of a high density SNP map that will be made publicly available by bringing together the key DNA sequencing centers, including the federal Human Genome Project, the Sanger Center, Washington University, Stanford University and Cold Spring Harbor, with major pharmaceutical companies in a two-year venture. This will reduce the time, risk and cost required to produce the SNP map and will therefore enable efforts to be focused on the application of the data. Our membership in the SNP Consortium is expected to facilitate our being an innovator in SNP discovery.

     Our principal pharmacogenomics product in development is summarized below.

    PRODUCT GROUP                         TYPE OF PRODUCT                       PRIMARY AREA OF USE
    -----------------------------    --------------------------------------    ----------------------------
    SNiPer(TM)                       Rolling circle amplification reagents,    High throughput system for
                                     automation and detection system and       detecting and analyzing
                                     laboratory workflow systems               SNPs


   SPIN SIGNAL TECHNOLOGY

     Among the bottlenecks in the drug discovery process are the relatively slow detection speed and lack of sensitivity with which drugs or proteins are analyzed.

     Using technology developed in Nycomed Amersham's Imaging business, we are pioneering a completely novel approach to analyzing molecules, called spin signal technology. This technology will enable very rapid and ultra-sensitive structural and functional analysis of molecules, without the use of conventional radioactive or fluorescent tags or labels, and offers the potential to significantly accelerate the speed of the drug discovery process.

     Spin signal technology has a wide range of applications, including drug lead optimization, metabolism studies and functional proteomics, and will enable a reduction in the use of radiochemical labeling and animal testing. Proof of concept has already been demonstrated and the technology is supported by a strong intellectual property portfolio. We expect the first spin signal technology products to be available in 2002.

   BIOINFORMATICS

     Bioinformatics enables researchers to capture and transform massive amounts of data from different systems into organized databases that can be analyzed. As high throughput tools for drug discovery become established, we expect that the major bottleneck will no longer be hardware, but the ability of the customer to manage raw data generated from its laboratories and to transform that data into an organized body of information that can facilitate the drug discovery process. The market environment is now set to change as customers adopt bioinformatics products to capitalize on the ability of these high end systems to generate data. Customers are also recognizing the power of integrating their data across disciplines, other institutions and steps in the drug discovery process, which has created a market for analytical software packages and expert knowledge systems.

     We are introducing bioinformatics in order to support our integrated systems and customers' laboratory workflow systems. These systems are designed to:

     - design, automate and acquire data, such as gene sequences, from biological experiments;

     -    analyze and interpret experiment results; and

     -    enable the transfer of refined data into drug discovery databases.

     We expect these systems will further the goal of enabling molecular medicine by speeding up the drug discovery process through more efficient data handling.

     We are collaborating with Cimarron Software Services, Inc., in which we have a 19% equity investment, to develop a number of laboratory workflow software packages that we expect to commercialize. Although these packages will be integrated across our drug discovery technology platforms, including MegaBACE, microarray systems, Ettan and SNiPer, they will be based on open architecture, which means that these packages could be connected to other software packages. We expect to launch our first bioinformatics products in 2001.

SEPARATIONS

     Our separations business is built on our extensive experience in liquid chromatography and on our understanding of proteins. We have organized this business into two parts -- Bioprocessing and Laboratory separations. In Bioprocessing, we produce systems for the purification and production of biopharmaceuticals on a large scale. In Laboratory separations, we produce smaller, laboratory-scale systems for the purification and separation of proteins.

   BIOPROCESSING

     Our Bioprocessing business helps our customers manufacture modern, biomolecule-based medicines. We support biopharmaceutical manufacturers by providing them with scaleable and integrated technologies for purifying biopharmaceuticals. We also provide services that offer reduced process development time and cost efficient production of biopharmaceutical medicines, such as hormones, enzymes, blood clotting factors, vaccines, antibodies, growth factors and antisense nucleic acids sequences.

     Biopharmaceuticals are drugs based on active biomolecules, such as proteins, peptides or DNA. The first biopharmaceuticals were developed and produced using chromatography techniques in the late 1970s and early 1980s. The first drug produced by genetic engineering was launched in 1982. Now there are over 80 life-saving, biotechnology medicines approved or launched, and more than 360 new biopharmaceuticals are in clinical trials. Furthermore, we expect that as the relationship between gene products and diseases is clarified, this pipeline will increase. The active biopharmaceutical substance is usually purified from genetically engineered bacteria, mammalian cells or yeast or extracted from natural sources such as blood plasma. Also, several compounds currently being tested in clinical studies are derived from genetically modified plants and animals. The purification process requires reliable, high quality technology. Chromatography is the most powerful technology for producing biopharmaceuticals on a large scale at the required purity and level of activity, while reducing the risk of potential contamination by infectious pathogens.

     The ability to be designed-in to the biopharmaceutical purification process is the key to sustainable revenues and profits in the Bioprocessing business. Design-in is achieved through biotechnology and pharmaceutical companies using our purification products successfully during their development phases. We ensure that methods using our products can be readily scaled up, validated and registered in full scale manufacturing, so that no time is wasted as the biopharmaceutical is developed and the customer's requirements increases. Once a manufacturing process is approved by the FDA, the customer has little incentive to change because the cost savings are small but demonstrating product equivalence is time consuming and expensive. Our chromatography media are used in the

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
manufacture of 98% of all approved biopharmaceuticals and are involved in the vast majority that are in clinical trials.

     Apart from demonstrating scalability, we believe our Bioprocessing business has a competitive advantage based on:

     -    the reputation we have built in the purification field, since 1959;

     -    consistent quality assured by ISO 9001 standards;

     - largest range of media allowing precise choice, and in some cases custom design;

     - product lines with well known brands, recognized by customers and regulatory organizations;

     - the manufacturing capacity to ensure reliable supply of chromatography media;

     -    complete solution, including equipment and regulatory support;

     -    excellent documentation to support validation and registration; and

     -    a large dedicated and experienced global sales force.

     A key strength in the Bioprocessing business is reliability and a proven record of results. One of our leading products, Sephadex, which transformed the industry by bringing a new level of speed and simplicity to purification techniques, was introduced over 40 years ago and is still a leading brand in separations media today. Sephadex has had an important role in many scientific discoveries and has been instrumental in Nobel prize winning research. It is also widely used in industry, for example, in the production of highly purified gamma globulin used to treat a variety of diseases including Acquired Immune Deficiency Syndrome. We now produce the most widely used purification media based on Sepharose, originally introduced in the 1980s. We also produce other important products based on Sepharose for the purification of active proteins as well as system and equipment components used in these processes. These products are able to address the challenges brought by new types of source materials and new types of biomolecules such as those being tested for vaccines and antisense strategies.

     Biotechnology innovation continues to drive the Bioprocessing business. For example, STREAMLINE(TM) provides an efficient and cost effective alternative to membrane filtration in the initial stages of biopharmaceutical purification. Since its launch in 1999, there has been substantial growth in sales revenues for our new synthetic separation media, SOURCE, that offers improved performance particularly in the purification of smaller protein and peptide products.

     In addition to leadership in the protein purification field, we are the leading supplier of manufacturing systems and reagents for industrial DNA synthesis, both of which are used by the molecular diagnostic industry and the emerging antisense industry. Antisense drugs involve the use of nucleic acids which bind to other target nucleic acids producing a therapeutic effect. These drugs are also known as oligonucleotide pharmaceuticals because of their use of short DNA sequences, or oligonucleotides. Our leading patented product, OligoProcess(TM), enabled the antisense industry to manufacture the first antisense drugs at a commercially viable cost and scale.

     Our reputation, product offerings and support services in the Bioprocessing business create strong customer relationships. For example we provide Fast Trak(TM) services to aid customers in complying with FDA requirements by providing validation support and regulatory support information. Fast Trak also provides comprehensive training programs for people working in biopharmaceutical manufacturing and development.

     We continue to explore opportunities for the expansion of our Bioprocessing business. For example, we are planning another stage of the biopharmaceutical production process through the introduction of viral decontamination systems to be developed as part of a strategic technology alliance with V.I. Technologies, Inc.

   LABORATORY SEPARATIONS

     In Laboratory separations, we provide laboratory systems for the purification of proteins, peptides and oligonucleotides. Our product range covers chromatography systems, which account for approximately 65% of our net sales in this business line, and chromatography media. We currently have over 20,000 chromatography systems installed and the FPLC(TM) system in the AKTA brand is so well known that it is used as a generic term for chromatography media in our industry. Our customers include pharmaceutical and biotechnology companies and academic and research institutes, the same laboratories that will be following their increased knowledge of gene structure with studies on the function and structure of other biomolecules.

     Apart from our well known media products, which are also available in laboratory scale formats, important brands include the AKTA system for laboratory scale purification and HiTrap(TM) prepacked chromatography columns. The AKTA platform is under constant development and during 2000 there were several upgrades and new products, including AKTAprime, a basic chromatography system, and an advanced fraction collector.

     As with Laboratory products, we are seeking to manage the technology life cycle for our laboratory separations products by linking them to our Bioprocessing businesses through the drug development design-in process. Our laboratory separations systems are often used in industry to develop small scale processes for the purification of biopharmaceuticals.

     Our principal Bioprocessing and Laboratory separations products are summarized below.

           PRODUCT GROUP                           TYPE OF PRODUCT                       PRIMARY AREA OF USE
---------------------------------    ----------------------------------------     ----------------------------------
PRODUCTS BEING MARKETED
---------------------------------    ----------------------------------------     ----------------------------------
Sephadex(TM), Sepharose(TM),         Chromatographic separation materials         Purification of active proteins
SOURCE(TM)                                                                        used in biopharmaceuticals

STREAMLINE(TM)                       Expanded bed chromatography system           Primary chromatography step used
                                                                                  for purification of active
                                                                                  proteins used in
                                                                                  biopharmaceuticals

Cytodex(TM)                          Beaded media for cell culture                Research and vaccine production

Ficoll(TM),  Percoll(TM)             Media for cell separation                    Research applications,  in-vivo
                                                                                  treatment

Chromaflow Columns(TM)               Production scale chromatography columns      Purification of active proteins
BioProcess Systems                   and systems                                  used in biopharmaceuticals

OligoPilot(TM)                       Systems for oligonucleotide synthesis        Synthesis of oligonucleotides
OligoProcess(TM)                                                                  for production of
                                                                                  pharmaceuticals and diagnostic
                                                                                  probes*

PRIMER SUPPORT(TM)                   Solid phase support beads for                Synthesis of oligonucleotides
                                     oligonucleotides synthesis                   for production of
                                                                                  pharmaceuticals and diagnostic
                                                                                  probes*

Amidites                             Monomers for oligonucleotides synthesis      Synthesis of oligonucleotides
                                                                                  for production of
                                                                                  pharmaceuticals and diagnostic
                                                                                  probes*

AKTA(TM)/FPLC                        Chromatography systems for preparative       Research and pharmaceutical
                                     purification of biomolecules                 methods development

PRODUCTS IN DEVELOPMENT

High flow Protein A                  High productivity affinity medium            Antibody purification

STREAMLINE(TM) reactor/expanded      Equipment and medium for expanded bed        System for initial capture of
bed absorption                       biopharmaceuticals from


           PRODUCT GROUP                           TYPE OF PRODUCT                       PRIMARY AREA OF USE
---------------------------------    ----------------------------------------     ----------------------------------
PRODUCTS BEING MARKETED
---------------------------------    ----------------------------------------     ----------------------------------
absorption media                                                                  production medium

New ion exchange media               New chromatography media                     Novel ion exchange performance
                                                                                  with increased field of
                                                                                  application

AKTA(TM)/AKTA(TM) pilot              Laboratory chromatography system             Small production scale protein
                                                                                  purification under good
                                                                                  manufacturing practices

New primer support                   Solid phase support beads                    Optimized for synthesis of
                                                                                  longer diagnostic probes

Bioselect                            Customized affinity ligands                  Monoclonal antibodies
                                                                                  purification

Viral inactivation                   Viral inactivation media                     Purification of plasma and
                                                                                  proteins produced from cell
                                                                                  culture

Parallel purification system         Chromatography system for parallel           Structural genomics
                                     purification of proteins

-----------

* These products may also be used in the production of future antisense drugs.

LABORATORY PRODUCTS

     We provide a broad range of laboratory research tools and technology to purify, detect and analyze biological molecules. We differentiate our business from our competitors by developing and grouping our products around the experimental procedures, such as nucleic acid assays, used by our customers. We refer to this as application-based development. We also provide marketing and technical support. Our product range, reinforced by strong brands, application-based development and extensive technical support, has enabled us to become the market leader in the provision of laboratory products for life science researchers in academia and industry. Our product range consists of over 5,500 products and covers the following application areas:

     -    gene expression;

     -    DNA differentiation analysis;

     -    protein analysis and expression;

     -    nucleic acid amplification and purification;

     -    nucleic acid analysis;

     -    low and medium throughput sequencing; and

     -    assays.

     Within these application areas we have very strong brands, such as Biotrak(TM), Redivue(TM), Storm(TM), and Ready-to-Go(TM). Our laboratory products are tailored to meet the specific needs of our research customers for proven techniques and dependable products to produce quick and reliable research results. Because of this tailoring, our laboratory products technology follows the trends in life sciences research. We are actively managing the product life cycle and are continually evolving our product line in response to our customers' needs. For example, we are focusing on developing products for cellular biology research and DNA and RNA analysis using chemiluminescent dye labeling technologies.


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
     We are continuing to develop innovative laboratory products, such as the Typhoon fluorescence scanner used in many life sciences applications. Typhoon, which was successfully launched in early 2000, offers increased sensitivity and performance and we believe will help maintain our position as a leader in the imaging market.

     A key component of our strategy for Laboratory products is to focus on customer service and support for over 100,000 life science researchers using our products worldwide. We maintain these relationships by focusing on application-based product development, marketing and providing highly skilled application and technical support. We are also expanding our customer base in Laboratory products by targeting pharmaceutical and medical researchers, a customer base which grows at a faster rate than our traditional academic research market. Finally we are implementing an Internet-based marketing strategy for these products. See " -- Marketing and Distribution -- E-business."

     A further component of our strategy for Laboratory products is to maximize overall revenues from our investment in new technology platforms within Drug discovery by creating later generation products for the general research market. We refer to this as managing the technology life cycle. By managing the technology life cycle from drug discovery, we will be able to extend the life of our branded products as they move through drug discovery into the broader laboratory products market.

     Our principal laboratory products are summarized below, with a variety of brand improvements and extensions under development.

PRODUCT GROUP                 TYPE OF PRODUCT                              PRIMARY AREAS OF USE
--------------------------    ----------------------------------------     -----------------------------------------
Ready-To-Go(TM)               Convenience kits for molecular biology       Purification materials for analytical
                              experimentation                              and preparative purposes

Redivue(TM)                   Colored, stabilized formulations of a        DNA and protein labeling
                              range of radioactive nucleotides and amino
                              acids

Hoefer                        Electrophoresis and blotting instruments     Detecting proteins

Biotrak(TM) Assays            Assay kit                                    Drug development and cell biology
                                                                           research

ALFexpress(TM)                Medium throughput DNA sequencing system      Mapping DNA base pairs sequence

SEQ4X4(TM)                    Bench-top DNA sequencing system              Mapping DNA base pairs sequence

Hybond(TM)                    Membranes for blotting                       Detecting  proteins or nucleic acids

Storm(TM)                     Fluorescent, chemiluminescent and            Nucleic acid and protein gel analysis
                              radiography imaging systems                  and blot analysis

Radiochemicals                Biochemical compounds labeled with           Study of cell biology and toxicology
                              Carbon14, Tritium and Iodine125

ECL(TM) Western               Protein detection system for western         Protein detection and characterization
Blotting                      blotting

Typhoon(TM)                   Multi-color detection imager                 Wide range of laboratory detection
                                                                           applications

Ready-to-Run(TM)              Electrophoresis system                       Rapid and easy to use system for
                                                                           analyzing DNA, especially polymerase
                                                                           chain reaction, or PCR, products


SERVICE, AGENCY AND OTHER

     Our Service business provides systems support for our instruments. The business is a global organization with over 270 employees providing installation, training, maintenance, software upgrade programs, and application support. Our academic research, biotechnology and pharmaceutical customers have varied manufacturing and research requirements, and we seek to increase our customers' productivity by providing service packages tailored to each particular customer.

     Our primary customers in this business are pharmaceutical and biotechnology companies, who rely on support agreements for their capital goods. Service agreements are already well established for Bioprocessing products and AKTA, and we expect sales for services for our drug discovery products to grow as the installed base for our systems such as MegaBACE, LEADseeker and Ettan increases.

     We plan to capitalize on growth opportunities in the services business by providing it with a separate management focus from our other business segments. We plan to take advantage of these opportunities through expansion into more tailored and wider customer support, more extensive training offerings for customers learning about new proteomics and genomics systems, and providing support for software-intensive integrated systems being developed in both Drug discovery and Bioprocessing.

STRATEGIC ALLIANCES

     An important element of our strategy is to aggressively seek strategic alliances in order to develop a wide spectrum of products. To generate broad product lines, it is advantageous to license technologies from the scientific community at large and to enter into strategic alliances in addition to our own product development efforts. We will continue to seek additional alliances with major academic research centers and biotechnology and pharmaceutical companies. We believe that this strategy will enable us to obtain new technologies and maximize the efficient use of our research and development expenditures. The table below lists some of our major strategic partners.

STRATEGIC PARTNER                          TECHNOLOGY                         PRODUCT
--------------------------------------     -------------------------------    --------------------------------------
Affibody Technology Sweden AB              Ligands                            Ligands for protein purification

Analytica of Branford, Inc.                Mass spectrometry                  Ettan range

Beckman Coulter Inc.                       Sequencing technology              Separation matrices for capillary
                                                                              electrophoresis

Cimarron Software Services, Inc.           Bioinformatics                     Laboratory workflow system software

DNA Sciences                               Microfabrication technology        Chip-based sequencing

Dyax Corp.                                 Ligands                            Peptide ligands for protein
                                                                              purification

Gyros AB                                   CD-based miniaturization           Technology for various miniaturized
                                                                              drug discovery products which we
                                                                              refer to as lab on a chip

InforMax, Inc.                             Bioinformatics                     Customized software

Molecular Staging, Inc.                    SNP analysis and other             SNiPer
                                           applications of rolling cycle
                                           amplifications

Proteometric LLC                           Mass spectroscopy                  Ettan range

Scientific Analysis Instruments Ltd.       Mass spectroscopy                  Ettan range

Uppsala University, Sweden                 Surface interaction biotechnology  Technology development for separation resins

V.I. Technologies, Inc.                    Bioprocessing                      Virus inactivation compounds

     We continue to consider opportunities to acquire, expand and strengthen our portfolio of intellectual property as part of our ongoing strategy in the business segments in which we operate. As a result, we review potential


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
acquisition and investment opportunities in our business segments from time to time. Except as otherwise disclosed in this prospectus, we currently do not have any material commitments or agreements for any acquisition or investments. We may structure any acquisition or investment, as has been the case historically, as an acquisition or joint venture or through licensing arrangements. We might consider making an acquisition or investment if we believe that a transaction will enhance our portfolio of offered products, particularly where the transaction is related to the identification and commercialization of innovative new technologies.

MARKETING AND DISTRIBUTION

   MARKETING

     We have developed an extensive, worldwide sales and marketing network, with products sold in more than 120 countries. We have an integrated sales and marketing organization of approximately 1,600 employees serving all three of our principal business segments, with sales offices in 31 countries. Our sales and marketing force is divided into four regional organizations: North America, Europe, Japan, and International, which includes Latin America, Africa, the Middle East, Eastern Europe and Asia Pacific except Japan. This organization gives us good representation in the most important pharmaceutical markets. Our broad customer base and integrated product offerings allow our sales and marketing force to generate sales across all three business segments. We have also established direct marketing through catalog and brochure mailing, telemarketing and web-based marketing channels, including a comprehensive home page with associated links.

     We believe that our international sales and marketing organization is well balanced both geographically across the major markets and between central and local resources and expertise. We also believe that our sales and marketing strategies, combined with our product development capabilities and established reputation, have been important factors in the growth of our businesses.

     In addition to distributing our own products, which made up 80% of our total sales in 1999, we also distribute a range of products provided by external suppliers. These include items such as cloning products supplied by Novagen, Inc., restriction enzymes supplied by Takara Shuzo Co. Ltd. and analytical instruments supplied by BioChrom Labs, Inc. We also distribute autoradiography film supplied under the Kodak brand name worldwide and Affymetrix's gene expression products in Japan.

   E-BUSINESS

     We believe that the breadth of the product range and number of customers for our laboratory products makes this business particularly well suited to the Internet as a marketing channel. We expect the Internet to bring significant changes to the market for our laboratory products, with e-commerce enabling large efficiency gains in the management of the supply chain for both our customers and us. We intend to complement the improved efficiency in order processing and invoicing offered by Internet marketing channels through the development of further e-business services, offering full technical support to customers. We are investing in new systems and procedures to improve our existing global web presence to enable simpler on-line purchasing and provide technical information and advice.

     In 1999, we entered into a partnership with SciQuest.com, Inc., a leading provider of electronic e-commerce services, to sell laboratory products through its electronic purchasing channels. The SciQuest e-commerce website has been operating in the United States since February 2000 and has generated $0.5 million in sales to date.

   DISTRIBUTION

     To complement our global marketing team, we have established a worldwide distribution network consisting of two central distribution warehouses and two regional distribution warehouses employing approximately 90 people.
We also have distributors in 54 countries.


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
RESEARCH AND DEVELOPMENT

     We believe that a substantial investment in research and development is critical to our overall strategy of driving growth and enabling molecular medicine. The key drivers for our research and development strategy are our desire to enable our customers to clarify the gene-function relationship, understand the molecular basis of diseases and increase the efficiency of the drug discovery and drug manufacturing processes. All of our research and development spending decisions are made based on our belief in a technology's commercial viability and its ability to meet our return on investment criteria.

     The return on our research and development investment is demonstrated by the following list of key systems and products which have been launched over the last three years:

     -    MegaBACE sequencer and genotyper;

     -    Microarray systems;

     -    SNiPer;

     -    Ettan series;

     -    Two dimensional gel electrophoresis system;

     -    LEADseeker;

     -    Typhoon;

     -    Ready-to-Run;

     -    SOURCE;

     -    STREAMLINE; and

     -    AKTAprime.

     We employ over 900 scientists in research and development at the following facilities and specialize in the following scientific areas:

     -    Amersham, United Kingdom - Molecular biology;

     - Cardiff, United Kingdom - High throughput drug screening and cell biology;

     -    Piscataway, New Jersey, United States - DNA chemistry and enzymology;

     -    Uppsala, Sweden - Protein and separation sciences;

     -    Sunnyvale, California, United States - Genomics and imaging;

     - San Francisco, California, United States - Small laboratory instrumentation and technologies; and

     -    Tokyo, Japan - Material sciences.

     Our research and development process is divided into three stages: the research stage, the development stage and commercial product support. In the research stage, we demonstrate technology feasibility, generate intellectual property and develop new technology platforms. The development stage is commercially driven and involves the

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
development of novel or next generation products and the definition of product specifications. Commercial product support involves demonstration experiments for potential customers, providing technology training and consulting and collaborating with customers' laboratories both before sales and after product launch.

     Our research and development processes are managed at different levels to enable decisions on resource allocation and prioritization. Project teams report through a formal structure to an executive team to monitor milestones and resources, to obtain approval to commence projects and to recommend ending a project if it is not meeting our objectives. Our executive management is responsible for devising research and development strategy, licensing activities, realizing operating efficiencies and setting priorities. The focus of our research and development processes is guided and reviewed by eminent life scientists on our scientific advisory board.

     For the six-month period ending June 30, 2000, we spent $56.8 million on research and development, or 12.6% of our net sales. In 1999, we spent $89.6 million on research and development, or 10.4% of our net sales. In 1998 and for the nine months ended December 31, 1997, we spent $67.9 million, or 9.3% of our net sales, and $32.8 million, or 8.8% of our net sales, on research and development. None of our customers sponsored our research and development expenditures.

MANUFACTURING

     We have an established global manufacturing base with six primary facilities in Piscataway, New Jersey, San Francisco and Sunnyvale, California in the United States, Uppsala and Umea in Sweden, and Cardiff in the United Kingdom. We believe we have sufficient manufacturing capacity to meet commercial demand for our products for the foreseeable future. Our operations at Cardiff are operated independently on the Nycomed Amersham site and radiochemical reagents are manufactured by Nycomed Amersham under a contract manufacture agreement. See "Relationship with Nycomed Amersham and Pharmacia -- Contract Manufacture Agreements."

     Our highly skilled manufacturing staff of over 960 employees have the technological expertise, significant interaction with our research and development teams, direct customer contact and flexible skills. Our manufacturing facilities are co-located with research and development and are centered around the following technology areas:

     - Piscataway - sequencing and nucleotide chemistry (MegaBACE reagents and Ready-to-Go);

     -    San Francisco - electrophoresis products;

     - Sunnyvale - system prototyping and pilot scale manufacture (MegaBACE and Microarrays);

     - Cardiff - labeling technologies and organic chemistry (LEADseeker reagents);

     - Uppsala - large scale polymer chemistry and serial manufacture of laboratory chromatography and electrophoresis consumable products; and

     -    Umea - serial instrument manufacture (AKTA instruments).

     Our primary manufacturing facilities optimize material flow and personnel movement with integrated manufacturing and quality control operations. Access and safety features are designed to meet federal, state and local health ordinances. All our manufacturing facilities are accredited to ISO 2000 international standards.

     We rely on outside vendors to manufacture a number of components of our instruments and some reagents which we provide in our systems. We regularly audit these vendors.

     We are implementing a company-wide enterprise resource planning system to manage and control our material and product inventories. This system encompasses product costing, materials procurement, production planning and scheduling, inventory tracking and control and batch records, with links to document control for all manufacturing, quality assurance and regulatory compliance procedures.

RAW MATERIALS

     Our manufacturing operations require a wide variety of raw materials, electronic and mechanical components, chemical and biochemical materials, and other supplies some of which are occasionally found to be in short supply. We have dual sourcing for most components and supplies, but where we are dependent on single sources for a limited number of these items we normally secure long-term supply contracts.

COMPETITION

     The industry segments in which we operate are highly competitive and are characterized by the application of advanced technology and advanced tools to sell and support products. Numerous companies specialize in, and a number of larger companies devote a significant portion of their resources to, the development, manufacture, and sale of products which compete with those manufactured or sold by us. Many of our competitors are well-known manufacturers with a high degree of technical proficiency. In addition, competition is intensified by the ever-changing nature of the technologies in the industries in which we are engaged. The markets for our products are characterized by specialized manufacturers that often have strength in narrow segments of these markets.

     We believe we are one of the principal manufacturers in our field, marketing a broad range of products. In addition to competing in terms of the technology that we offer, enabling products for the biotechnology industry and research, we compete in terms of price, service, reliability, quality and customer channel management.

   DRUG DISCOVERY

     Competitors in the Drug discovery business include one company which competes across the range of drug discovery activities and a range of niche competitors for specific offerings. A significant, although not exhaustive list of competitors in Drug discovery are:

     - PE Biosystems Group. A range of instruments, consumables and informatics in the genomics, proteomics and drug screening areas;

     -    Packard BioScience Company. Instruments for drug screening;

     -    Affymetrix, Inc. Systems for gene expression analysis;

     - The Micromass division of Waters Corporation. Mass spectrometry instruments;

     - Aurora Biosciences Corporation. Products and services for drug screening; and

     -    Third Wave Technologies, Inc. Technology for SNP screening.

   SEPARATIONS

     In general, our Separations business has an estimated market share in excess of 50% across its full range of products. Major competitors in the Separations business include Tosoh Corporation of Japan which makes various types of chromatography media, Millipore Corporation which manufactures large-scale chromatography equipment and Bio-Rad Laboratories, Inc., which has a competing range of laboratory scale products. A number of other small and large life science companies have some media products in their portfolios or specialize in certain types of media.

   LABORATORY PRODUCTS

     The total market for laboratory products covers instruments, reagents and consumables for all laboratory analytical procedures and experiments. We focus on specific ranges of products for many selected life science applications and have an estimated 15% share of the served market, making us a market leader. Some suppliers such as Fisher Scientific International Inc., Merck & Co., Inc., and Sigma-Aldrich Corporation serve the total laboratory products market and offer several types of products, often including many outsourced products, for life science markets. A large number of competitors such as Qiagen N.V. and Promega Biosciences Inc. focus on specific niche life science applications.

INTELLECTUAL PROPERTY

     We consider the protection of our proprietary technologies and products to be important to the success of our business. We rely on a combination of patents, licenses and trademarks to establish and protect our proprietary rights to our technologies and products. We also rely on unpatented proprietary technologies. We have obtained patents in many countries covering significant products developed through our research and development activities. We currently own 163 issued patents in the United States and 373 issued patents in other major industrialized nations, and have 602 patent applications pending.

     We believe that we continue to have patent protection for our most important existing products in our major markets, and, in addition, we have obtained patents, or anticipate that patents will be granted for a majority of new products and technologies which are under development. We intend to continue to file patent applications as we develop new products and technologies.

     U.S. patents normally have a term of 17 years from the date of issue for patents issued from applications filed prior to June 8, 1995 and 20 years from the date of filing of the application in the case of patents issued from applications filed on or after June 8, 1995. Patents in most other countries have a term of 20 years from the date of filing the patent application.

     We are party to various exclusive and non-exclusive licensing agreements with third parties that grant us rights to use key components within our technologies. We believe that the following licensing agreements, all of which terminate upon the expiration of the related patents, are important to our business:

     - University of California -- exclusive license to patents relating to our MegaBACE sequencing systems and Energy Transfer Sequencing Primers and Terminators;

     - Carnegie Mellon University -- exclusive license to patents relating to our two dimensional electrophoresis systems;

     - Harvard University -- exclusive license to patents relating to our Thermo Sequenase DNA Polymerase;

     - California Institute of Technology -- non-exclusive license to patents relating to our fluorescent sequencing technology; and

     - Molecular Staging, Inc. -- exclusive license to patents relating to our SNiPer product.

     We rely in part on trade secret protection of our intellectual property. We attempt to protect our trade secrets by entering into confidentiality agreements with third parties, employees and consultants. Employees and consultants also sign agreements to assign to us their interests in patents and copyrights arising from their work for us. Employees also agree not to compete unfairly with us after their employment by using confidential information. However, these agreements can be breached and, if they were, there may not be an adequate remedy available to us. Also, a third party may learn our trade secrets through means other than by breach of our confidentiality agreements, or they could be independently developed by our competitors.

BACKLOG

     Our total recorded backlog on June 30, 2000 was $59 million. On December 31, 1999 our total recorded backlog was $56 million. We anticipate that all products included in the current backlog will be delivered before the end of 2000. It is our policy to include in backlog only purchase orders or production releases that have firm delivery dates within one year. However, recorded backlog may not result in sales because of cancellation of orders or other factors.

GOVERNMENT REGULATION

     We are not subject to direct governmental regulation other than the laws and regulations generally applicable to businesses in the jurisdictions in which we operate, including those governing the handling and disposal of hazardous wastes and other environmental matters. See " -- Environmental and Other Regulatory Matters." Our research and development activities as well as our manufacturing activities involve the controlled use of small amounts of hazardous materials, chemicals and radioactive compounds. However, significantly larger quantities of hazardous materials and chemicals are used at two of our manufacturing facilities. Although we believe that our safety procedures for handling, using and disposing of such materials comply with applicable regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated.

ENVIRONMENTAL AND OTHER REGULATORY MATTERS

     We are subject to various environmental protection and occupational health and safety laws and regulations in the countries in which we operate. In addition, in our current operations and over the years, we have handled, manufactured, used and disposed, and will continue to deal in or otherwise handle, manufacture, use and dispose of materials and wastes classified as hazardous or toxic by one or more regulatory agencies.

     We have developed a worldwide program of health, safety and environmental policies and standards. Specifically, the policy commits us to regard health, safety and the environment as integral to the management of the businesses. The standards are performance based and clarify management's intent in key areas. These standards require the sites to develop their own processes and procedures for achieving compliance and delivering continuous improvement in environmental and occupational safety and health performance throughout all of our worldwide operations.

     There are inherent risks in handling hazardous or toxic materials and wastes, and we incur costs to comply with the health, safety and environmental regulations applicable to our operations. We have no reason to believe that current and expected expenditures and risks occasioned by these circumstances are likely to have a material adverse effect on financial condition or results of operation; however a change in circumstances could result in such a material adverse effect. The manufacture, handling, storage, sale and disposal of our products are subject to various environmental laws and regulations. Although we continue to make capital expenditures for environmental protection, we do not anticipate being obliged as a result of current laws and regulations to incur costs which would have a material impact upon our financial condition or results of operations.

     In the United States, the possession, use and distribution of reactor byproduct radioactive materials are regulated by the Nuclear Regulatory Commission, or NRC. In states that have entered into an agreement with the NRC to regulate byproduct material, these so-called Agreement States have jurisdiction. Naturally occurring and accelerator produced materials are regulated by individual states, more than half of which are Agreement States. Regulation is administered through regulations and licenses issued by both the NRC and these states. Regulatory compliance is monitored and enforced by inspection and investigation as a result of reported incidents. The U.S. Environmental Protection Agency also has regulations concerning disposal of radioactive materials mixed with hazardous waste. Transportation of radioactive material is regulated by the U.S. Department of Transportation. You should read "Relationship with Nycomed Amersham and Pharmacia -- Ongoing Arrangements between APBiotech, Nycomed Amersham and Pharmacia -- Contract Manufacture Agreements" for a discussion of our potential environmental liability relating to a Nycomed Amersham site.

EMPLOYEES

     As of June 30, 2000, our employees numbered close to 4,200 with approximately 2,600 employees based in Europe, 1,090 in North America, 190 in Asia Pacific, 230 in Japan and 50 in the rest of the world. Many of our employees are represented by trade unions. We consider our employee relations to be good and have not experienced any material work stoppages in recent years.

PROPERTY

     Our principal executive offices are located in Piscataway, New Jersey. Listed below are the location of our principal facilities, together with the form of title, approximate floor space and the principal activities conducted at such facilities. We consider all the facilities listed below to be reasonably appropriate for the purposes for which they are used, including manufacturing, research and development, and administrative purposes. All properties are maintained in good working order and, in the case of those used for manufacturing purposes, are substantially utilized on the basis of at least one shift.

                                                                                              SQUARE    (L) LEASED
LOCATION                                   PRINCIPAL ACTIVITIES                               METERS    (O) OWNED
-----------------------------------------------------------------------------------------------------------------
United States (Piscataway, New Jersey)    Executive offices, commercial, research and         25,000       O
                                          development and manufacturing
United States (Sunnyvale, California -    Executive offices, commercial, research and         13,126       L
two sites)                                development and manufacturing
United States (San Francisco)             Commercial, research and development and             6,038       O
                                          manufacturing
England (Buckinghamshire -                Executive offices and commercial                     4,903      (1)
Amersham Place)
England (Buckinghamshire -                Research and development and manufacturing           4,200      (2)
Amersham Laboratories)
Wales (Cardiff)                           Commercial, research and development and           121,551      (2)
                                          manufacturing
Sweden (Uppsala)                          Executive offices, commercial research and         105,000       O
                                          development and manufacturing
Sweden (Umea)                             Manufacturing                                       13,400       O
Germany (Freiburg)                        Commercial                                           5,700       L
Japan (Tokyo)                             Commercial and research and development              3,700       L

-------------

(1) Property owned or leased by Nycomed Amersham, but used by APBiotech pursuant to the general services agreement.

(2) Property owned by Nycomed Amersham, but used for contract manufacturing of APBiotech's products pursuant to the contract manufacture agreement.

LEGAL PROCEEDINGS

     We have various actions pending against the Applied Biosystems Division of PE Corporation, or ABD, in California, USA. By summons dated November 18, 1997, we claimed infringement by ABD of U.S. Patent No. 5,688,648 entitled "Probes Labeled with Energy Transfer Coupled Dyes" invented by Rich Mathies of University of California, exclusive rights to which are licensed to us. On October 19, 1998, we filed suit with the U.S. District Court, Delaware, against Celera Genomics Corporation, a business unit of PE Corporation also for infringement of U.S. Patent No. 5,688,648. This action has been consolidated with the action against ABD.

     In a decision dated May 19, 2000, the Northern District Court of California upheld our interpretation of the claims of U.S. Patent No. 5,688,648. This decision followed a Markman hearing on December 10, 1999 in which the court was asked for its view of respective constructions by each party of the patent claims. The subsequent decision of the court in our favor in respect of all the terms in dispute will be referred to in the trial anticipated to take place in January 2001. At the trial, a decision as to whether or not ABD and Celera infringe U.S. Patent No. 5,688,648 will be dictated by the scope of the patent as now defined by the decision.

     On March 13, 1998, ABD filed a complaint in U.S. District Court Northern District of California, San Jose Division for patent infringement and a declaratory judgment against us claiming infringement of U.S. Patent No. 4,811,218 entitled "Real Time Scanning Electrophoresis Apparatus for DNA Sequencing" and U.S. Patent No. 5,207,886 entitled "Capillary Electrophoresis." We filed a counterclaim against ABD in these proceedings alleging infringement by ABD of U.S. Patent No. 5,091,652 entitled "Laser Excited Confocal Microscope Fluorescence Scanner and Method" (issued to Rich Mathies, assigned to University of California and exclusively licensed to us) and of U.S. Patent No. 5,459,325 entitled "High-Speed Fluorescence Scanner." By summons dated May 21, 1998, in U.S. District Court Southern District of New York, we claimed infringement by ABD of U.S. Patent No. 4,707,235 entitled "Electrophoresis Method and Apparatus Having Continuous Detection Means."

     On September 22, 1999, we moved for an order to file an amended counterclaim claiming antitrust damage because of fraud by ABD in obtaining U.S. Patent No. 5,207,886. ABD then withdrew its claim for infringement of U.S. Patent No. 5,207,886. The Court permitted us to pursue the issue of fraud regarding U.S. Patent No. 5,207,886.

     On May 31, 2000 PE Biosystems announced it had filed suit in the Northern District of California against us for infringing a patent related to a class of fluorescent dye compounds used in automated DNA Sequencing processes.

     We are vigorously contesting the claims described above. However, it is not possible to predict with certainty the outcome of this litigation, and while we do not believe an adverse result would have a material effect on our consolidated financial position, it could be material to our results of operations or cash flows for a fiscal year.

      We are also involved in various other disputes of a nature considered typical for our businesses, including those relating to product liability and infringements of intellectual property rights and validity of patents. Although the amount of any liability that might arise with respect to any of these matters cannot be accurately predicted, the resulting liability, if any, will not in the opinion of the management have a material adverse effect on our consolidated financial position, results of operations or cash flows.

      Although, we vigorously defend all claims, we make provision for potential liabilities when deemed probable and reasonably estimable, including expenses that may arise and based on current information and legal advice, adjusted from time to time according to developments. In defending our own intellectual property, there is always a risk that failure to prosecute any claim successfully may result in a court invalidating our patents and the subsequent loss of our intellectual property. See "Risk Factors -- Risks Related to Our Intellectual Property."


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
                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information regarding our executive officers and directors, as of August 31, 2000:

NAME                                        AGE       POSITION
----                                        ---       --------
Sir William M. Castell                      53        Chairman
Ronald Long                                 53        Director
Dr. Andrew Carr                             41        Director, Chief Executive Officer
Per-Erik Sandlund                           48        Chief Financial Officer
Dr. Mike Hayes                              49        Vice President, Research and Development
Dr. Peter Coggins                           51        Vice President, Sales and Marketing
Arne Forsell                                58        Vice President, Operations
Peter von Ehrenheim                         45        Vice President, Separations
Julian Cooper                               43        Vice President, Human Resources
William J. Sulinski                         59        Vice President, Corporate Development
Nicola Smith                                46        Vice President, Corporate Affairs
Giles Kerr                                  41        Director
Christopher J. Coughlin                     48        Director
Mats Gunnar Pettersson                      54        Director

     William M. Castell, our Chairman, joined Amersham International in 1989 as Chief Executive, a position he continues to hold in the merged Nycomed Amersham plc. Sir William Castell has been Chairman of APBiotech Ltd. since its formation in 1997. Prior to joining Amersham International, Sir William Castell was Commercial Director of Wellcome plc. He holds a bachelor's degree in Business Studies, is a chartered accountant, and a non-executive director of Marconi plc.

     Ronald Long, our Deputy Chairman, joined Amersham International in 1990 and after holding a variety of positions was our Chief Executive Officer until August 1, 2000. Prior to joining Amersham International, Mr. Long was a director of Coopers Animal Health and then Managing Director of Calmic International. He holds a bachelor's degree in Economics and is a member of the Institute of Personnel & Development.

     Andrew Carr, our Chief Executive Officer joined Amersham International in 1987 and spent eight years in a variety of research and development positions in the United Kingdom. Mr. Carr gained further experience in Amersham's Cleveland, Ohio facility, first as Manufacturing Director and then as Site Director, before moving into the commercial function as Vice President of the Cell Biology business in 1997. He was Vice President of Sales and Marketing with global responsibility for our sales from 1998, until his appointment as Chief Executive Officer on August 1, 2000. Mr. Carr holds a first class bachelor's degree in Biology and a Ph.D. in Zoology.

     Per-Erik Sandlund, our Chief Financial Officer, joined Pharmacia Biotech in 1991 as Chief Financial Officer. Mr. Sandlund had previously been President of System 3R International AB and had earlier held a variety of financial positions in Sweden and Latin America. He has a bachelor's degree in Economics and Business.

     Mike Hayes, our Vice President, Research & Development, joined APBiotech Ltd. in April 2000 following a 19 year career with Glaxo Wellcome. From 1995 to April 2000, Mr. Hayes was Divisional Director, Discovery Technology. He holds a bachelor's degree in Biochemistry and a Ph.D. in Microbial Biochemistry. He is a former Chairman of the Centre for Natural Products Research in Singapore and is non-executive director of Biotica Technology Ltd.

     Peter Coggins, our Vice President, Sales & Marketing, rejoined Amersham International in the United Kingdom in 1994 as Vice President, Marketing, following a 10-year period working for biotechnology companies in North America and Finland. Mr. Coggins has served as the Regional Sales President for both Europe and North America and as Vice President, Drug discovery Marketing based in Sunnyvale, California. He holds both a bachelor's degree and a Ph.D. in Zoology.

     Arne Forsell, our Vice President, Operations, joined Pharmacia Biotech in 1990 as President and then served as Deputy CEO following the APBiotech merger in 1997. Prior to these positions, Mr. Forsell was a management consultant and held a variety of positions with Atlas Copco in Sweden, Norway and Portugal. Mr. Forsell is a member of the business council of the Royal Swedish Academy of Engineering Sciences. He is the chairman of Nordbanken, Region Central and Northern Sweden and is a director of several companies and foundations in Sweden. He graduated from the Royal Institute of Technology in Stockholm with a master of science degree in Civil Engineering.

     Peter von Ehrenheim, our Vice President, Separations, joined Pharmacia Biotech in 1983. Mr. Ehrenheim returned to Sweden from Milwaukee, Wisconsin to take up this position in 1999 following three years as the U.S. head of manufacturing and head of the industrial molecular biology business. He holds a master of science and engineering degree from the Royal Institute of Technology in Stockholm.

     Julian Cooper, our Vice President, Human Resources, joined Amersham International in the United Kingdom in 1984 and has held a variety of positions prior to being appointed Director of Human Resources in 1994. Mr. Cooper was responsible for the APBiotech merger integration process in 1997. He holds a bachelor's degree in Geography and is a fellow of the chartered institute of management accounting.

     William J. Sulinski, our Vice President, Corporate Development, joined APBiotech Ltd. in 1998 from Pharmacia & Upjohn, where during his 21-year career there he held a variety of positions in finance and business development. Mr. Sulinski has a bachelor's degree in Business Administration and is a certified public accountant.

     Nicola Smith, our Vice President, Corporate Affairs, joined APBiotech Ltd. in 1997 from Staveley Industries following a career in public and media relations, business development, and journalism. She has a bachelor's degree in Mathematics and Biology and a master's degree in Business Administration.

     Giles Kerr was a founding member of our board of directors in 1997 and is Chief Financial Officer of Nycomed Amersham, where he has been employed since 1991. He was previously a partner with Arthur Andersen.

     Christopher J. Coughlin was elected to our board of directors in July 2000, and is Executive Vice President and Chief Financial Officer of Pharmacia, where he has been employed since 1998. He was previously President of Nabisco International, Executive Vice President and Chief Financial Officer of Nabisco Holdings, and Chief Financial Officer of Sterling Winthrop.

     Mats Gunnar Pettersson was a founding member of our board of directors in 1997 and is Senior Vice President, Global Mergers & Acquisitions for Pharmacia, where he has been employed since 1976. After a career as a certified public accountant, he worked in the pharmaceutical industry in France, Sweden, Italy, the United Kingdom and the United States.

BOARD COMPOSITION

     Our board currently consists of six directors, four appointed by Nycomed Amersham and two appointed by Pharmacia. As part of the reorganization and upon consummation of this offering, our board will consist of 11 members: six Nycomed Amersham nominated directors, two Pharmacia nominated directors and three independent directors.

BOARD COMMITTEES

   AUDIT COMMITTEE

     The audit committee will consist of the three independent directors. The audit committee reviews and makes recommendations to the board of directors regarding our internal accounting and financial controls and our accounting principles and auditing practices and procedures to be employed in preparation and review of our financial statements. The audit committee also makes recommendations to the board concerning the engagement of independent public auditors and the scope of the audit to be undertaken by these auditors.

   DISCUSSION COMMITTEE

     In accordance with the terms of the shareholders' agreement with our current shareholders we have agreed to establish a discussion committee. The discussion committee will consist of seven members: two independent directors, two directors nominated by Pharmacia and three directors nominated by Nycomed Amersham. The quorum for the discussion committee will be three directors: one nominated by Pharmacia, one nominated by Nycomed Amersham and one independent director. If it is not possible to form a quorum, a subsequent committee meeting will be held with a minimum notice of seven calendar days, at which meeting the quorum will be any two members of the committee.

     Before we take any action with respect to any discussion matter, the discussion committee shall make recommendations to the board concerning this discussion matter. In this instance, "action" means a final decision, final commitment, or public statement by the board. Management may take preliminary steps with regard to a discussion matter prior to review by the discussion committee. Recommendations by the discussion committee will be confidential and will not be binding on the board. Discussion matters must be authorized or approved by a majority of all our directors. A discussion matter is any action by us with respect to:

     - acquisitions or divestitures of securities or assets having a fair market value, or for consideration having a fair market value, in excess of $200 million;

     - the issuance of securities having a fair market value, or for consideration having a fair market value, in excess of $200 million;

     - dividends on and distributions of securities or assets having a fair market value in excess of $200 million; or

     - incurrence of indebtedness (other than indebtedness incurred pursuant to any credit facility that has been the subject of a previous report of the discussion committee) that would cause our aggregate consolidated indebtedness (excluding the long-term notes to be issued by us to Nycomed Amersham) to exceed $200 million.

     Unless a shorter period of time is agreed by the directors nominated by Pharmacia, we will have an obligation to furnish the members of the discussion committee with all documents, papers and information relating to a particular discussion matter no less than 15 calendar days before the meeting of the discussion committee at which this discussion matter is being considered. The discussion committee's recommendation must be made on the day of the discussion committee's meeting, after which we may take any action regarding the discussion matter as we deem appropriate, so long as any action is approved by a majority of our directors.

   COMPENSATION COMMITTEE

     The compensation committee will consist of one director nominated by Pharmacia, one director nominated by Nycomed Amersham and one independent director. The compensation committee reviews and recommends to the board of directors policies, practices and procedures relating to the compensation of the officers and other managerial employees and the establishment and administration of employee benefit plans. The compensation committee also exercises all authority under our employee equity incentive plans and advises and consults with our officers as may be requested regarding managerial personnel policies.

   NOMINATING COMMITTEE

     The nominating committee will consist of two directors nominated by Pharmacia and two directors nominated by Nycomed Amersham. The nominating committee will nominate the three independent directors. Decisions of the nominating committee require approval of a majority of its members.

   EXECUTIVE COMMITTEE

     The executive committee will consist of members. The executive committee will have the authority to act as a liaison between the board and executive management and will exercise such powers as shall be delegated to it by the board.

DIRECTOR COMPENSATION

     Our directors who are not also our officers or employees will be paid an
annual retainer of $        and a fee of $         for each meeting attended of
the board of directors or of a committee of the board.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation paid to our Chief Executive Officer and our five other most highly compensated executive officers during our fiscal years ended December 31, 1999, 1998 and 1997.

                           SUMMARY COMPENSATION TABLE


                                                                                                               LONG-TERM
                                                                                                              COMPENSATION
                                                                                                              --------------
                                                                ANNUAL COMPENSATION                              PAYOUTS
                                                  ---------------------------------------------------------   --------------
                                                                                               OTHER
                                                                                               ANNUAL
NAME AND PRINCIPAL POSITION                        YEAR           SALARY        BONUS          COMPENSATION    LTIP PAYOUTS
---------------------------                       -------       ----------    ---------     ---------------   --------------
Ronald Long(1) ..............................      1999         $  388,800    $       0(4)  $    39,680(5)      $ 217,918
Chief Executive Officer                            1998            373,500      162,473          59,898           421,208
                                                   1997            315,700      164,000          14,863                 0
Andrew Carr(2) ..............................      1999            171,720       25,194          11,029                 0
Vice President, Sales and Marketing                1998            149,193       31,540          11,818                 0
                                                   1997            108,707        6,304           7,477                 0
Julian Cooper ...............................      1999            218,700       40,915          22,073                 0
Vice President, Human Resources                    1998            191,357       70,915          23,864                 0
                                                   1997            149,199            0          18,873                 0
Arne Forsell ................................      1999            258,570      123,832           6,058                 0
Deputy Chief Executive Officer                     1998            239,080      236,820           6,655                 0
                                                   1997            200,140      216,971           7,045                 0
Per-Erik Sandlund ...........................      1999            161,031       38,289           2,787                 0
Chief Financial Officer                            1998            158,592       70,694               0                 0
                                                   1997            130,208      109,986           2,218                 0
Maris Hartmanis(3) ..........................      1999            158,607       40,712           6,301                 0
Vice President, Research and Development           1998            159,094       85,386           6,404                 0

                           SUMMARY COMPENSATION TABLE

                                                                                                             LONG-TERM
                                                                                                           COMPENSATION
                                                                                                           -------------
                                                                ANNUAL COMPENSATION                           PAYOUTS
                                                  -----------------------------------------------------    -------------
                                                                                             OTHER
                                                                                             ANNUAL
NAME AND PRINCIPAL POSITION                        YEAR           SALARY        BONUS        COMPENSATION   LTIP PAYOUTS
---------------------------                       -------       ----------    ---------   ---------------  -------------
                                                   1997            138,298       62,364         6,915                 0

-------------

(1) Mr. Long resigned as Chief Executive Officer of APBiotech Ltd. on August 1, 2000.

(2)  Mr. Carr was appointed Chief Executive Officer on August 1, 2000.

(3) Mr. Hartmanis resigned as Vice President, Research and Development on March 31, 2000.

(4) Mr. Long elected to waive an annual bonus payment of $25,896.50 in fiscal 1999.

(5) In order to assist in Mr. Long's relocation to Sweden, Amersham Pharmacia Biotech AB, Sweden purchased, in June 1998, certain assets on his behalf to the value of $13,697.21. Mr. Long reimbursed the principal amount in full in January 2000, together with interest of $1,451.11. The amount of interest due at the beginning of the year was $468.10 and at the end of the year was $1,380.14.

EMPLOYMENT AGREEMENTS

     At the time of commencement of employment, our executive officers generally execute standard contracts specifying basic terms and conditions of their employment. Our employment contracts in the United Kingdom allow us to terminate the contract upon 12 months' notice and allows the employee to terminate upon six months' notice. Our employment contracts in Sweden allow either party to terminate upon six months' notice, however, we are required to pay 12 months' severance if we terminate an employment agreement for reasons other than a material breach by the employee. We have entered into an employment agreement with Mr. Forsell that provides for 18 months' severance pay upon termination of the contract.

     Our executive officers have signed agreements which require them to maintain the confidentiality of our information. These agreements also prohibit these officers from competing with us during the terms of their employment and for one year after by joining or dealing with a direct competitor.

STOCK OPTION PLANS

   EXECUTIVE STOCK OPTION PLAN

     Prior to consummation of this offering, we will adopt an executive stock option plan. The executive stock option plan will provide for grants of incentive stock options to our senior executives. The plan will grant incentive stock options for U.S. taxation purposes. The purpose of our stock plan will be to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to our senior executives and to promote the success of our business. At the request of the board of directors, the compensation committee administers our stock plan and determines the participants and the terms of options granted, including the exercise price, number of shares subject to the option and exercisability.

     Options granted under the executive stock option plan will vest over four years, 25% in each year. The executive stock option plan will terminate in 2010, unless our board of directors terminates it sooner. No options have yet been issued pursuant to the executive stock option plan. Options granted under the executive stock option plan will have an exercise price of not less than the fair market value of the underlying shares on the grant date, and a term of not more than 10 years.

     Our senior executives globally, including our officers and employee directors, are eligible to participate if they devote substantially the whole of their working time to their duties with us. Cash awards may also be granted in jurisdictions where it is not possible to grant stock options. The terms of a cash award shall be determined by the compensation committee and will, as far as possible, be similar to the terms of executive stock options.

     Options granted under the executive stock option plan terminate immediately upon the termination of the participant's status as an employee of our company, except in the circumstances in which we dispose of the subsidiary or business which employs the participant, the participant's retirement or his disability or death. In these circumstances the participant may exercise his option for a limited period which may not, in any case, exceed 12 months from the date of his ceasing to be an employee.

   STOCK OPTION PLAN

     Prior to consummation of this offering, we will adopt a stock option plan. This plan will provide for the grant of stock options to our employees after the date of this offering.

     No options have yet been issued pursuant to the stock option plan. Options granted under the stock option plan will normally vest three years from the date of option grant, provided that the employee remains employed by us. Options granted under the stock option plan terminate immediately upon the termination of the participant's status as an employee of APBiotech, unless the employee leaves by reason of injury, disability, redundancy or retirement in which case options will terminate at the later of six months after the employee leaves employment or 42 months from the date of grant. If a participant dies, his personal representatives can exercise an option within one year of death.

     The stock option plan will terminate in 2010, unless our board of directors terminates it sooner. Our board of directors may also amend the plan in the future.

   EMPLOYEE STOCK PURCHASE PLAN

     Prior to the closing of this offering, we will adopt an employee stock purchase plan. We have reserved a total of shares of common stock for issuance under the employee stock purchase plan, together with an annual increase in the number of shares reserved thereunder beginning on the first day of our fiscal year commencing January 1, 2001 in an amount equal to the lesser of:

     -            million shares;

     - % of our outstanding common stock on the last day of the prior fiscal year; or

     -    an amount determined by our board of directors.

     Our employee stock purchase plan is administered by the board of directors and is intended to qualify under Section 423 of the Internal Revenue Code. Our U.S. employees, including our officers and employee directors but excluding our five percent or greater stockholders, are eligible to participate if they are customarily employed for at least 20 hours per week and have been employed by us for a continuous period of at least three months. Our employee stock purchase plan permits eligible U.S. employees to purchase common stock through payroll deductions, which may not exceed the lesser of 10% of an employee's compensation where compensation is defined on Form W-2, or $25,000 per year.

     Our employee stock purchase plan will be implemented in six month purchase periods. The initial purchase period under our employee stock purchase plan will begin in January 2001, and the subsequent purchase periods will begin on the first trading day on or after July 1 and January 1 of each year. The purchase price of our common stock under our employee stock purchase plan will be 85% of the lesser of the fair market value per share on either the first day of the purchase period or on the last day of the purchase period, which is the purchase date. Each participant will be granted an option on the first day of the purchase period and the option will continue in effect until the purchase date. The option will be automatically exercised on each purchase date, unless the employee notifies us that she or he does not wish to purchase the shares. Employees may end their participation in a purchase period at any time, and their participation ends automatically on termination of employment with our company.

     Our employee stock purchase plan will terminate in 2010, unless our board of directors terminates it sooner.

   U.K. SHARESAVE PLAN

     Prior to consummation of this offering, we will adopt a U.K. Revenue Approved Sharesave (SAYE) share option plan. All of our U.K. employees will be eligible to participate in the SAYE. The plan is subject to a cumulative maximum investment of pound sterling 250 per month for each individual. The share options run for five or seven years. At the end of the chosen option period the shares may be purchased by the employee at a 20% discount to the share price at the start of the period. Cash awards may also be granted where it is not possible to grant stock options. The terms of a cash award shall be determined by the board of directors and will, as far as possible, be similar to the terms of SAYE options.

   SHARES AVAILABLE FOR STOCK PLANS

     The maximum number of shares which may be subscribed under all the stock plans described above that are normally capable of vesting on or before June 2002 shall be limited to a maximum of 3% of our total issued share capital.

STOCK OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table sets forth information concerning grants of stock options and stock appreciation rights, or SARs, made to the executive officers named in the Summary Compensation Table during our fiscal year ended 1999.

                  OPTION/SAR GRANTS IN LAST FISCAL YEAR (1999)

                                                                                POTENTIAL REALIZABLE
                                                                              VALUE AT ASSUMED ANNUAL
                                                                                RATES OF STOCK PRICE
                                                                              APPRECIATION FOR OPTION   GRANT DATE
                             INDIVIDUAL GRANT                                           TERM               VALUE
                      -----------------------------------------------------   -----------------------  ------------
                         NUMBER OF     % OF TOTAL
                        SECURITIES    OPTIONS/SARS     EXERCISE
                        UNDERLYING     GRANTED TO         OR
                       OPTIONS/SARS   EMPLOYEES IN    BASE PRICE  EXPIRATION                            GRANT DATE
         NAME             GRANTED     FISCAL YEAR        ($/SH)     DATE         5%           10%      PRESENT VALUE
---------------------  ------------   ------------    ----------  ----------   --------     --------   ------------
Ronald Long ........      18,265         0.49             7.10    May 2009     $ 81,505     $206,551    $132,801.16
Andrew Carr ........      15,981         0.43             7.10    May 2009       71,313      180,722     116,194.65
Julian Cooper ......      13,698         0.37             7.10    May 2009       61,125      154,904      99,595.42
Arne Forsell .......      45,662         1.23             7.10    May 2006      203,760      516,371     331,999.27
Per-Erik Sandlund ..      27,397         0.74             7.10    May 2006      122,255      309,820     199,198.11
Maris Hartmanis ....      27,397         0.74             7.10    May 2006      122,255      309,820     199,198.11


AGGREGATED OPTION AND SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

     The following table sets forth information concerning option and SAR exercises by the executive officers named in the Summary Compensation Table during APBiotech's fiscal year ended 1999.

           AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR (1999)
                      AND FISCAL YEAR END OPTION/SAR VALUES

                                                                        NUMBER OF SECURITIES
                                                                            UNDERLYING           VALUE OF UNEXERCISED
                                                                           UNEXERCISED             IN-THE-MONEY
                                                                          OPTIONS/SARS AT          OPTIONS/SARS AT
                              SHARES ACQUIRED ON                          FISCAL YEAR END (#)      FISCAL YEAR END ($)
                                   EXERCISE           VALUE REALIZED       EXERCISABLE(E)/          EXERCISABLE(E)/
           NAME                     (#)                   ($)             UNEXERCISABLE(U)         UNEXERCISABLE(U)
-------------------------     ------------------      -------------     --------------------     ---------------------
Ronald Long .............             0                 0                    190,979(E)          1,454,980(E)
                                                                             157,617(U)            653,857(U)

           AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR (1999)
                      AND FISCAL YEAR END OPTION/SAR VALUES

                                                                        NUMBER OF SECURITIES
                                                                            UNDERLYING           VALUE OF UNEXERCISED
                                                                           UNEXERCISED             IN-THE-MONEY
                                                                          OPTIONS/SARS AT          OPTIONS/SARS AT
                              SHARES ACQUIRED ON                          FISCAL YEAR END (#)      FISCAL YEAR END ($)
                                   EXERCISE           VALUE REALIZED       EXERCISABLE(E)/          EXERCISABLE(E)/
           NAME                     (#)                   ($)             UNEXERCISABLE(U)         UNEXERCISABLE(U)
-------------------------     ------------------      -------------     --------------------     ---------------------
Andrew Carr .............             0                 0                     35,243(E)            225,120(E)
                                                                              52,501(U)            217,227(U)
Julian Cooper ...........             0                 0                    177,224(E)          1,389,117(E)
                                                                              13,698(U)             47,625(U)
Arne Forsell ............             0                 0                    147,785(U)            591,393(U)
Per-Erik Sandlund .......             0                 0                     88,671(U)            354,836(U)
Maris Hartmanis .........             0                 0                     88,671(E)            354,836(E)

     LONG-TERM INCENTIVE PLAN

     The following table sets forth information concerning long-term incentive awards made to the executive officers named in the Summary Compensation Table during APBiotech's fiscal year ended 1999.

             LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR

                                                                          ESTIMATED FUTURE PAYOUTS UNDER
                               NUMBER OF      PERFORMANCE OR               NON-STOCK PRICE-BASED PLANS
                             SHARES, UNITS     OTHER PERIOD        ---------------------------------------------
                               OR OTHER      UNTIL MATURATION      THRESHOLD          TARGET           MAXIMUM
           NAME                 RIGHTS          IN PAYOUT           ($ OR #)          ($ OR #)         ($ OR #)
------------------------     -------------   ----------------      ---------          --------         --------
Ronald Long ............       18,721            June 2002            N/A              N/A               N/A
Andrew Carr ............            0            June 2002            N/A              N/A               N/A
Julian Cooper ..........        9,984            June 2002            N/A              N/A               N/A
Arne Forsell ...........       16,641            June 2002            N/A              N/A               N/A
Per-Erik Sandlund ......        9,984            June 2002            N/A              N/A               N/A
Maris Hartmanis ........        9,984            June 2002            N/A              N/A               N/A

     Awards of performance shares in Nycomed Amersham have been made to executives under two plans. Vesting of performance shares under the Nycomed Amersham Long-term Incentive Plan, or LTIP, depends upon the performance of Nycomed Amersham over a three-year period as measured by the growth in its total shareholder return relative to the United Kingdom FTSE 100 index of companies. No shares will vest in the participants unless Nycomed Amersham's total shareholder return would place it in at least position number 60 among the FTSE 100 companies ranked by total shareholder return and the maximum number of shares will vest only if the performance would rank it at position number 20 or better. If the performance conditions are not satisfied in full and an award does not vest, the performance period may be extended by up to a maximum of two years.

     The vesting of performance shares under the Nycomed Amersham Merger LTIP depends on achieving various financial targets by December 31, 2000 (with respect to 75% of each award) and December 31, 2001 (with respect to the balance of the award).

     At December 31, 1999, the value of awards of performance shares in Nycomed Amersham under the two LTIP plans held by our executives were as follows:

                                          NYCOMED AMERSHAM
                      NYCOMED AMERSHAM    MERGER LTIP
                      ----------------    -----------
Ronald Long .....         $125,163         $294,664
Julian Cooper ...           68,928          181,032
Arne Forsell ....          114,348          343,252


                                          NYCOMED AMERSHAM
                      NYCOMED AMERSHAM    MERGER LTIP
                      ----------------    -----------
Per-Erik Sandlund           68,609          205,951
Maris Hartmanis .           68,609          205,951

PENSION PLANS

     The following paragraphs set out the retirement benefits applicable to the employees specified.

Ronald Long

     Prior to January 1, 1999, Mr. Long was paid a remuneration supplement in lieu of a pension to compensate him for agreed pension entitlements that were not to be paid directly as a pension. The remuneration committee of Nycomed Amersham agreed to a change to the arrangements for Mr. Long, from January 1, 1999, which resulted in his being entitled to a total target pension upon retirement at age 60 of 60% of the weighted average of the last three years' basic salary. The pension payable by Nycomed Amersham will be this target pension, less pension benefits earned in previous employments. This pension will also include the pension secured by Mr. Long from past remuneration supplements. No further supplements will be paid in lieu of pensions. Approximately two-thirds of the total target pension will be funded through a combination of approved and unapproved arrangements. The amount funded for Mr. Long during 1999 was $132,767. The remainder of the pension will be provided on an unfunded basis and provision is made in our accounts for this payment. The accumulated total accrued pension amounting to $83,664 represents the accrued portion of the pension payable to the directors by us, including an amount which can be secured by past remuneration supplements. The increase in the accrued pension during the year amounting to $27,988 is calculated as if the new arrangements had been in place on December 31, 1998.

Andrew Carr and Julian Cooper

     Mr. Carr and Mr. Cooper participate in our U.K. pension plan, which has a retirement age of 63. Mr. Cooper will be entitled annually to two-thirds of his salary at retirement age. Mr. Carr's annual benefit will be a combination of a defined benefit of 1.66% of his salary at retirement for each year of employment and a contribution by us of 7.5% of his salary for each year he is employed.

     If Mr. Carr and Mr. Cooper retire after age 60, the benefit payable to them is their accrued pension. If they retire between ages 50 and 60, the benefit payable is the accrued pension reduced by 4% for each year that they are under age 60.

Per-Erik Sandlund

     Mr. Sandlund's retirement age is 60. His retirement benefits will be provided in Sweden. He is a member of the Ordinary Retirement Scheme and an Early Retirement Scheme. The Ordinary Retirement Scheme requires a company contribution of 20% of base pay and average bonus over a three-year period up to a maximum which is currently 1,865,000 Swedish Kroner per year. The contributions go to a pension plan selected by the employee. The pension is payable from age 65 in addition to social security benefits. The early retirement plan provides a pension of 70% of pensionable earnings (defined as base pay and average bonus over a three-year period) up to a maximum of currently 1,865,000 Swedish Kroner per year. This benefit is funded by the employer. Benefits are payable from ages 60-65 and any social security benefits would be offset. The Early Retirement Scheme also provides for continued contributions by us to the Ordinary Retirement Scheme up to age 65.

Arne Forsell

     Mr. Forsell's retirement age is 60. His retirement benefits will be provided in Sweden. Mr. Forsell is entitled to an early retirement pension payable from age 60-65 and a retirement pension payable after age 65.

     The early retirement pension is 70% of pensionable earnings defined as base pay and average bonus over a three year period up to a maximum which is currently 1,865,000 Swedish Kroner per year. Any social security benefits would be offset. The retirement pension is 40% of pensionable earnings as defined above, less the social security benefits payable.

SCIENTIFIC ADVISORY BOARD

     We share a scientific advisory board with Nycomed Amersham made up of eminent scientists with a wide range of experience in life sciences or imaging. Members of the advisory board evaluate our research program, recommend personnel to us and advise us on technology trends and related matters. The current members of the scientific advisory board are listed in the following table:

ADVISOR                                               INSTITUTION
-------------------------------------------------     ----------------------------------------------
Dr. Michael J. Crumpton CBE FRS, Chairman of the      Formerly, Director of Research Imperial Cancer
 Scientific Advisory Board                             Research Fund

Dr. David Barker                                      Illumina Inc, San Diego, USA

Dr. Scott E. Fraser                                   Director, Biological Imaging Center

Professor Carl-Henrik Heldin                          Ludwig Institute for Cancer Research, Sweden

Dr. David J. Lomas                                    Lecturer/Honorary Consultant Radiologist
                                                      University of Cambridge

Professor Richard A. Mathies                          Professor of Chemistry
                                                      University of California, Berkeley

Sir Keith Peters                                      Regius Professor of Physics
                                                      University of Cambridge

Professor Charles C. Richardson                       Professor of Biological Chemistry
                                                      Harvard Medical School

Professor James E. Rothman                            Vice Chairman
                                                      Sloane-Kettering Institute, New York

Dr. George R. Stark                                   Chairman, Lerner Research Institute
                                                      The Cleveland Clinic Foundation, Cleveland, USA

Professor John A. Todd                                Professor of Medical Genetics
                                                      University of Cambridge

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information about the beneficial ownership of our common stock and Class B common stock (giving effect to the reorganization) as of __, 2000 and as adjusted to give effect to this offering. In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes shares issuable pursuant to stock options that are exercisable within 60 days of __, 2000. The
following table is based on        shares of common stock and         shares of
Class B common stock outstanding as of __, 2000, and         shares of common
stock and         shares of Class B common stock outstanding after the
completion of this offering, assuming no exercise of the underwriters' over-allotment option. To our knowledge, the entities named in the table have sole voting and investment power with respect to all shares of common stock.


                                              SHARES BENEFICIALLY              SHARES BENEFICIALLY
                                           OWNED BEFORE THE OFFERING         OWNED AFTER THE OFFERING
                                           -------------------------         ------------------------
NAME AND ADDRESS OF  BENEFICIAL OWNER         NUMBER            %               NUMBER           %
-------------------------------------        --------         -----            --------        -----
Nycomed Amersham plc(1)
 Amersham Place, Little Chalfont
 Buckinghamshire
 England  HP7 9NA
Pharmacia Corporation(2)
 100 Route 206 North
 Peapack, New Jersey 07977

------------

(1)  Represents ownership of common stock.

(2)  Represents ownership of Class B common stock.

                RELATIONSHIP WITH NYCOMED AMERSHAM AND PHARMACIA

FORMATION OF APBIOTECH

     On August 5, 1997, the Life Science division of Nycomed Amersham (formerly Amersham International) was renamed Amersham Pharmacia Biotech and its operations were transferred to various legal entities owned by APBiotech Ltd., a newly formed holding company and a subsidiary of Nycomed Amersham. APBiotech Ltd. then merged with Pharmacia Biotech, a Swedish-based biotechnology supply business previously owned by Pharmacia (formerly Pharmacia & Upjohn). The merger was accounted for under the purchase method of accounting. In addition, Nycomed Amersham and Pharmacia entered into a number of other agreements, including a shareholders' agreement relating to the corporate governance and operation of our business, a general services agreement and contract manufacture agreements. Nycomed Amersham and Pharmacia also entered into trademark license agreements with us permitting the use of the Nycomed Amersham names and corporate logos. As part of this transaction, the shareholder arrangements between Nycomed Amersham and Pharmacia will be changed, the corporate logos will be transferred, and a corporate reorganization will be implemented. See " -- Ongoing Arrangements between APBiotech, Nycomed Amersham and Pharmacia -- The Shareholders' Agreement" and "Description of Capital Stock."

     Since our formation, we have been run as a separate legal entity. Prior to the closing of our reorganization and this offering, Nycomed Amersham controlled 55% and Pharmacia controlled 45% of our issued share capital and we were consolidated as a subsidiary of Nycomed Amersham. Immediately after this offering and the completion of the reorganization, Nycomed Amersham's percentage of voting rights in our outstanding common stock will be reduced to approximately 45%, as described below, but we will continue to be consolidated with the Nycomed Amersham group. Pharmacia's percentage of the voting rights in our outstanding common stock will remain the same.

     For regulatory reasons, various assets of Nycomed Amersham's Life Science division have not been transferred to us as specified in the contribution agreement. In those cases, until the necessary regulatory approvals are obtained, Nycomed Amersham will continue to supply products and carry out research and development for us at cost in accordance with the contract manufacture agreements. These agreements effectively transfer the financial benefit of those operations to us. Nycomed Amersham will also continue to supply some services to, and continue to distribute products on our behalf.

     Nycomed Amersham and Pharmacia have each agreed to indemnify us in relation to defined environmental and patent matters.

CREATION OF DELAWARE HOLDING COMPANY

     APBiotech Inc, a recently formed Delaware corporation, was created in connection with this offering to issue the shares in this offering and become the holding company for our operating businesses. The formation of APBiotech Inc, the restructuring of the shareholder arrangements and share ownership, revisions to our existing capital structure, including the issuance of two classes of stock, and changes to certain other existing arrangements with Nycomed Amersham are all part of the reorganization. The reorganization will be completed just prior to the closing of this offering.

     As part of our reorganization, Nycomed Amersham will contribute 55% of the ordinary shares of APBiotech Ltd. to APBiotech Inc in return for shares of its common stock and three long-term notes equal to the value of the shares expected to be sold in this offering. The notes will mature in 20 years and one will carry a floating market interest rate and two will carry a fixed market interest rate. Pharmacia will contribute 39.4% of the ordinary shares of APBiotech Ltd. to APBiotech Inc in return for shares of its Class B common stock. Pharmacia's German subsidiary will continue to directly own 5.6% of the ordinary shares of APBiotech Ltd.

     After completion of the reorganization and this offering, Nycomed Amersham's percentage of control over the voting rights in our outstanding common stock will be reduced from 55% to approximately 45% and Pharmacia's percentage of voting control will remain at 45%. Due to arrangements under the shareholders' agreement and Nycomed Amersham's voting position, Nycomed Amersham will control our board of directors, and we will continue to be consolidated as its subsidiary. Nycomed Amersham and Pharmacia have structured the reorganization in this manner in order to accomplish their goals of enabling our future growth and development by creating a public company.

ONGOING ARRANGEMENTS BETWEEN APBIOTECH, NYCOMED AMERSHAM AND PHARMACIA

   GENERAL SERVICES AGREEMENT

     Under this agreement, Nycomed Amersham has agreed to provide us with all the services which are necessary to run our business in the current manner, including warehousing, freight and other transportation services, computer systems and software, professional and accounting staff and insurance.

     Nycomed Amersham has also agreed under the terms of the general services agreement, subject to some limitations, to indemnify us if we incur any liability arising out of its negligence in providing the services. We have agreed to indemnify Nycomed Amersham against third party claims (other than those arising from Nycomed Amersham's negligent acts or omissions). There is no limit to the amount of our indemnification.

     The general services agreement contains customary termination events. Additionally, Nycomed Amersham may terminate the agreement immediately on the sale of any interest in us which results in Nycomed Amersham ceasing to hold an interest of at least 50% of the voting rights in the shares of APBiotech. Nycomed Amersham and we have agreed to waive this termination provision. Following termination of the general services agreement, we have an obligation to pay Nycomed Amersham an amount which decreases over a number of months in respect of the continuing costs of the terminated services.

   CONTRACT MANUFACTURE AGREEMENTS

     Under the contribution agreement, Nycomed Amersham retained manufacturing sites at Cardiff and Amersham Laboratories. Nycomed Amersham continues to manufacture products at these sites for us and carries out research and development at the sites as requested by us.

     Nycomed Amersham has also agreed under the terms of the contract manufacture agreements, subject to some limitations, to indemnify us if we incur any liability arising out of its negligence in performing its obligations. We have agreed to indemnify Nycomed Amersham against third party claims, other than those arising from Nycomed Amersham's negligent acts or omissions. There is no limit to the amount of our indemnification.

     The agreement in respect of the Cardiff site was for an initial term of one year, and continues until such time as the Nuclear Installations Inspectorate, or NII, grants a license to us under the Nuclear Installations Act 1965 with respect to the Cardiff site and Nycomed Amersham is able to transfer title to the site to us. The agreement with respect to the Amersham Laboratories site has separate termination clauses for manufacturing services and for research and development services. The manufacturing provisions for the Amersham Laboratories site have an initial term of seven years (through August 4, 2004), renewable for one or more further terms of five years. Notice of renewal must be given two years before the end of the initial term. The initial term of the research and development provisions runs until December 31, 2000, and thereafter may be renewed for further periods of 12 months, each on six months' prior notice. However, this agreement is terminable at any time after the NII grants a license to us with respect to the Amersham Laboratories site and Nycomed Amersham transfers title to the site to us. Following termination of the agreement, we have agreed to pay Nycomed Amersham an amount which decreases over a number of months with respect to the continuing costs of the terminated services.

     Nycomed Amersham retains any liability relating to decommissioning of the Cardiff site for the period prior to August 4, 1997. In the event that the Nuclear Installations Inspectorate agrees to grant us a nuclear site license and the Cardiff site is transferred to us or we terminate the contract manufacture agreement relating to the Cardiff site, we have the obligation to reimburse Nycomed Amersham for decommissioning and waste disposal costs relating to the period after August 4, 1997. We are currently in discussions with Nycomed Amersham regarding certain amendments to this agreement.

   THE SHAREHOLDERS' AGREEMENT

     In connection with this offering and the reorganization, we, Nycomed Amersham and Pharmacia will execute a new shareholders' agreement to govern our and their rights. This agreement will have a significant impact on our corporate governance. In addition to the shareholders' agreement, our certificate of incorporation and bylaws will also contain provisions relating to corporate governance and rights relating to directors and shareholders.
See "Description of Capital Stock."

     Our certificate of incorporation provides that any corporate actions which require shareholders' approval must be approved by a 662/3 vote of our shareholders. This means that no shareholders' resolution can be approved unless both of our principal shareholders approve it. Our new shareholders will have little influence, therefore, over resolutions or events that require shareholder approval under Delaware law. See "Description of Capital Stock."

   COMPOSITION OF BOARD OF DIRECTORS

     Pharmacia has the right to nominate two directors to our board of directors so long as Pharmacia beneficially owns Class B common stock representing an interest in our outstanding common stock that is more than 10%. Nycomed Amersham has the right to nominate six directors to our board of directors, including the Chairman, for so long as Nycomed Amersham beneficially owns common stock representing an interest in our outstanding common stock that is more than 35%. In addition, at all times, our board will include three independent directors nominated by the nominating committee.

     At any time that Pharmacia's ownership of Class B common stock represents an interest that is less than 10%, Pharmacia will cause its designees to resign from our board of directors. After the conversion of all its outstanding shares of our Class B common stock into common stock in accordance with our certificate of incorporation, Pharmacia will no longer have the right to nominate or elect our directors and we will reduce our board from eleven to nine directors. From and after that time, our directors will be elected by a plurality vote of the holders of common stock. Each Pharmacia director serving on the board at that time shall continue to hold office for the unexpired portion of that director's term.

     Directors will be elected to serve one year terms or until their successors are elected. Nycomed Amersham and Pharmacia have agreed to vote their shares in favor of the other's nominees to our board of directors and have given irrevocable proxies to each other to ensure that this vote is enforced.

   PHARMACIA APPROVAL REQUIRED FOR CERTAIN ACTIONS

     All board resolutions will be approved by a simple majority. Our certificate of incorporation provides, however, that without the approval of at least one of the directors elected by Pharmacia, our board will not approve:

     - acquisitions or divestitures of securities or assets having a fair market value, or for consideration having a fair market value, in excess of the protection value, as described below;

     - the issuance of securities having a fair market value, or for consideration having a fair market value, in excess of the protection value;

     - dividends and distributions of securities or assets having a fair market value in excess of the protection value;

     -    a material change in our line of business;

     -    the dissolution or liquidation of our company or APBiotech Ltd.; or

     - the issuance of equity securities after the time that our reorganization and this offering are completed until April 1, 2002.

     We refer to each of the above events as a "protective matter."

     For purposes of the above, "protection value" means an amount in cash equal to 25% of our "aggregate notional market capitalization." Aggregate notional market capitalization means the product of:

     - the average of the closing bid prices for our common stock for the 20 consecutive trading days prior to the date on which the protective matter is voted on by our board, referred to as the determination date, multiplied by

     - the sum of (A) the number of shares of our common stock issued and outstanding as of the determination date, plus (B) the number of shares of our common stock issuable at any time upon conversion of the Class B ordinary shares of APBiotech Ltd. and shares of our Class B common stock issued and outstanding as of the determination date.

     The provisions of the shareholders' agreement described under " -- Pharmacia Approval Required for Certain Actions" terminate upon Pharmacia owning less than 10% of our stock.

   NOMINATION OF DIRECTORS

     The nomination of any person not designated by Nycomed Amersham or Pharmacia for director requires the approval of a majority of the nominating committee.

NYCOMED AMERSHAM AND PHARMACIA -- RIGHT TO MAINTAIN PERCENTAGE OWNERSHIP IN OUR STOCK

     We are now and expect to continue to be a subsidiary of Nycomed Amersham's consolidated group. In order to preserve our status as a subsidiary of this consolidated group, the shareholders' agreement contains provisions which permit Nycomed Amersham and Pharmacia to subscribe for new shares in order to maintain ownership thresholds in our stock. Nycomed Amersham will have subscription rights in the event we issue equity securities, other than upon exercise of executive and employee stock options not in excess of 3% of our common stock outstanding immediately following the reorganization, which will permit Nycomed Amersham to maintain ownership at its then existing share ownership level. Pharmacia will have subscription rights in the event we issue equity securities, other than upon exercise of executive and employee stock options not in excess of 3% of our common stock outstanding immediately following reorganization, to the extent necessary to permit Pharmacia to retain at least a 20% equity interest in us.

     These provisions of the shareholders' agreement may have the effect of limiting our ability to use our capital stock as consideration for acquisitions or otherwise.

     The shareholders' agreement also contains provisions which give Nycomed Amersham the option to purchase our shares from Pharmacia. Between July 1, 2002 and December 31, 2002, Nycomed Amersham has the option to purchase shares from Pharmacia equal to at least 33.33% of the shares held by Pharmacia immediately following the reorganization, but not more than 44.44%. During the same period, Pharmacia must retain at least 33.33% of its shares. Between January 1, 2004 and June 30, 2004, Nycomed Amersham has the option to purchase all, but not less than all, of the shares held by Pharmacia.

REGISTRATION RIGHTS

     We have agreed that, at the request of Nycomed Amersham or Pharmacia, we will file one or more registration statements under the Securities Act in order to permit Nycomed Amersham and Pharmacia to offer and sell shares of our common stock. Each of Nycomed Amersham and Pharmacia are entitled to demand registration rights and will be permitted to "piggyback" on any registration statement to sell our shares filed by us, including due to a demand registration. The initial demand right may not be exercised until 180 days after the date of the reorganization. We have agreed to use our best efforts to facilitate the registration and offering of those shares designated for sale by Nycomed Amersham and/or Pharmacia.

     We have the right to postpone the filing or effectiveness of a registration statement for a period of up to 45 days in any nine-month period if:

     - we have filed a registration statement with respect to securities to be distributed in an underwritten public offering and we have been advised by the lead or managing underwriter that an offering by Nycomed Amersham or Pharmacia would materially and adversely affect the offering of our securities, or

     - we are in possession of material non-public information concerning a business combination transaction, the disclosure of which would not be in our best interest.

     Generally, all expenses related to the performance by us of our obligations with respect to the registration of our shares held by Nycomed Amersham and Pharmacia will be paid by us. In addition, we are only required to pay for one registration within any six-month period. We and Nycomed Amersham and Pharmacia each have agreed to customary indemnification and contribution provisions with respect to liability incurred in connection with these registrations.

FINANCING ARRANGEMENTS

     Since our formation, Nycomed Amersham has provided most of our financing through uncommitted intra-group loan facilities with our operating companies. These uncommitted arrangements will continue on a smaller scale after the reorganization and this offering. Our core financing needs, however, will be met by a committed long-term intra-group facility, which we intend to enter into subsequent to our completion of this offering.

   UNCOMMITTED INTRA-GROUP FACILITY AGREEMENTS

     Accounts are held by our subsidiaries in a variety of currencies with Nycomed Amersham's Treasury department. Debit balances on accounts are charged at one month LIBOR rates plus a margin. Credit balances on accounts will earn a one month LIBID rate for the currency of that account less a margin of 0.5% for functional currencies and 1.00% for all other currencies. The interest rate is established reference to the relevant LIBOR and LIBID rates available on the first working day of the calendar month. These interest rates may be changed to another benchmark rate as is agreed, provided that the new rate will reflect interest rates of the relevant currency.

     Interest is calculated each month and is applied in arrears to the relevant accounts on the first working day of the calendar month, or at other intervals as agreed. Any application of interest to the accounts is made net of withholding tax at the rate applicable under the relevant treaty.

                          DESCRIPTION OF CAPITAL STOCK

     The following descriptions are summaries of the material terms of our certificate of incorporation and bylaws which will be in effect on implementation of the reorganization. Reference is made to the more detailed provisions of, and such descriptions are qualified in their entirety by reference to, the certificate of incorporation and bylaws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and applicable law.

GENERAL

     Our authorized capital stock consists of    shares of common stock,
   shares of Class B common stock and    shares of preferred stock. The common
stock and Class B common stock are collectively referred to as common shares in this document. All of our Class B common stock will be held by Pharmacia.

COMMON STOCK

     At the completion of the offering there will be    shares of common stock
outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. The holders of our common stock are entitled to one vote per share on all matters to be voted upon by the shareholders, except that upon giving the legally required notice, shareholders may cumulate their votes in the election of directors. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive any pro rata dividends, which are declared by the board of directors out of funds legally available for the payment of dividends. We do not expect to pay dividends on our common stock in the foreseeable future. See "Dividends." In the event of liquidation, dissolution or winding up of our company, the holders of common stock are entitled to share pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of any outstanding preferred stock. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable.

CLASS B COMMON STOCK

     Pharmacia, as the holder of Class B common stock, is entitled to 1.14 votes per share on all matters to be voted upon by the shareholders, provided, however, that following the first exchange of any common stock of APBiotech Ltd. for a share of Class B common stock pursuant to the shareholders' agreement, the holder of Class B common stock will be entitled to one vote per share. The holders of the majority of the outstanding shares of Class B common stock may request that each of the outstanding shares of Class B common stock, having one vote per share, be converted into the same number of shares of common stock. Upon any sale or other disposition of shares of Class B common stock by Pharmacia or its affiliates, except for transfers to affiliates, the shares will automatically be converted into shares of common stock on a share for share basis. In addition, all the outstanding shares of Class B common stock will automatically convert into shares of common stock on a share for share basis when the holders of Class B common stock own less than 10% of all outstanding shares of common stock.

PREFERRED STOCK

     The board of directors has the authority to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of a series, without further vote or action by the shareholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the shareholders and may adversely affect the voting and other rights of the holders of common stock. We currently have no plans to issue any preferred stock.

ANTI-TAKEOVER EFFECTS OF DELAWARE LAW

     Following consummation of this offering, we will be subject to the "business combination" provisions of Section 203 of the General Corporation Law of the State of Delaware. In general, this provision prohibits a publicly held Delaware corporation from engaging in various "business combination" transactions with any interested stockholder for a period of three years after the date of the transaction in which the person became an interested shareholder, unless

     - the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status;

     - upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

     - on or subsequent to the date the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders by the affirmative vote of at least 66"% of the outstanding voting stock which is not owned by the interested shareholder.

     A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a shareholder. In general, an "interested shareholder" is a person who, together with affiliates and associates, owns or within the past three years owned 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to our company and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our shareholders the opportunity to sell their stock at a price above the prevailing market price.

PROVISIONS OF APBIOTECH'S CERTIFICATE OF INCORPORATION AND BYLAWS

     Our certificate of incorporation provides that any person purchasing or acquiring an interest in shares of our capital stock is deemed to have consented to the provisions relating to intercompany agreements and transactions with interested parties and corporate opportunities described below. The following provisions of our certificate of incorporation may only be repealed or amended by a 66"% vote of our shareholders.

     For purposes of the following description, we, us or our company includes, all corporations and other entities in which we own 50% or more of the outstanding voting interests, and Nycomed Amersham or Pharmacia includes all corporations and other entities that are "affiliates" of Nycomed Amersham or Pharmacia within the meaning of Rule 12b-2 under the Exchange Act.

   COMPETITION BY NYCOMED AMERSHAM OR PHARMACIA WITH US; CORPORATE OPPORTUNITIES

     Our certificate of incorporation provides that Nycomed Amersham and Pharmacia have no duty to refrain from engaging in the same or similar activities or lines of business as we engage in. If either Nycomed Amersham or Pharmacia learns of a potential matter that may be a corporate opportunity for both Nycomed Amersham or Pharmacia and us, Nycomed Amersham and Pharmacia have no duty to communicate or offer this opportunity to us. In addition, Nycomed Amersham and Pharmacia will not be liable to us or our shareholders for breach of any fiduciary duty if Nycomed Amersham and Pharmacia pursue or acquire the corporate opportunity or do not communicate it to us.

     In the event that a director, officer or employee of our company who is also a director, officer or employee of Nycomed Amersham or Pharmacia acquires knowledge of a corporate opportunity, such director, officer or employee shall act in good faith in a manner consistent with the following policy:

     - a corporate opportunity conceived by or offered to any person who is a director but not an officer of ours and who is also an officer (whether or not a director) of Nycomed Amersham or Pharmacia shall belong to Nycomed Amersham or Pharmacia unless, in the case of an officer, the opportunity is expressly offered, in writing, to this person primarily in his or her capacity as a director of our company, in which case the opportunity shall belong to us;

     - a corporate opportunity offered to, or conceived by, any person who is an officer of our company (whether or not a director of our company) and who is also a director but not an officer of Nycomed Amersham or Pharmacia shall belong to us, unless, in the case of an offer, the opportunity is expressly offered, in writing, to this person primarily in his or her capacity as a director of Nycomed Amersham or Pharmacia, in which case the opportunity shall belong to Nycomed Amersham or Pharmacia and

     - a corporate opportunity offered to any other person who is either an officer of both our company and Nycomed Amersham or Pharmacia or a director of both our company and Nycomed Amersham or Pharmacia and not an officer of either company, shall belong to that company or to us if the opportunity is expressly offered to, in writing, or conceived of by, this person primarily in his or her capacity as an officer or director of our company or of Nycomed Amersham or Pharmacia, respectively;

     otherwise, the opportunity shall belong to us.

     Our certificate of incorporation also provides that any corporate opportunity that belongs to Nycomed Amersham or Pharmacia or to us shall not be pursued by the other party. If the corporate opportunity is not pursued diligently and in good faith within a reasonable period of time, the other party may pursue such corporate opportunity.

     Certain of the foregoing provisions of our certificate of incorporation, as they relate to Pharmacia, expire on the date that Pharmacia ceases to own at least 10% of our outstanding shares of common stock and no person who is a director or officer of our company is also a director or officer of Pharmacia.

   LIMITATION ON DIRECTORS' LIABILITIES

     Our certificate of incorporation limits, to the fullest extent permitted by Delaware corporate law, the personal liability of directors for monetary damages for breach of their fiduciary duties.

     Section 145 of the General Corporation Law of the State of Delaware permits us to indemnify officers, directors or employees against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with legal proceedings if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to the best interests of the corporation, and, with respect to any criminal act or proceeding, had no reasonable cause to believe his or her conduct was unlawful, provided that with respect to actions by, or in the right of the corporation against, those individuals, indemnification is not permitted as to any matter as to which that person is adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation, unless, and only to the extent that, the court in which the action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Individuals who are successful in the defense of any action are entitled to indemnification against expenses reasonably incurred in connection therewith.

     Our board of directors will provide similar indemnification to our officers, employees and agents as they deem appropriate and as authorized by Delaware law.

     We plan to purchase insurance on behalf of any director, officer, employee or agent against any expense incurred in his or her capacity.

LISTING

     We will apply to have the common stock approved for quotation on the Nasdaq National Market under the symbol "APBI."

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is         .

                         SHARES ELIGIBLE FOR FUTURE SALE

     The    shares of our common stock sold in this offering, or    shares if
the underwriters exercise their over-allotment option in full, will be freely tradable without restriction under the Securities Act of 1933, as amended, or the Securities Act, except for any shares which may be acquired by our affiliates, as that term is defined in Rule 144 under the Securities Act. These shares will remain subject to the resale limitations of Rule 144.

     The shares of our common stock and class B common stock that will continue to be held by Nycomed Amersham and Pharmacia after the offering constitute "restricted securities" within the meaning of Rule 144, and will be eligible for sale by Nycomed Amersham and Pharmacia in the open market after the offering, subject to contractual lock-up provisions and the applicable requirements of Rule 144, both of which are described below. The sale of shares of common stock and Class B common stock by Nycomed Amersham and Pharmacia are subject to certain limitations agreed in the shareholders' agreement, including the obligation of Pharmacia to retain certain shares subject to the Nycomed Amersham option exercisable in 2002 and certain tag-along rights and rights of first refusal. We have granted registration rights to Nycomed Amersham and Pharmacia. See " -- Registration Rights Agreement" below.

     Generally, Rule 144 provides that a person who has beneficially owned restricted shares for at least one year will be entitled to sell on the open market in brokers' transactions within any three-month period a number of shares that does not exceed the greater of:

     -    1% of the then outstanding shares of common stock; and

     - the average weekly trading volume in the common stock on the open market during the four calendar weeks preceding such sale.

     Sales under Rule 144 are also subject to post-sale notice requirements and the availability of current public information about the company.

     In the event that any person, other than Nycomed Amersham and Pharmacia, who is deemed to be an affiliate purchases shares of our common stock in the offering or acquires shares of our common stock pursuant to an employee benefit plan, the shares held by that person are required under Rule 144 to be sold in brokers' transactions, subject to the volume limitations described above. Shares properly sold in reliance upon Rule 144 to persons who are not affiliates are freely tradable without restriction.

     Sales of substantial amounts of our common stock in the open market, or the availability of shares for sale, could adversely affect the price of our common stock. Any shares distributed by Nycomed Amersham or Pharmacia will be eligible for immediate resale in the public market without restrictions by persons other than our affiliates. Our affiliates would be subject to the restrictions of Rule 144 described above other than the one-year holding period requirement.

     We, Nycomed Amersham, Pharmacia and our directors and executive officers have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, we will not, during the period ending 180 days after the date of this prospectus, sell or otherwise dispose of any shares of our common stock, subject to limited exceptions. Nycomed Amersham and Pharmacia have also agreed not to exercise or make a request to exercise any registration right until the end of the 180 day period. See "Underwriters."

     An aggregate of    shares of our common stock are reserved for issuance
under our stock option plans. We intend to file registration statements on Form S-8 covering the issuance of shares of our common stock pursuant to our stock option plans. Accordingly, the shares issued pursuant to our stock option plans will be freely tradable, subject to the restrictions on resale by affiliates under Rule 144.

REGISTRATION RIGHTS AGREEMENT

     As part of the shareholders' agreement, we have granted Nycomed Amersham and Pharmacia registration rights. The demand registration rights provide Nycomed Amersham and Pharmacia with the right, subject to some conditions and limitations, to request that we affect a registration of all or a portion of their shares. The initial demand right may not be exercised until 180 days after the date of the reorganization. The incidental registration rights provide Nycomed Amersham and Pharmacia with the right, subject to some exceptions, to include common stock owned by them in any registration of common stock made by us for our own account or for the account of other shareholders. We do not currently have any other registration rights outstanding. See "Relationship With Nycomed Amersham and Pharmacia."

                    MATERIAL UNITED STATES FEDERAL INCOME TAX

                 CONSEQUENCES TO NON-UNITED STATES STOCKHOLDERS

     This is a general summary of certain United States federal income and estate tax considerations with respect to your acquisition, ownership and disposition of APBiotech common stock if you are a holder other than:

     -    a citizen or resident alien individual of the United States;

     - a corporation, partnership or other entity created or organized in, or under the laws of, the United States or of any political subdivision of the United States;

     - an estate, the income of which is subject to United States federal income taxation regardless of its source;

     - a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust; or

     - a trust that existed on August 20, 1996 and elected to be treated as a domestic trust as of that date.

     This summary does not address all of the United States federal income and estate tax considerations that may be relevant to you in light of your particular circumstances. This summary does not discuss any aspects of state, local or non-United States taxation. This summary is based on current provisions of the Internal Revenue Code, Treasury regulations, judicial opinions, published positions of the Internal Revenue Service, or IRS, and all other applicable authorities, all of which are subject to change, possibly with retroactive effect.

     WE URGE PROSPECTIVE NON-UNITED STATES INVESTORS TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND NON-UNITED STATES INCOME AND OTHER TAX CONSIDERATIONS OF ACQUIRING, HOLDING AND DISPOSING OF YOUR SHARES OF THE COMMON STOCK.

DIVIDENDS

     We do not currently anticipate paying dividends for the foreseeable future. However, any dividends we do pay to you generally will be subject to United States withholding tax at a rate of 30%, or a lower rate prescribed by an applicable income tax treaty, of the gross amount of the dividends unless the dividends are effectively connected with your conduct of a trade or business within the United States (and, if certain tax treaties apply, are attributable to a United States permanent establishment maintained by you) and you file the appropriate documentation with us. Dividends effectively connected with a United States trade or business generally will be subject to United States federal income tax on a net income tax basis in the same manner as generally applied to United States persons. If you are a corporation, your "effectively connected earnings and profits," within the meaning of the Internal Revenue Code, subject to adjustments, may also be subject to the branch profits tax at a rate of 30%, or a lower rate as may be specified by an applicable income tax treaty. You should consult any applicable income tax treaties that may provide for a lower rate of tax or other rules different from those described above. You may be required to satisfy certification requirements in order to claim treaty benefits or otherwise claim a reduction of, or exemption from, withholding under these rules.

SALE OR OTHER DISPOSITION OF THE COMMON STOCK

     You generally will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of your shares of the common stock unless:

     - the gain is effectively connected with the conduct of a trade or business within the United States, and, if some tax treaties apply, is attributable to a United States permanent establishment you maintain;

     - you are an individual, you hold shares of the common stock as a capital asset, you are present in the United States for 183 days or more in the taxable year of disposition and you meet other requirements;

     - you are subject to tax pursuant to the provisions of the Internal Revenue Code regarding the taxation of some U.S. expatriates; or

     - we are or have been a "United States real property holding corporation" for United States federal income tax purposes (which we do not believe that we are or will become) and you hold or have held, directly or indirectly, at any time within the shorter of the five-year period preceding disposition or your holding period for the shares of the common stock, more than 5% of the common stock.

     Gain that is effectively connected with your conduct of a trade or business within the United States generally will be subject to United States federal income tax on a net income basis, in the same manner as generally applied to United States persons (and if you are a corporation, the branch profits tax may also apply in some circumstances), but you will not be subject to withholding. If you are described in the second bullet point above, you generally will be subject to tax at a rate of 30% on the gain realized, although the gain may be offset by some United States capital losses. You should consult any applicable income tax treaties that may provide for a lower rate of tax or other rules different from those described above.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     We must report annually to the IRS and to you the amount of dividends we pay to you, and any tax we withhold. These reporting requirements apply regardless of whether withholding is reduced by an applicable income tax treaty. Pursuant to applicable tax treaties or other agreements, this information also may be made available to the tax authorities in the country in which you are a resident.

     Under current Treasury regulations, United States information reporting requirements and backup withholding tax at a rate of 31% will generally apply to dividends paid to you on the common stock at an address inside the United States and to payments to you of the proceeds of a sale of the common stock by a United States office of a broker unless you certify, under penalties of perjury, that you are not a U.S. holder or otherwise establish an exemption. Some holders, including all corporations, are exempt from backup withholding. Information reporting (but not backup withholding) generally will also apply to payments of the proceeds of sales of the common stock by foreign offices of United States brokers, or foreign brokers with some types of relationships with the United States, unless the broker has documentary evidence in its records that you are not a U.S. holder and some other conditions are met, or you otherwise establish an exemption.

     The IRS has issued Treasury regulations generally effective for payments made after December 31, 2000 that will affect the procedures to be followed by you in establishing that you are not a U.S. holder for purposes of the backup withholding and information reporting requirements. Among other things, if you are not currently required to furnish certification of foreign status, you may be required to furnish certification of foreign status in the future. You should consult your tax advisor concerning the effect of these regulations on an investment in the common stock.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to you can be refunded or credited against your United States federal income tax liability, if any, if the required information is timely furnished to the IRS.

ESTATE TAX

     Common stock owned or treated as owned by an individual who is not a citizen or resident (as defined for United States federal estate tax purposes) of the United States at the time of his or her death will be includible in the individual's gross estate for United States federal estate tax purposes (unless an applicable estate tax treaty provides otherwise) and therefore may be subject to United States federal estate tax.

                                  UNDERWRITERS

     Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co., Chase Securities Inc. and Salomon Smith Barney Inc. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them severally, the number of shares indicated below:

NAME                                                                 NUMBER OF SHARES
----                                                                ----------------
Morgan Stanley & Co. Incorporated ..........................
Goldman, Sachs & Co. .......................................
Chase Securities Inc. ......................................
Salomon Smith Barney Inc. ..................................

                  Total ....................................

     The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

     The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a
concession not in excess of $    a share under the public offering price. Any
underwriter may allow, and such dealers may reallow, a concession not in excess
of $    a share to other underwriters or to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

     We have granted to the underwriters an option, exercisable for 30 days from
the date of this prospectus, to purchase up to an aggregate of    additional
shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter's name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table. If the underwriters' option is exercised in full, the total
price to the public would be $    , the total underwriters' discounts and
commissions would be $    and total proceeds to us would be $   .

     The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

       We will apply for quotation of the common stock on the Nasdaq National Market under the symbol "APBI."

     We, our directors, executive officers and existing shareholders have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, we will not, during the period ending 180 days after the date of this prospectus:

     - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

     - enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to:

     -    the sale of the shares to the underwriters;

     - the issuance by us of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing; or

     - transactions by any person other than us relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares.

     In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is "covered" if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, amount other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. In addition, to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering if the syndicate repurchases previously distributed common stock to cover syndicate short positions or to stabilize the price of the common stock. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

     From time to time, Morgan Stanley & Co. Incorporated has provided, and continues to provide, investment banking services to Nycomed Amersham and us.

     We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

PRICING OF THE OFFERING

     Prior to this offering, there has been no public market for the shares of common stock. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. Among the factors to be considered in determining the initial public offering price will be our future prospects and our industry in general; sales, earnings and certain other of our financial operating information in recent periods; and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of ours. The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.

                                  LEGAL MATTERS

     The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Davis Polk & Wardwell, New York, New York, and for the underwriters by Shearman & Sterling, New York, New York.

                                     EXPERTS

     The financial statements of Amersham Pharmacia Biotech Ltd. as of December 31, 1998 and 1999 and for the nine months ended December 31, 1997 and the years ended December 31, 1998 and 1999, included in this registration statement and prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Pharmacia Biotech for the seven months ended July 31, 1997, included in this registration statement and prospectus, have been so included in reliance on the report of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The balance sheet of APBiotech Inc as of August 31, 2000, included in this registration statement and prospectus, has been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC, Washington, D.C. 20549, a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Certain items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and our common stock, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto. The registration statement, including the exhibits and schedules thereto, are also available for reading and copying at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

     As a result of the offering, we will become subject to the full informational requirements of the Securities Exchange Act of 1934, as amended. We will fulfill our obligations with respect to those requirements by filing periodic reports and other information with the SEC. We intend to furnish our shareholders with annual reports containing consolidated financial statements certified by an independent public accounting firm.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                             PAGE
                                                                                                             ----
Unaudited Consolidated Financial Statements for Amersham Pharmacia Biotech Ltd:
 Consolidated Statements of Operations for the six months ended June 30, 1999 and June 30, 2000 ......         F-2
 Consolidated Balance Sheets as of December 31, 1999 and June 30, 2000 ...............................         F-3
 Consolidated Statements of Cash Flows for the six months ended June 30, 1999 and June 30, 2000 ......         F-4
 Notes to Consolidated Financial Statements ..........................................................         F-5

Audited Consolidated Financial Statements for Amersham Pharmacia Biotech Ltd:
 Report of Independent Accountants ...................................................................         F-9
 Consolidated Statements of Operations for the nine months ended December 31, 1997 and the years ended
 December 31, 1998 and 1999 ..........................................................................         F-10
 Consolidated Balance Sheets as of December 31, 1998 and 1999 ........................................         F-11
 Consolidated Statements of Cash Flows for the nine months ended December 31, 1997 and the years ended
 December 31, 1998 and 1999 ..........................................................................         F-12
 Consolidated Statements of Changes in Stockholders' Equity ..........................................         F-13
 Notes to Consolidated Financial Statements ..........................................................         F-15

Audited Consolidated Financial Statements for Pharmacia Biotech:
 Report of Independent Accountants ...................................................................         F-41
 Consolidated Statements of Operations for the seven months ended July 31, 1997 ......................         F-42
 Consolidated Statements of Cash Flows for the seven months ended July 31, 1997 ......................         F-43
 Notes to Consolidated Financial Statements ..........................................................         F-44

Audited Financial Statements for APBiotech Inc:
 Report of Independent Accountants ...................................................................         F-50
 Balance Sheet as of August 31, 2000 .................................................................         F-51

                         AMERSHAM PHARMACIA BIOTECH LTD.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                   (UNAUDITED)

                                                                SIX MONTHS        SIX MONTHS
                                                                   ENDED           ENDED
                                                               JUNE 30, 1999      JUNE 30, 2000
                                                               -------------      -------------
                                                                (IN MILLIONS, EXCEPT PER SHARE
                                                                             AMOUNTS)
Net sales .............................................         $   375.9        $   449.2
Cost of goods sold ....................................            (168.1)          (194.1)
                                                                ----------       ----------
Gross profit ..........................................             207.8            255.1
                                                                ----------       ----------
Selling, general and administrative expenses ..........            (165.5)          (186.1)
Purchased in-process research and development .........              --               (3.2)
Research and development expenses .....................             (42.3)           (56.8)
Other operating income (expense), net .................              (2.9)             3.1
                                                                ----------       ----------
Total operating expenses ..............................            (210.7)          (243.0)
                                                                ----------       ----------
Operating income (loss) ...............................              (2.9)            12.1
Interest income and other income (expense), net .......               1.3              0.8
Interest expense ......................................             (12.0)           (13.8)
                                                                ----------       ----------
Income (loss) before income taxes and minority
 interest .............................................             (13.6)            (0.9)
Minority interest, net of tax .........................              (0.2)            (0.2)
(Provision) benefit for income taxes ..................              20.7             (4.5)
                                                                ----------       ----------
Net income (loss) .....................................         $     6.9        $    (5.6)
                                                                ----------       ----------
Earnings per share
Basic and diluted .....................................         $     2.00       $   (10.60)

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                         AMERSHAM PHARMACIA BIOTECH LTD.

                           CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)

                                                                                      AS OF              AS OF
                                                                                DECEMBER 31, 1999   JUNE 30, 2000
                                                                                -----------------   -------------
                                                                                          (IN MILLIONS)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents .............................................         $     30.9        $     27.5
  Trade receivables, less allowance of $5.1 in 2000 and $4.9 in 1999 ....              236.7             207.5
  Inventories ...........................................................              114.4             125.6
  Deferred income taxes .................................................               40.0              35.0
  Other current assets ..................................................               49.6              46.2
                                                                                  ----------        ----------
Total current assets ....................................................              471.6             441.8
                                                                                  ----------        ----------
  Property, plant and equipment, net ....................................              227.8             230.3
  Intangible assets, net ................................................              526.6             493.6
  Other non-current assets ..............................................               23.3              43.0
                                                                                  ----------        ----------
Total assets ............................................................         $  1,249.3        $  1,208.7
                                                                                  ==========        ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Short-term debt (including current maturities on long-term debt) ......         $    397.2        $    418.3
  Accounts payable ......................................................               62.4              39.6
  Accrued liabilities ...................................................               84.9              87.6
  Income taxes payable ..................................................               23.1              25.2
  Other current liabilities .............................................               53.0              46.0
                                                                                  ----------        ----------
Total current liabilities ...............................................              620.6             616.7
                                                                                  ----------        ----------
  Long-term debt ........................................................               13.1              13.6
  Deferred income taxes .................................................               76.6              56.6
  Employee benefit obligations ..........................................               60.9              58.9
  Other liabilities .....................................................               10.3               8.2
                                                                                  ----------        ----------
  Total liabilities .....................................................              781.5             754.0
                                                                                  ----------        ----------

COMMITMENTS AND CONTINGENCIES (NOTE 7)
  Redeemable cumulative preferred stock $1.62 par value 67,916,327 shares
  issued and outstanding ................................................              132.5             128.4

STOCKHOLDERS' EQUITY:
  Common stock, $1.62 par value 1,000,000 shares authorized and issued ..                1.6               1.6
  Additional paid-in capital ............................................              426.3             448.1
  Retained deficit ......................................................              (96.2)           (106.8)
  Unearned compensation expense .........................................               (2.2)            (11.7)
  Accumulated other comprehensive income (loss) .........................                5.8              (4.9)
                                                                                  ----------        ----------
Total stockholders' equity ..............................................              335.3             326.3
                                                                                  ----------        ----------
Total liabilities and stockholders' equity ..............................         $  1,249.3        $  1,208.7
                                                                                  ==========        ==========

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                         AMERSHAM PHARMACIA BIOTECH LTD.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)


                                                                                 SIX MONTHS    SIX MONTHS
                                                                                    ENDED         ENDED
                                                                                JUNE 30, 1999  JUNE 30, 2000
                                                                                -------------  -------------
                                                                                         (IN MILLIONS)
CASH FLOWS FROM OPERATING
ACTIVITIES:
Net income ............................................................         $   6.9        $  (5.6)
Adjustments to reconcile net earnings to net cash provided by operating activities:
  Depreciation and amortization .......................................            35.9           41.0
  Amortization of unearned compensation ...............................             1.4            9.8
  Gains on asset disposals ............................................            --             (3.8)
  Deferred income taxes ...............................................            (8.2)         (15.9)
  Write-off of purchased in-process research and development ..........            --              3.2
                                                                                -------        -------
                                                                                   36.0           28.7
CHANGES IN OPERATING ASSETS AND LIABILITIES:
  Decrease in trade receivables .......................................            19.5           26.7
  (Increase) in inventories ...........................................           (22.5)         (12.2)
  (Decrease) in accounts payable ......................................           (25.6)         (22.1)
  (Decrease) in accruals and other creditors ..........................           (23.8)          (3.9)
  Increase in other assets and liabilities ............................             1.5            8.5
                                                                                -------        -------
Net cash provided (used) by operating activities ......................           (14.9)          25.7
                                                                                -------        -------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment ..........................           (30.9)         (25.7)
  Acquisition of businesses, net of cash acquired .....................            --            (11.3)
  Purchase of investments .............................................            --             (6.9)
  Proceeds from asset disposals .......................................             0.3           10.2
                                                                                -------        -------
Net cash used by investing activities .................................           (30.6)         (33.7)
                                                                                -------        -------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase in short-term debt .........................................            39.0           23.9
  Repayment of long-term debt .........................................            (2.7)          (0.2)
  Parent company option trust payment .................................            --            (17.4)
                                                                                -------        -------
Net cash provided by financing activities .............................            36.3            6.3
                                                                                -------        -------
Effect of exchange rates on cash ......................................            (2.5)          (1.7)
                                                                                -------        -------
Net change in cash and cash equivalents ...............................           (11.7)          (3.4)
Cash and cash equivalents at beginning of period ......................            39.7           30.9
                                                                                -------        -------
Cash and cash equivalents at end of period ............................         $  28.0        $  27.5
                                                                                =======        =======


   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                         AMERSHAM PHARMACIA BIOTECH LTD.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

1.   GENERAL

     The accompanying interim consolidated financial statements include all adjustments (consisting of only normal recurring adjustments) which are, in the opinion of management, considered necessary for a fair presentation of the results of Amersham Pharmacia Biotech Ltd. and Subsidiaries ("APB Ltd." or the "Company") for the periods presented. These financial statements should be read in conjunction with the consolidated financial statements of the Company as of and for the year ended December 31, 1999, included elsewhere in this registration statement. The reported results for the six month period ended June 30, 2000 are not necessarily indicative of the results to be expected for the full year.

2.   BUSINESS ACQUISITION AND STRATEGIC ALLIANCES

BUSINESS ACQUISITION

     On February 16, 2000, the Company acquired all of the outstanding stock of Praelux, Inc., for a purchase price of $8.5 million. Praelux specializes in the development and manufacture of technology and instruments for cellular assays and DNA sequencing. Based on a preliminary purchase price allocation, the Company has recorded a charge for in-process research and development of approximately $3.2 million in the six month period ended June 2000 and acquired intangibles and residual goodwill of approximately $5.8 million will be amortized over an average life of 10 years.

     Pro forma information on the results of operations as if the acquisition of Praelux had occurred as of the beginning of 1999 and 2000 has not been provided as the impact of Praelux is not material to the Company's results of operations.

STRATEGIC ALLIANCES

     In January of 2000 the Company entered into agreements with Gyros AB ("Gyros") under which the Company committed to contribute approximately $6.4 million to Gyros in exchange for a 19.9% interest in Gyros which will be accounted for by the Company on the equity method. Additionally, the Company sold certain intellectual property to Gyros for approximately $9.5 million in cash. At June 30, 2000, approximately $3.1 million of the $6.4 million in funding to Gyros had been advanced. The gain recognized on the sale of the intellectual property, which had no book value, was approximately $3.1 million after reductions due to the Company's future funding obligations and the recording of the Company's 19.9% share of the in-process research and development charge recorded by Gyros in connection with the intellectual property acquired. The remaining $3.3 million due under the funding agreement has been recorded as a liability in the accompanying financial statements and is expected to be paid by the end of the first quarter of 2001.

     In March 2000, the Company entered into a supply agreement with Analytica of Branford ("Branford") which required future payments depending on milestones achieved by Branford. In addition, the Company at its option may acquire a controlling interest in Branford.

     In April 2000 the Company entered into a license agreement with V.I. Technologies, Inc. which required an initial payment of $1.0 million and future payments of up to $1.5 million. The $1.0 million was charged to research and development expense as the technology under license has not reached commercial viability. In addition, the Company may, at its option, advance additional funds to V.I. Technologies upon V.I. Technologies request.

                         AMERSHAM PHARMACIA BIOTECH LTD.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

3.   BUSINESS SEGMENT INFORMATION

     The Company manages its business along three principal business segments:
Separations, Drug discovery, and Laboratory products. In addition, the Company has service and agency businesses which are included in Service, agency and other segment.

     The operations of each segment are evaluated principally based on operating profit including allocation of corporate expenses, but prior to interest expense or income taxes. For the six months ended June 30, 1999 and 2000 the analysis of net sales and operating income by business segment is as follows:

                                   SIX MONTHS       SIX MONTHS
                                       ENDED           ENDED
                                   JUNE 30, 1999    JUNE 30, 2000
                                   -------------    -------------
                                             (IN MILLIONS)
NET SALES
  Drug discovery ..........         $   70.4        $  104.4
  Separations .............            136.3           164.9
  Laboratory products .....            131.4           136.9
  Service, agency and
   other ..................             37.8            43.0
                                    --------        --------
                                    $  375.9        $  449.2
                                    ========        ========
OPERATING INCOME (LOSS)
  Drug discovery ..........         $  (38.8)       $  (44.8)
  Separations .............             17.6            37.5
  Laboratory products .....             13.9             9.5
  Service, agency and
   other ...................             4.4             9.9
                                    --------        --------
                                    $   (2.9)       $   12.1
                                    ========        ========

4.   EARNINGS PER SHARE

     Basic earnings per share amounts are calculated by dividing the net income
(loss) applicable to common stockholders by the weighted average number of common shares outstanding during the period. Net income (loss) available to common stockholders consists of net income (loss) reduced by the amount of dividend accretion on the Company's 8% redeemable cumulative preferred stock. Diluted earnings per share amounts are calculated by dividing the net income
(loss) applicable to common stockholders by the sum of the weighted average number of common shares outstanding and dilutive common share equivalents.

     The computation of basis and diluted earnings per share for each year were as follows:

                                                           SIX MONTHS       SIX MONTHS
                                                              ENDED           ENDED
                                                           JUNE 30, 1999   JUNE 30, 2000
                                                           -------------   -------------
                                                      (IN MILLIONS EXCEPT PER SHARE AMOUNTS)
Net income .......................................         $   6.9        $   (5.6)
Preferred stock dividend .........................         $  (4.9)       $   (5.0)
                                                           -------        --------
Net income (loss) available to common
 stockholders ....................................         $   2.0        $  (10.6)
                                                           -------        --------
Weighted average shares outstanding
 (in millions) ...................................         $   1.0        $    1.0
                                                           -------        --------

                         AMERSHAM PHARMACIA BIOTECH LTD.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


                                                           SIX MONTHS       SIX MONTHS
                                                              ENDED           ENDED
                                                           JUNE 30, 1999   JUNE 30, 2000
                                                           -------------   -------------
                                                      (IN MILLIONS EXCEPT PER SHARE AMOUNTS)


Basic and diluted earnings per share .............         $  2.00        $ (10.60)

     The 8% redeemable cumulative preferred stock convertible into the Company's common stock was not included in the diluted earnings per share calculations for 1999 and 2000 as their effect would be antidilutive.

5.   INVENTORIES

     Inventories consist of the following:

                                     AS OF            AS OF
                                DECEMBER 31, 1999  JUNE 30, 2000
                                -----------------  -------------
                                         (IN MILLIONS)
Raw materials and
 supplies ................         $   25.8          $   38.5
Work in-process ..........             29.2              45.8
Finished Goods ...........             59.4              41.3
                                   --------          --------
                                   $  114.4          $  125.6
                                   ========          ========

6.   COMPREHENSIVE INCOME

     SFAS 130, "Reporting Comprehensive Income," requires foreign currency translation adjustments and certain other items to be included in other comprehensive income (loss). Total comprehensive income (loss) amounted to approximately $1.9 million and $(11.5) million for the six months ended June 30, 1999 and 2000, respectively. The only components of accumulated other comprehensive loss for the Company are foreign currency translation adjustments.

7.   COMMITMENTS AND CONTINGENCIES

     The Company is involved in various patent infringement actions with PE Corporation and its divisions, including those in which the Company is both a plaintiff and a defendant related to DNA sequencing technologies. In one action where the Company is a plaintiff, a recent patent claims construction hearing was ruled in favor of the Company. In a number of consolidated actions, the Company is both plaintiff and defendant, and a similar claims construction hearing has been heard and not adjudicated. These cases will not be heard until 2001. Additionally, in May of 2000 PE Biosystems filed a further patent infringement suit against the Company. The Company is vigorously contesting these claims. However, it is not possible to predict with certainty the outcome of this litigation, and while the Company does not believe an adverse result would have a material effect on the Company's consolidated financial position, it could be material to the results of operations or cash flows for a fiscal year.

     The Company is also involved in other litigation arising out of the ordinary course of business, including those relating to product liability and infringements of intellectual property and validity of patents. Although the amount of any liability that might arise with respect to any of these matters cannot be accurately predicted, the resulting liability, if any, will not in the opinion of the management have a material adverse effect on the consolidated financial position, results of operations or cash flows of the Company.

     In connection with the manufacturing agreement related to the Cardiff site, Nycomed Amersham has retained any liabilities related to the radioactive decommissioning of the site which pertain to the period prior to August 4,

                         AMERSHAM PHARMACIA BIOTECH LTD.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

1997. In the event that the U.K. Nuclear Installations Inspectorate agrees to grant a nuclear license to the Company and the Cardiff site is transferred to the Company, or in the event that the Company terminates the manufacturing agreement related to the Cardiff site, the Company is obligated to reimburse Nycomed Amersham for radioactive decommissioning and waste disposal costs related to the period after August 4, 1997.

8.   SUBSEQUENT EVENTS

   FORMATION OF APBIOTECH INC AND OFFERING OF SHARES

     The Company has commenced the process of conducting an initial public offering of its common shares. APBiotech Inc, a recently formed U.S. corporation, was created with this planned offering and will become the holding company for APB Ltd. The number of shares to be sold will represent approximately 10% of the Company's outstanding common stock subsequent to the offering. The credit facility with Nycomed Amersham will remain outstanding subsequent to the offering.

     ADDITIONAL CAPITAL CONTRIBUTION AND CONVERSION OF REDEEMABLE CUMULATIVE PREFERRED STOCK

     Nycomed Amersham and Pharmacia Corporation as shareholders of the Company, have adopted resolutions that, concurrent with the offering of shares discussed above, will result in the following:

     - Nycomed Amersham and Pharmacia have agreed to an additional capital contribution of approximately pound sterling 100 million, to be contributed 55% by Nycomed Amersham and 45% by Pharmacia. Nycomed Amersham and Pharmacia will receive shares of APBiotech Ltd's common stock in exchange for their contributions.

     - Nycomed Amersham and Pharmacia, as holders of the Company's 8% Redeemable Cumulative Preferred Stock (the "preferred stock"), will convert all of the Company's outstanding preferred stock of 67,916,327 shares into shares of the Company's common stock. The conversion ratio will be determined in accordance with the preferred stock's terms by dividing the dollar value of the preferred shares outstanding, including accrued dividends, by the price of APBiotech Inc's common stock to be sold in the Offering.

9.   RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 is effective for the Company for all fiscal quarters and fiscal years beginning after January 1, 2001. SFAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. SFAS 133 is not expected to have a material impact on the Company's consolidated results of operations, financial position or cash flows.

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Amersham Pharmacia Biotech Ltd.:


In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the financial position of Amersham Pharmacia Biotech Ltd. and Subsidiaries (the "Company") at December 31, 1999 and 1998, and the results of their operations and their cash flows for the years ended December 31, 1999 and 1998 and for the nine months ended December 31, 1997 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP
------------------------------
Florham Park, New Jersey
September 28, 2000

                         AMERSHAM PHARMACIA BIOTECH LTD.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                             NINE MONTHS ENDED   YEAR ENDED       YEAR ENDED
                                                               DECEMBER 31,      DECEMBER 31,     DECEMBER 31,
                                                                   1997            1998             1999
                                                             -----------------   ----------       ----------
                                                                   (IN MILLIONS EXCEPT PER SHARE AMOUNTS)

Net sales .............................................         $   374.2        $   729.4        $   864.1
Cost of goods sold ....................................            (190.7)          (318.8)          (387.0)
                                                                ---------        ---------        ---------
Gross profit ..........................................             183.5            410.6            477.1
                                                                ---------        ---------        ---------
Selling, general and administrative expenses ..........            (169.7)          (328.4)          (354.1)
Purchased in-process research and development .........             (18.0)            --               --
Research and development expenses .....................             (32.8)           (67.9)           (89.6)
Other operating income (expense), net .................               0.7              3.7             (1.2)
                                                                ---------        ---------        ---------
Total operating expenses ..............................            (219.8)          (392.6)          (444.9)
                                                                ---------        ---------        ---------
Operating income (loss) ...............................             (36.3)            18.0             32.2

Interest income and other income (expense), net .......               1.6              4.5              3.2
Interest expense ......................................              (3.7)           (16.5)           (24.1)
                                                                ---------        ---------        ---------
Income (loss) before income taxes and minority interest             (38.4)             6.0             11.3
                                                                ---------        ---------        ---------
Minority interest, net of tax .........................              --               (0.7)            (0.5)

(Provision) benefit for income taxes ..................               2.3            (15.8)           (17.1)
                                                                ---------        ---------        ---------
Net (loss) ............................................         $   (36.1)       $   (10.5)       $    (6.3)
                                                                =========        =========        =========

Earnings per share
Basic and diluted .....................................         $   (49.63)      $   (19.80)      $   (16.20)
                                                                ==========       ==========       ==========

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                         AMERSHAM PHARMACIA BIOTECH LTD.

                           CONSOLIDATED BALANCE SHEETS

                                                                                AS OF                 AS OF
                                                                           DECEMBER 31, 1998    DECEMBER 31, 1999
                                                                           -----------------    -----------------
                                                                                        (IN MILLIONS)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents ...........................................         $     39.7        $     30.9
  Trade receivables, less allowances of $4.9 in 1999
    and $5.6 in 1998 ..................................................              204.0             236.7
  Inventories .........................................................               89.9             114.4
  Deferred income taxes ...............................................               36.0              40.0
  Other current assets ................................................               56.6              49.6
                                                                                ----------        ----------
Total current assets ..................................................              426.2             471.6
                                                                                ----------        ----------
  Property, plant and equipment, net ..................................              199.4             227.8
  Intangible assets, net ..............................................              576.4             526.6
  Other non-current assets ............................................               24.2              23.3
                                                                                ----------        ----------
Total assets ..........................................................         $  1,226.2        $  1,249.3
                                                                                ==========        ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Short-term debt (including current maturities on long-term debt) ....         $    352.9        $    397.2
  Accounts payable ....................................................               62.6              62.4
  Accrued liabilities .................................................              104.4              84.9
  Income taxes payable ................................................               14.5              23.1
  Other current liabilities ...........................................               53.8              53.0
                                                                                ----------        ----------
Total current liabilities .............................................              588.2             620.6
                                                                                ----------        ----------
  Long-term debt ......................................................               17.3              13.1
  Deferred income taxes ...............................................               84.2              76.6
  Employee benefit obligations ........................................               55.6              60.9
  Other liabilities ...................................................               14.2              10.3
                                                                                ----------        ----------
Total liabilities .....................................................              759.5             781.5
                                                                                ----------        ----------
COMMITMENTS AND CONTINGENCIES (NOTE 19)

Redeemable cumulative preferred stock $1.62 par value 67,916,327 shares
  issued and outstanding ..............................................              125.7             132.5
                                                                                ----------        ----------
STOCKHOLDERS' EQUITY:
  Common stock, $1.62 par value 1,000,000 shares authorized and
    issued ............................................................                1.6               1.6
  Additional paid-in capital ..........................................              413.3             426.3
  Retained deficit ....................................................              (80.0)            (96.2)
  Unearned compensation expense .......................................               (2.6)             (2.2)
  Accumulated other comprehensive income ..............................                8.7               5.8
                                                                                ----------        ----------
Total stockholders' equity ............................................              341.0             335.3
                                                                                ----------        ----------
Total liabilities and stockholders' equity ............................         $  1,226.2        $  1,249.3
                                                                                ==========        ==========

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                         AMERSHAM PHARMACIA BIOTECH LTD.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   NINE MONTHS ENDED   YEAR ENDED     YEAR ENDED
                                                                     DECEMBER 31,     DECEMBER 31,   DECEMBER 31,
                                                                          1997            1998          1999
                                                                   -----------------  -----------    ------------
                                                                                    (IN MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) ..................................................         $ (36.1)       $  (10.5)       $  (6.3)
Adjustments to reconcile net earnings to net cash provided by operating activities:
  Depreciation and amortization .............................            25.9            61.8           77.1
  Amortization of unearned compensation .....................             4.2             2.0            0.9
  Loss on asset disposals ...................................             0.2             8.1            1.0
  Deferred income taxes .....................................           (21.6)           (6.8)          (4.1)
  Write-off of purchased in-process research and
    development .............................................            18.0            --             --
                                                                      -------        --------        -------
                                                                         (9.4)           54.6           68.6
CHANGES IN OPERATING ASSETS AND LIABILITIES:
  (Increase) in trade receivables ...........................           (15.6)          (55.1)         (30.8)
  (Increase) decrease in inventories ........................            23.2            12.2          (24.8)
  Increase in accounts payable ..............................            14.3            22.9           --
  (Decrease) increase in accruals and other creditors .......           (13.8)           13.8          (24.5)
  Increase (decrease) in income taxes payable ...............             3.3            (1.4)           8.2
  (Decrease) increase in other assets and liabilities .......            26.1           (14.8)          17.6
                                                                      -------        --------        -------
Net cash provided by operating activities ...................            28.1            32.2           14.3
                                                                      -------        --------        -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment ................           (14.1)          (48.8)         (64.4)
  Acquisition of businesses, net of cash acquired ...........            --            (184.3)          --
  Purchase of investments ...................................            --              --             (3.9)
  Proceeds from asset disposals .............................            --               1.0            0.6
                                                                      -------        --------        -------
Net cash used by investing activities .......................           (14.1)         (232.1)         (67.7)
                                                                      -------        --------        -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase in short-term debt ...............................            35.9           212.1           51.4
  Repayment of long-term debt ...............................            (0.2)           (0.3)          (2.8)
  Dividends to Nycomed Amersham .............................           (20.2)           --             --
                                                                      -------        --------        -------
Net cash provided by financing activities ...................            15.5           211.8           48.6
                                                                      -------        --------        -------
Effect of exchange rates on cash ............................            (0.8)           (3.0)          (4.0)
                                                                      -------        --------        -------
Net change in cash and cash equivalents .....................            28.7             8.9           (8.8)
Cash and cash equivalents at beginning of year ..............             2.1            30.8           39.7
                                                                      -------        --------        -------
Cash and cash equivalents at end of year ....................         $  30.8        $   39.7        $  30.9
                                                                      =======        ========        =======

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                         AMERSHAM PHARMACIA BIOTECH LTD.
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                         COMMON    ADDITIONAL     UNEARNED      RETAINED     ACCUMULATED      TOTAL
                                         STOCK       PAID-IN     COMPENSATION    EARNINGS    COMPREHENSIVE  STOCKHOLDERS'
                                                     CAPITAL       EXPENSE      (DEFICIT)    INCOME (LOSS)     EQUITY
                                         --------------------------------------------------------------------------------
BALANCE APRIL 1, 1997 ...........        $  0.9      $ 95.8         $ (1.0)      $ 54.4        $ 15.3        $165.4
Assets returned to Nycomed
  Amersham through dividend .....            --          --             --        (69.1)           --         (69.1)
Conversion of  Nycomed Amersham
  investment into debt
  securities ....................            --       (93.7)            --         (5.8)           --         (99.5)

Issuance of common stock in
  connection with acquisition of
  Pharmacia Biotech .............           0.7       399.6             --           --            --         400.3
Capital contribution - Services
  provided by Nycomed Amersham ..            --         1.3             --           --            --           1.3
Unearned compensation expense ...            --         5.8           (5.8)          --            --            --
Net (loss) ......................            --          --             --        (36.1)           --         (36.1)
Amortization of unearned
  compensation expense ..........            --          --            4.2           --            --           4.2
Accretion of preferred stock
  dividend ......................            --          --             --         (3.6)           --          (3.6)
Currency Translation adjustment .            --          --             --           --           2.0           2.0
Unrealised gain on investments ..            --          --             --           --           1.4           1.4
                                                                                                             ------
Total comprehensive loss ........            --          --             --           --            --         (32.1)
                                         ------      ------         ------       ------        ------        ------
BALANCE DECEMBER 31, 1997 .......           1.6       408.8           (2.6)       (60.2)         18.7         366.3

Capital contribution - Services
  provided by Nycomed Amersham ..            --         2.5             --           --            --           2.5
Unearned compensation expense ...            --         2.0           (2.0)          --            --            --
Net (loss) ......................            --          --             --        (10.5)           --         (10.5)
Amortization of unearned
  compensation expense ..........            --          --            2.0           --            --           2.0
Accretion of preferred stock
  dividend ......................            --          --             --         (9.3)           --          (9.3)
Currency Translation
  adjustment ....................            --          --             --           --          (0.7)         (0.7)
Unrealised loss on investments ..            --          --             --           --          (9.3)         (9.3)
                                                                                                             -------
Total comprehensive loss ........            --          --             --           --            --         (27.8)
                                         ------      ------         ------       ------        ------        ------
BALANCE DECEMBER 31, 1998 .......           1.6       413.3           (2.6)       (80.0)          8.7         341.0

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                        AMERSHAM PHARMACIA BIOTECH LTD.


                                         COMMON    ADDITIONAL     UNEARNED      RETAINED     ACCUMULATED      TOTAL
                                         STOCK       PAID-IN     COMPENSATION    EARNINGS    COMPREHENSIVE  STOCKHOLDERS'
                                                     CAPITAL       EXPENSE      (DEFICIT)    INCOME (LOSS)     EQUITY
                                         --------------------------------------------------------------------------------
Capital contribution - net debt
  settlement related to Pharmacia
  Biotech acquisition ...........            --         8.7             --           --            --           8.7

Capital contribution - Services
provided by Nycomed Amersham ....            --         3.8             --           --            --           3.8

Unearned compensation expense ...            --         0.5           (0.5)          --            --            --
Net (loss) ......................            --          --             --         (6.3)           --          (6.3)
Amortization of unearned
  compensation expense ..........            --          --            0.9           --            --           0.9
Accretion of preferred stock
  dividend ......................            --          --             --         (9.9)           --          (9.9)
Currency Translation
  adjustment ....................            --          --             --           --          (2.9)         (2.9)
                                                                                                             ------
Total comprehensive loss ........            --          --             --           --            --         (18.2)
                                         ------      ------         ------       ------        ------        ------
BALANCE DECEMBER 31, 1999 .......        $  1.6      $426.3         $ (2.2)      $(96.2)       $  5.8        $335.3
                                         ======      ======         ======       ======        ======        ======



   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                         AMERSHAM PHARMACIA BIOTECH LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   THE COMPANY

     Amersham Pharmacia Biotech Ltd. and Subsidiaries ("APB Ltd." or the "Company") is a leading global provider of biotechnology systems, products and services for research into genes and proteins, the discovery and development of drugs and the manufacture of drugs based on biological molecules, also known as biopharmaceuticals.

     The Company is owned 55% by Nycomed Amersham plc ("Nycomed Amersham") and 45% by Pharmacia Corporation, and is a consolidated subsidiary of Nycomed Amersham.

     The Company is organized on a global basis into three principal business segments. The Drug discovery segment provides high throughput systems to improve the effectiveness of pharmaceutical research and development and the speed to market of drugs. The Separations segment provides systems for the purification and production of biopharmaceuticals on a large scale and for separating proteins at a laboratory scale. The Laboratory products segment provides tools and technical knowledge for the purification, detection and analysis of biological molecules by life science researchers.

     The Company also has a regional organization structure consisting of five major markets - North America, Europe, Japan, Asia Pacific, and Rest of the World. The regional organization structure permits the business segments to share activities in service and sales and marketing. They also share research and development, manufacturing and distribution, worldwide. See Note 4 for Segment, Geographic and Customer information.

2.   BASIS OF PREPARATION

     Prior to August 5, 1997, the Company operated as Amersham Life Science ("ALS"), a fully integrated division of Nycomed Amersham, and as such did not prepare separate financial statements in accordance with Generally Accepted Accounting Principles in the normal course of operations. On August 5, 1997, ALS was established as a separate legal entity in the form of APB Ltd, and acquired the Pharmacia Biotech ("PB") business from Pharmacia Corporation (see Note 6). At this time the Company also changed its fiscal year end from March 31 to December 31, and accordingly the consolidated statements of operations and cash flows for 1997 are for the nine month period from April 1, 1997 to December 31, 1997.

     The results of operations of ALS for the period from April 1, 1997 to August 5, 1997, that are included in the Company's results for the nine months ended December 31, 1997, have been derived by extracting the assets, liabilities, revenues, and expenses of ALS from the consolidated assets, liabilities, revenues and expenses of Nycomed Amersham. The accompanying financial statements reflect the revenues and expenses directly attributable to ALS as well as allocations deemed reasonable by management to present the results of operations and cash flows of ALS on a stand-alone basis. The allocation methodologies for this period have been described within the respective footnotes and management considers the allocations to be reasonable. However, the results of operations and cash flows of ALS from April 1, 1997 to August 5, 1997 may differ from those that would have been achieved had ALS operated autonomously or as an entity independent of Nycomed Amersham.

     Subsequent to August 5, 1997, the Company conducted operations principally as a group of separate legal entities around the world. In certain jurisdictions, however, assets, liabilities, and related revenues and expenses remained with the respective Nycomed Amersham legal entity. In these instances, agreements were entered into with the applicable Nycomed Amersham legal entity to transfer the financial benefits and risks associated with these operations from Nycomed Amersham to the Company. (see Note 22).

Nycomed Amersham continues to provide certain support services to the Company and to engage in transactions with the Company (see Note 23).

                         AMERSHAM PHARMACIA BIOTECH LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation

     All significant intercompany accounts and transactions between the Company and its subsidiaries have been eliminated.

     Revenue Recognition.

     The Company recognizes revenue principally on four types of transactions - sales of consumable products, sales of equipment, agreements which provide access to or license of certain of the Company's proprietary technology and know-how, and contracts for ongoing service and support of equipment sold to customers. Revenues are recorded net of any estimated provisions for returns and allowances and other price adjustments.

     Revenue on sales of equipment in the United States and on sales of consumable products in all markets is recognized upon transfer of title and risk of loss to the customer, generally upon payment in full by the customer for equipment in the United States and upon delivery of consumable products in all markets.

     In markets outside of the United States, sales of equipment are made with a reservation of title until payment in full by the customer for the equipment. For these sales, revenue is recognized upon delivery of the product and transfer of risk of loss to the customer, as the reservation of title is solely for credit protection purposes.

     Revenues earned under agreements which provide access to or license the Company's proprietary technology and know-how are recognized over the term of the respective agreement.

     Revenues earned under contracts for ongoing service are recognized pro rata over the term of the service agreements.

     The Company has adopted Securities and Exchange Commission Staff Accounting Bulletin 101 ("SAB 101"), "Revenue Recognition in Financial Statements," for all periods presented.

     Use of Estimates

     The preparation of financial statements in conformity with Generally Accepted Accounting Principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     Research & Development Costs

     Research and development costs are expensed as incurred.

     Income Taxes

     The Company follows Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes." Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss and credit carry forward available for tax purposes. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

                         AMERSHAM PHARMACIA BIOTECH LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Computation of Earnings Per Share

     Basic earnings per share amounts are based upon the weighted average number of common shares outstanding. Diluted earnings per share amounts reflect the dilutive effect of convertible preferred stock when appropriate.

     Cash & Cash Equivalents

     The Company considers all highly liquid investments that have an original maturity of three months or less at the time of purchase to be cash or cash equivalents.

     Inventory Valuation

     Inventories are valued at the lower of cost or market. Cost is determined on a first in, first out basis based on a standard costing system. Such costs include raw materials, direct labor, and manufacturing overhead.

     Property, Plant & Equipment

     Items capitalized as property, plant and equipment are recorded at cost. Expenditures for additions and improvements to existing facilities are capitalized and expenditures for repairs and maintenance are expensed as incurred. When assets are sold or retired, their cost and related accumulated depreciation are removed from the respective accounts, and any gain or loss is included in income.

     Depreciation is computed using the straight-line method of depreciation based on the estimated useful life of the assets, which follow:

      Building                                                    40
      Plant, machinery & equipment                             10-20
      Furniture & fixtures                                      8-12

     Intangible Assets

     Intangible assets represents the excess of cost of acquired businesses over the underlying fair value of the tangible net assets acquired and the cost of patents, trademarks, and know-how. Intangible assets are amortized on a straight-line basis over their estimated period of benefit ranging from 5 to 20 years. The Company continually reviews its intangible assets to evaluate whether events or changes have occurred that would suggest an impairment of carrying value. An impairment would be recognized when expected future cash flows are lower than the carrying value.

     Long-Lived Assets

     The Company follows Statement of Financial Accounting Standards No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of," which requires impairment losses to be recorded on long-lived assets used in operations when indications of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. The amount of impairment loss recorded is based upon discounted future cash flows estimated to be generated by those assets.

     Foreign Currency Translation and Transactions

     The Company treats the local currencies of its international operations as their respective functional currencies. The assets and liabilities of the Company's foreign subsidiaries are translated from their respective functional currencies into U.S. Dollars at exchange rates in effect at the balance sheet date. Income statement and cash flow

                         AMERSHAM PHARMACIA BIOTECH LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

amounts are translated using average rates in effect during the year. Foreign currency transaction gains and losses are included in income. Foreign currency translation adjustments are included in accumulated other comprehensive income
(loss) as a separate component of stockholders' equity.

     Derivative Financial Instruments

     The Company operates internationally, giving rise to exposure to market risks from changes in foreign exchange rates. Derivative financial instruments are entered into with Nycomed Amersham by the Company to reduce those risks. Forward exchange contracts and other derivatives are marked to market, with gains and losses included in operating income.

     Stock Options

     As a related entity of Nycomed Amersham, certain employees of the Company have been granted options to purchase common stock of Nycomed Amersham. The Company follows the provisions of Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation." As permitted under this standard, the Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting For Stock Issued to Employees" (APB 25) in accounting for its stock option and other stock-based employee awards. Pro forma information regarding net income and earnings per share, as calculated under the provisions of SFAS 123, are disclosed in Note 18.

     Comprehensive Income

     SFAS 130, "Reporting Comprehensive Income," requires foreign currency translation adjustments and certain other items, which were reported separately in stockholders' equity to be included in other accumulated comprehensive income
(loss). The only components of other comprehensive income (loss) for the Company are foreign currency translation adjustments, and unrealized gains (losses) on available-for-sale securities.

     Segment Information

     SFAS 131, "Disclosures about Segments of an Enterprise and Related Information" requires segment information to be prepared using the "management" approach. The "management" approach is based on the method that management organizes the segments within the Company for making operating decisions and assessing performance. SFAS 131 also requires disclosures about products and services, geographic areas, and major customers. See Note 4 for Segment, Geographic and Customer information.

     Advertising Costs

     Advertising costs are expensed as incurred.

     Recent Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS 133 is effective for the Company for all fiscal quarters and fiscal years beginning after January 1, 2001. SFAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. SFAS 133 is not expected to have a material impact on the Company's consolidated results of operations, financial position or cash flows.

                         AMERSHAM PHARMACIA BIOTECH LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.   SEGMENT, GEOGRAPHIC AND CUSTOMER INFORMATION

     Business Segments

     The Company manages its business along three principal business segments:
Drug discovery, Separations, and Laboratory products. In addition to these principal segments, the Company has Service and Agency businesses which are included in the Service, agency and other segment.

     The Drug discovery business provides high throughput systems to improve the effectiveness of pharmaceutical research and the development and speed to market for drugs. Principal products in this business are the MegaBACE and LEADseeker systems.

     The Separations business provides systems for the purification and production of biopharmaceuticals on a large scale and for separating proteins at a laboratory scale. Products in this business include Sepharose, a leading brand of separation media.

     The Laboratory products business provides tools and technical knowledge for the purification, detection, and analysis of biological molecules by life science researchers. The Company's broad range of products include low throughput sequencing systems and reagents, scanning and electrophoresis systems, molecular biology systems, reagents for protein analysis and radiochemicals.

     The Company maintains a Service business which is responsible for the installation, where appropriate, of instruments and systems which are sold by the three principal businesses and provides servicing on the instruments and systems during the warranty period. The cost of these services is generally not recharged to the businesses. The Service business also generates income from contracts with customers to provide technical support for instruments and systems as well as scientific support to assist the customer in maximizing the effectiveness of the instruments and systems in research. The Company sells certain products, under agency agreements which complement its existing product range.

     Due to their relative sizes the Service and Agency businesses have been aggregated, with income from royalty agreements and charges to customers for product delivery (both of which are not attributed to the principal businesses for management purposes) in the Service, agency and other segment.

     The Company manages the business principally based on accountable operating profit. The businesses are responsible for management of net sales across all geographic regions and for operating costs that are directly controllable by the business. However, a significant portion of the Company's total operating costs relate to the sales organization and central support services covering finance, information technology, and other administrative services. These costs are managed principally by region: however, these costs are allocated to the businesses in measuring operating profit of each business. The businesses are not allocated costs below operating profit, such as interest and income taxes, and as such the information below does not include these costs.

     As certain of the businesses share production, research, and administrative facilities around the world, the net assets of the Company are managed regionally, principally by the relevant local operating subsidiary. As the regions and local subsidiaries have responsibility for all businesses, it is not practicable to report, and the Company does not manage its operations using identifiable assets or capital expenditures by business segment.

     Prior to January 2000, the Company did not operate, manage its operations or accumulate financial information based on the business segmentation as described above. As such, the results of operations for the businesses for 1997, 1998, and 1999 have been presented using management's best estimates of the allocation of costs to the businesses in those years. Management considers these allocations to be reasonable. However, the reported results of operations of the businesses may differ from those that may have been achieved had the Company managed the businesses in this manner in 1997, 1998, and 1999.

                         AMERSHAM PHARMACIA BIOTECH LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     The analysis of net sales, operating income (loss), and depreciation and amortization by business segment is as follows:

                                     NINE MONTHS ENDED      YEAR ENDED          YEAR ENDED
                                       DECEMBER 31,        DECEMBER 31,         DECEMBER 31,
                                       1997                   1998                1999
                                     -----------------     ------------       --------------
                                                      (IN MILLIONS)
NET SALES
Drug discovery ..............            $   63.8           $  123.7           $  194.4
Separations .................               106.8              263.8              294.4
Laboratory products .........               180.1              277.2              277.0
Service, agency and other ...                23.5               64.7               98.3
                                         --------           --------           --------
                                         $  374.2           $  729.4           $  864.1
                                         ========           ========           ========
OPERATING INCOME (LOSS) (a)
Drug discovery ..............            $  (10.5)          $  (53.4)          $  (53.3)
Separations .................               (11.3)              38.8               51.5
Laboratory products .........               (21.7)              18.0               23.4
Service, agency and other ...                 7.2               14.6               10.6
                                         --------           --------           --------
                                         $  (36.3)          $   18.0           $   32.2
                                         ========           ========           ========
DEPRECIATION AND AMORTIZATION
Drug discovery ..............            $    3.3           $   20.8           $   29.8
Separations .................                10.9               20.9               24.0
Laboratory products .........                10.7               17.4               21.4
Service, agency and other ...                 1.0                2.7                1.9
                                         --------           --------           --------
                                         $   25.9           $   61.8           $   77.1
                                         ========           ========           ========

----------------

(a) Operating income includes non-recurring charges related to the acquisition of Molecular Dynamics of $7.0 million in 1998 and the acquisition of Pharmacia Biotech of $59.7 million in 1997. The segments impacted are as follows:

                                    YEAR ENDED      YEAR ENDED
                                   DECEMBER 31,    DECEMBER 31,
                                       1997            1998
                                   -------------   ------------
                                           (IN MILLIONS)
Drug discovery ..........            $   6.4          $  7.0
Separations .............               28.1            --
Laboratory products .....               25.2            --
Service, agency and
 other ..................               --              --
                                     -------          ------
                                     $  59.7          $  7.0
                                     =======          ======


     Geographic Information

     On a geographic basis, the Company manages its business in five principal markets: North America, Europe, Japan, Asia Pacific and Rest of the World.

                         AMERSHAM PHARMACIA BIOTECH LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     A geographic analysis of net sales by country of origin and long-lived assets by geographic region is set out below:

                                  NINE MONTHS ENDED      YEAR ENDED            YEAR ENDED
                                      DECEMBER 31,      DECEMBER 31,          DECEMBER 31,
                                         1997              1998                   1999
                                  -----------------    -------------         --------------
                                                      (IN MILLIONS)
NET SALES
  United States ..........            $  143.7           $    331.0           $    427.6
  Europe .................               198.5                477.5                556.9
  Japan ..................                48.7                115.4                151.6
  Asia Pacific ...........                32.8                 35.2                 43.6
  Rest of the World ......                 3.4                 20.1                 22.0
                                      --------           ----------           ----------
                                         427.1                979.2              1,201.7
  Less inter-segment
    sales ................               (52.9)              (249.8)              (337.6)
                                      --------           ----------           ----------
                                      $  374.2           $    729.4           $    864.1
                                      ========           ==========           ==========


                                  AS OF             AS OF
                               DECEMBER 31,       DECEMBER 31,
                                 1998               1999
                              -------------      -------------
                                      (IN MILLIONS)
LONG-LIVED ASSETS
  United States ...            $  592.7          $  557.6
  Europe ..........               178.3             178.1
  Japan ...........                 8.0               8.6
  Asia Pacific ....                 1.7               1.9
  Rest of the
    World .........                 0.7               1.0
                               --------          --------
                               $  781.4          $  747.2
                               ========          ========

     Customer Information

     The Company has a large and diverse customer base. No single customer accounted for more than 10% of net sales during 1997, 1998, and 1999.

5.   EARNINGS PER SHARE

     Basic earnings per share is calculated by dividing the net (loss) applicable to common stockholders by the weighted average number of common shares outstanding during the period. Net (loss) available to common stockholders consists of net (loss) reduced by the amount of dividend accretion on the Company's 8% redeemable cumulative preferred stock. Diluted earnings per share is calculated by dividing the net (loss) applicable to common stockholders by the sum of the weighted average number of common shares outstanding and dilutive common share equivalents.

                         AMERSHAM PHARMACIA BIOTECH LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The computation of basic and diluted earnings per share for each year is as follows:

                                                             NINE             YEAR ENDED         YEAR ENDED
                                                          MONTHS ENDED         DECEMBER 31,      DECEMBER 31,
                                                       DECEMBER 31, 1997        1998                1999
                                                       -----------------      -------------      ------------
                                                                (IN MILLIONS EXCEPT PER SHARE AMOUNTS)
Net (loss) ......................................            $  (36.1)          $  (10.5)          $   (6.3)
Preferred stock dividend ........................                (3.6)              (9.3)              (9.9)
                                                             ---------          ---------          ---------
Net (loss) available to common stockholders .....               (39.7)             (19.8)             (16.2)
                                                             ---------          ---------          ---------
Weighted average shares outstanding
  (in millions) .................................                  0.8                1.0                1.0
                                                             ---------          ---------          ---------
Basic and diluted earnings per share ............            $  (49.63)         $  (19.80)         $  (16.20)
                                                             =========          =========          =========

     The 8% redeemable cumulative preferred stock convertible into the Company's common stock was not included in the diluted earnings per share calculations for 1997, 1998 and 1999 as their effect would be antidilutive.

6.   ACQUISITIONS

     Pharmacia Biotech

     On August 5, 1997, the Company acquired all of the capital stock of Pharmacia Biotech AB and its subsidiaries (collectively "PB") from Pharmacia Corporation for a total purchase price of approximately $450.3 million. PB is an international provider of biotechnology systems, products and services for research into genes and proteins and the manufacture of drugs based on biological molecules, also known as biopharmaceuticals. PB is headquartered in Sweden with principal operations in the United States, Sweden, Europe, and Japan. The purchase price was financed by the Company through the issuance of 450,000 shares of Class B common stock and approximately 30,600,000 shares of preferred stock to Pharmacia Corporation, giving Pharmacia Corporation a 45% ownership interest in the Company.

      The acquisition was accounted for under the purchase method of accounting and accordingly the results of PB have been included in the Company's financial statements beginning on August 5, 1997. The acquired identifiable intangibles of $22.8 million are being amortized on a straight-line basis over periods from 7-10 years and the residual goodwill of approximately $302.7 million is being amortized on a straight-line basis over 20 years. Non-recurring charges of $27.4 million and $18.0 million were recorded to cost of goods sold for an inventory adjustment to fair value and to in-process research and development, respectively, related to the acquisition.

     Additionally, concurrent with the acquisition the Company announced an integration plan which resulted in accruals of $27.4 million being recorded as liabilities in the purchase price allocation and non-recurring charges of $17.1 million, $40.7 million, and $19.8 million being recorded in 1997, 1998 and 1999 respectively.

     The terms of the acquisition of PB also provided for a settlement payment related to the amount of debt included in the PB acquisition relative to the Company's existing indebtedness. The resolution of this settlement in 1999 resulted in a payment from Nycomed Amersham to the Company of approximately $8.7 million, which has been treated as a capital contribution in the accompanying financial statements.

MOLECULAR DYNAMICS INC.

     On September 11, 1998, the Company acquired the remaining 91% of the outstanding capital stock of Molecular Dynamics Inc. ("MDI") that it did not previously own. MDI is a worldwide manufacturer and marketer of principally Drug discovery products, with headquarters and manufacturing operations in the United States. The Company's total investment of $204.7 million consisted of $192.1 million for the 91% interest, $6.8 million cost of

                         AMERSHAM PHARMACIA BIOTECH LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

the previously existing investment, and $5.8 million of direct acquisition costs. The acquisition was financed principally through borrowings from the Company's parent, Nycomed Amersham.

     The acquisition was accounted for under the purchase method of accounting and accordingly the results of MDI have been included in the Company's financial statements beginning on September 11, 1998.

     The acquired identifiable intangibles of $120.0 million are being amortized on a straight-line basis over 10 years and the residual goodwill of approximately $98.6 million is being amortized on a straight-line basis over 15 years. In connection with the acquisition a non-recurring charge of $7.0 million for an inventory write-up to fair value was recorded in cost of goods sold in 1998.

     Subsequent to the acquisition the Company announced certain reorganization actions which resulted in charges of $6.5 million in 1998 and $10.0 million in 1999.

PRO FORMA INFORMATION (UNAUDITED)

     The following unaudited pro forma information on results of operations for 1997 assumes the purchases of the PB and MDI businesses as if the companies had been combined at the beginning of 1997. As the Company's reported results for 1998 include a full year of PB results, pro forma information on results of operations for 1998 assumes the purchase of MDI as if the companies had been combined at the beginning of 1998.

                                 PRO FORMA             PRO FORMA
                                NINE MONTHS ENDED     YEAR ENDED
                              DECEMBER 31, 1997(a)   DECEMBER 31, 1998(b)
                              --------------------   --------------------
                                    (IN MILLIONS EXCEPT PER SHARE AMOUNTS)
Revenue ....................     $ 547.5             $ 768.5
Net income .................     $ (15.0)            $ (18.3)
Basic and diluted EPS ......     $(23.90)            $(27.60)

--------------

a) Excludes non-recurring charges related to the PB acquisition of $59.7 million consisting of in-process research and development ($18.0 million), the write-off of the fair value adjustment to inventory ($27.4 million), and integration costs ($14.3 million).

b) Excludes non-recurring charges related to the MDI acquisition of $7.0 million consisting of the write-off of the fair value adjustment to inventory.

     These unaudited pro forma results have been prepared for comparative purposes only and include certain adjustments, such as additional amortization expense as a result of acquired intangibles and goodwill and increased interest expense on acquisition debt. They do not purport to be indicative of the results of operations that actually would have resulted had the acquisitions occurred at the beginning of each respective period, or of future results of operations of the consolidated entities.

     7.   INTEGRATION COSTS

     In connection with the acquisition of PB in August 1997, the Board of Directors of the Company approved a restructuring plan to integrate the ALS and PB businesses. The principal elements of the plan were:

     - To consolidate U.S. manufacturing and research at a single site in Piscataway, New Jersey following the divestiture of manufacturing sites Milwaukee and Cleveland;

     - To create a single global sales organization with a regional structure focusing on the North America, Europe, Japan, Asia Pacific and Rest of the World; and

                         AMERSHAM PHARMACIA BIOTECH LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     - To unify the management and administrative functions to support the two businesses.

     The actions related to the ALS business amounted to $14.3 million and were charged to selling, general, and administrative expense in 1997 while the actions focused on the PB business amounted to $27.4 million and were accrued for in the purchase price allocation.

     ALS Related Charges

     Integration costs related to the ALS business consisted primarily of the termination of 168 employees, principally at the Cleveland facility and in the sales and administrative support areas, the termination of certain contractual obligations, and the write-down of certain non-production related assets which would no longer be utilized in the business. Other charges primarily related to the termination of contractual obligations and the remediation of facilities no longer to be utilized.

     Substantially all restructuring activities were completed by the end of 1998, with the exception of certain severance agreements with termination payments extending into 2000. Additional charges in 1999 were recorded as management determined that the accrual for certain employees' termination costs made in 1997 would not be adequate. The remaining accrual for severance costs relates to one individual plus amounts due under the continuous payment option for staff terminated prior to December 31, 1999.

     The following table summarizes the Company's accruals for restructuring costs associated with ALS operations:

                                   EMPLOYEE
                                  TERMINATION       FIXED ASSET
                                      COSTS         WRITE-OFFS        OTHER         TOTAL
                                  -----------       -----------     --------       -------
                                                       (IN MILLIONS)
1997 Charge ..................        $12.1           $ 1.4          $ 0.8          $14.3
Utilized .....................         (1.8)           (1.4)          (0.8)          (4.0)
                                      -----           -----          -----          -----
Balance at December 31, 1997..         10.3              --             --           10.3
Utilized .....................         (9.6)             --             --           (9.6)
                                      -----           -----          -----          -----
Balance at December 31, 1998..          0.7              --             --            0.7
Charges ......................          1.3              --             --            1.3
Utilized .....................         (1.3)             --             --           (1.3)
                                      -----           -----          -----          -----
Balance at December 31, 1999..        $ 0.7           $  --          $  --          $ 0.7
                                      =====           =====          =====          =====

     Management expects all remaining severance will be paid in 2000.

     PB Related Accruals

     Integration costs related to the PB business consisted principally of:

     - The termination of 193 individuals, including skilled workers at the Milwaukee facilities, and research scientists and administrative support personnel at the research and development and sales support facilities in New Jersey.

     - The termination of contractual obligations, including equipment leases, associated with the closure or sale of those facilities and the consolidation of the research and development and sales support facilities.

     - The write-down of certain fixed assets no longer to be utilized as a result of the consolidation of the research and development and sales support facilities.

                         AMERSHAM PHARMACIA BIOTECH LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Substantially all actions were completed within one year of the acquisition of PB, with the exception of certain severance agreements with payments extending into 2000 and the payment of termination fees in 1999. In 1999, management determined certain recorded employee termination reserves were in excess of what was required for ongoing obligations, and as such the excess reserve was released, reducing goodwill from the PB acquisition. The remaining accrual for severance costs relates to five individuals, plus amounts due under the continuous payment option to staff terminated prior to December 31, 1999.

     The following table summarizes the Company's accruals for integration costs associated with the PB operations:

                                     EMPLOYEE
                                    TERMINATION    CONTRACTUAL    FIXED ASSET
                                       COSTS       OBLIGATIONS    WRITE-DOWNS       OTHER          TOTAL
                                    -----------    -----------    -----------       -----          -----
                                                                (IN MILLIONS)
1997 charges .................        $21.0           $ 4.3          $ 1.0          $ 1.1          $27.4
Utilized .....................         (2.0)             --           (1.0)          (0.9)          (3.9)
                                      -----           -----          -----          -----          -----
Balance at December 31, 1997..         19.0             4.3             --            0.2           23.5
Utilized .....................         (7.5)           (3.3)            --           (0.2)         (11.0)
                                      -----           -----          -----          -----          -----
Balance at 31 December 1998...         11.5             1.0             --             --           12.5
Utilized .....................         (7.8)           (1.0)            --             --           (8.8)
Released against goodwill ....         (0.6)             --             --             --           (0.6)
                                      -----           -----          -----          -----          -----
Balance at 31 December 1999...        $ 3.1           $  --          $  --          $  --          $ 3.1
                                      =====           =====          =====          =====          =====

     Management expects all remaining severance will be paid in 2000.

     Other Charges

     In addition to the charges recorded at the time of the PB acquisition, the Company incurred charges in 1997, 1998, and 1999 which did not qualify for accrual at the time of announcement of the plan. These costs consisted principally of professional and consulting fees, workforce relocation and consolidation costs, and amounted to $2.8 million, $29.9 million, and $18.0 million in 1997, 1998, and 1999, respectively, and were charged to selling, general and administrative expenses in the accompanying statements of operations.

     Termination of shared services with Nycomed Amersham

     Additionally, as a result of the PB acquisition the Company determined that certain services provided by Nycomed Amersham would no longer be required, and entered into negotiation with Nycomed Amersham to terminate those services. Fees related to the termination of these service arrangements, determined in accordance with the terms of the Company's General Services Agreement, amounted to $10.8 million in 1998 and $1.8 million in 1999 and were charged to selling, general and administrative expenses in the accompanying statements of income. The Company may incur additional charges if any remaining shared services agreements are terminated in the future.

8.   INCOME TAXES

     The provision (benefit) for income taxes consisted of:

                                               NINE
                                           MONTHS ENDED      YEAR ENDED         YEAR ENDED
                                            DECEMBER 31,    DECEMBER 31,      DECEMBER 31,
                                                1997            1998              1999
                                           -------------    ------------      -------------
                                                              (IN MILLIONS)
Current tax provision

                         AMERSHAM PHARMACIA BIOTECH LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                               NINE
                                           MONTHS ENDED      YEAR ENDED         YEAR ENDED
                                            DECEMBER 31,    DECEMBER 31,      DECEMBER 31,
                                                1997            1998              1999
                                           -------------    ------------      -------------
                                                              (IN MILLIONS)
  U.S. Federal ..........................       $11.1           $ 5.0           $ 1.3
  State and local .......................         1.0             1.3             0.5
  Non-U.S ...............................         7.4            16.4            19.1
                                                -----           -----           -----
Total current tax provision .............        19.5            22.7            20.9
                                                -----           -----           -----
Deferred tax provision (benefit)
  U.S. Federal ..........................       (18.2)           (8.6)           (6.1)
  State and local .......................        (2.5)           (1.0)           (0.7)
  Non-U.S ...............................        (1.1)            2.7             3.0
                                                -----           -----           -----
Total deferred tax provision (benefit)...       (21.8)           (6.9)           (3.8)
                                                -----           -----           -----
Provision (benefit) for income taxes ....       $(2.3)          $15.8           $17.1
                                                -----           -----           -----

     The following table summarizes the reconciliation of the U.S. Federal statutory tax to the Company's tax provision (benefit) for financial statement purposes:

                                               NINE
                                           MONTHS ENDED      YEAR ENDED         YEAR ENDED
                                            DECEMBER 31,    DECEMBER 31,      DECEMBER 31,
                                                1997            1998              1999
                                           -------------    ------------      -------------
                                                              (IN MILLIONS)
Income (loss) before tax .............          $(38.4)          $ 6.0            $11.3
Federal statutory rate ...............           35.0%            35.0%            35.0%
                                                -----            -----            -----
  Tax at Federal statutory rate ......          (13.4)             2.1              4.0
  International tax rate differences..            1.8             (3.2)            (1.8)
  State & local income/franchise
    taxes ............................           (1.5)             0.3             (0.2)
  Goodwill ...........................            3.3              8.1              9.7
  In-process research & development ..            6.3               --               --
  Integration costs ..................            1.3              3.5              1.6
  Research & development credits .....             --             (0.7)            (1.5)
  Corporate costs ....................            0.5              0.8              1.3
  Unearned compensation expense ......            1.5              0.7              0.2
  Other net ..........................           (2.1)             4.2              3.8
                                                -----            -----            -----
Actual income tax provision (benefit)           $(2.3)           $15.8            $17.1
                                                =====            =====            =====

     Income taxes paid were $11.6 million, $24.4 million, and $13.3 million in 1997, 1998, and 1999, respectively.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1998, and 1999 were as follows:

                                                                       AS OF                 AS OF
                                                                  DECEMBER 31, 1998      DECEMBER 31, 1999
                                                                  -----------------      -----------------
                                                                               (IN MILLIONS)
Deferred tax assets:
  Bad debt, warranty and other reserves ......................         $  3.5              $   5.3

                         AMERSHAM PHARMACIA BIOTECH LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                       AS OF                 AS OF
                                                                  DECEMBER 31, 1998      DECEMBER 31, 1999
                                                                  -----------------      -----------------
                                                                               (IN MILLIONS)
  Inventory valuation ........................................             6.0                  9.4
  Employee benefit obligations ...............................             2.0                  1.8
  Integration reserves .......................................             8.6                  3.2
  Tax credits and loss carry forward .........................            13.9                 13.4
  Deferred income ............................................             8.1                  9.9
  Other ......................................................             7.7                  3.5
                                                                         -----                -----
Net deferred tax assets ......................................            49.8                 46.5
                                                                         -----                -----
Deferred tax liabilities:
  Accelerated depreciation ...................................           (16.9)               (16.5)
  Excess book basis over tax basis of identifiable
   intangibles ...............................................           (64.7)               (55.7)
  Other ......................................................            (2.6)                (4.8)
Net deferred tax liabilities .................................         $ (84.2)             $ (77.0)
                                                                         -----                -----
Net deferred tax liability ...................................         $ (34.4)             $ (30.5)
                                                                         =====                =====


     The Company has not accrued income taxes on cumulative undistributed earnings of foreign subsidiaries of approximately $131.2 million as of December 31, 1999, since the majority of such earnings are expected to be permanently reinvested abroad. Where it is the intention to remit earnings, the related income taxes on these earnings, after giving effect to available tax credits, would not be material. The Company believes that the determination of the liability for the amount of unrecognized deferred taxes for temporary differences related to investments in foreign subsidiaries that are permanent in duration is not practicable.

     At December 31, 1999, the Company has U.S. Federal, State and local tax loss carryforwards and tax credit carryforwards, the combined tax effect of which is approximately $13.4 million. These carryforwards will expire through 2019.

     Prior to August 5, 1997, the Company operated as a fully integrated division of Nycomed Amersham and as such was not a separate taxable entity. Rather, the Company's taxable income was included in consolidated tax returns of Nycomed Amersham and its affiliates in most jurisdictions. However, for the purposes of these financial statements, the provision for income taxes for the period from April 1, 1997 to August 5, 1997, has been allocated to the Company based upon reported income before tax for the Company's operations relative to total income before tax for the relevant jurisdictions. Income taxes, current and deferred, are considered to have been paid or charged to Nycomed Amersham. Income tax expense allocated in this manner was $6.1 million in 1997.

     Domestic and foreign income (loss) before income taxes was as follows:

                      NINE MONTHS ENDED   YEAR ENDED      YEAR ENDED
                         DECEMBER 31,     DECEMBER 31,    DECEMBER 31,
                           1997              1998            1999
                      -----------------   -----------     ------------
                                       (IN MILLIONS)
United States...         (38.8)            (19.7)            (13.1)
Foreign ........           0.4              25.7              24.4
                        ------             -----             -----
                        $(38.4)            $ 6.0             $11.3
                        ======             =====             =====

                         AMERSHAM PHARMACIA BIOTECH LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




9. SUPPLEMENTAL CASH FLOW INFORMATION

                                      NINE MONTHS ENDED   YEAR ENDED      YEAR ENDED
                                         DECEMBER 31,     DECEMBER 31,    DECEMBER 31,
                                            1997             1998            1999
                                      -----------------   ------------    ------------
                                                        (IN MILLIONS)
Cash paid for interest ............      $    2.0         $   10.1         $   19.9
Cash paid for income tax ..........      $   11.6         $   24.4         $   13.3
Other non cash investing
activities:
Fair value of assets acquired .....      $  709.6         $  281.6
Liabilities assumed ...............        (259.3)           (97.3)
                                         --------         --------
                                         $  450.3         $  184.3
                                         ========         ========
Cash paid .........................      $   --           $  202.6
Less cash acquired ................          --              (18.3)
Fair value of securities issued ...         450.3               --
                                         --------         --------
Net cash paid .....................      $   --           $  184.3
                                         ========         ========


10. ACCOUNTS RECEIVABLE

     Accounts receivable consist of the following:

                                                      AS OF            AS OF
                                                   DECEMBER 31,     DECEMBER 31,
                                                       1998            1999
                                                   ------------     ------------
                                                          (IN MILLIONS)


Accounts receivable, trade ...................      $  209.4          $  238.7
Other ........................................           0.2               2.9
                                                    --------          --------
                                                       209.6             241.6
Less: allowance for doubtful accounts ........           5.6               4.9
                                                    --------          --------
                                                    $  204.0          $  236.7
                                                    ========          ========


     The allowance for doubtful accounts for the nine months ended December 31, 1997, and the years ended December 31, 1998 and December 31, 1999 consisted of the following:


                                            NINE MONTHS ENDED   YEAR ENDED      YEAR ENDED
                                              DECEMBER 31,     DECEMBER 31,    DECEMBER 31,
                                                  1997             1998            1999
                                            -----------------  ------------    ------------
                                                             (IN MILLIONS)
Balance at the beginning of the period ..       $  2.4         $  3.4         $  5.6
Provision for doubtful accounts .........          1.7            2.1            1.4
Reduction for amounts written-off .......         (0.2)          (0.1)          (0.8)
Translation and other ...................         (0.5)           0.2           (1.3)
                                                ------         ------         ------

                         AMERSHAM PHARMACIA BIOTECH LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



                                         NINE MONTHS ENDED   YEAR ENDED      YEAR ENDED
                                           DECEMBER 31,      DECEMBER 31,    DECEMBER 31,
                                               1997             1998            1999
                                          -----------------  ------------    ------------
                                                             (IN MILLIONS)
Balance at December 31 ..............     $  3.4             $  5.6           $  4.9
                                          ======             ======           ======




11. INVENTORIES

     Inventories consist of the following:


                                                         AS OF               AS OF
                                                      DECEMBER 31,        DECEMBER 31,
                                                         1998                1999
                                                      ------------        ------------
                                                               (IN MILLIONS)
Raw materials and supplies .............              $   25.2            $   25.8
Work in process ........................                  32.6                29.2
Finished goods .........................                  32.1                59.4
                                                      --------            --------
                                                      $   89.9            $  114.4
                                                      ========            ========

12. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consist of the following:

                                                       AS OF              AS OF
                                                    DECEMBER 31,       DECEMBER 31,
                                                       1998                1999
                                                    ------------       ------------
                                                            (IN MILLIONS)
Land .....................................            $    7.3           $    7.0
Buildings and leasehold improvements .....               125.8              154.7
Machinery and equipment ..................               180.0              207.2
Construction in process ..................                19.3                7.1
                                                      --------           --------
Total ....................................               332.4              376.0
Less accumulated depreciation ............              (133.0)            (148.2)
                                                      --------           --------
Property, plant and equipment, net .......            $  199.4           $  227.8
                                                      ========           ========



     Depreciation expense was $9.2 million, $23.7 million, and $25.3 million in 1997, 1998 and 1999, respectively.

                         AMERSHAM PHARMACIA BIOTECH LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



13. INTANGIBLE ASSETS

     Intangible assets consist of the following:

                                                       AS OF           AS OF
                                                     DECEMBER 31,   DECEMBER 31,
                                                        1998            1999
                                                     ------------   ------------
                                                            (IN MILLIONS)

Goodwill ...............................             $  446.8          $  446.8
Less accumulated amortization ..........                (44.5)            (72.5)
                                                     --------          --------
Goodwill, net ..........................                402.3             374.3
                                                     --------          --------
Other intangible assets ................                231.2             231.7
Less accumulated amortization ..........                (57.1)            (79.4)
                                                     --------          --------
Other intangible assets, net ...........                174.1             152.3
                                                     --------          --------
Total intangible assets ................             $  576.4          $  526.6
                                                     ========          ========

     Amortization expense was $16.7 million, $38.1 million and $51.8 million in 1997, 1998 and 1999, respectively.

     Goodwill relates primarily to the Pharmacia Biotech and Molecular Dynamics Inc. acquisitions (see Note 6). Goodwill is amortized over periods ranging from 10 to 20 years, with a weighed average life of approximately 16.5 years at December 31, 1999.

     Other intangible assets also principally relate to the Pharmacia Biotech and Molecular Dynamics Inc. acquisition. Other intangible assets are amortized over periods ranging from 5 to 20 years with a weighted average life of approximately 10.5 years at December 31, 1999.

14. SHORT AND LONG-TERM DEBT


                                                        AS OF              AS OF
                                                     DECEMBER 31,       DECEMBER 31,
                                                        1998                1999
                                                     ------------       ------------
                                                              (IN MILLIONS)
Short-term debt:
Loans from parent ......................              $  351.7            $  395.9
Bank loans and overdrafts ..............                   0.5                 0.8
Finance lease obligations ..............                   0.7                 0.5
                                                      --------            --------
                                                      $  352.9            $  397.2
                                                      ========            ========

     Loans from parent are with Nycomed Amersham and are borrowed in currencies required by the Company's individual subsidiaries. The loans are unsecured and bear interest at floating rates reflecting the cost of financing to Nycomed Amersham in accordance with the Shareholder Agreement between Nycomed Amersham and Pharmacia Corporation. These loans are repayable on demand with the exception of a $38.2 million loan to the Company, which became repayable on 30 days notice on August 5, 1998. Bank loans and overdrafts are principally located in the U.S. and bear varying rates of interest. Interest rates on the short-term debt ranged from 1.2% to 9.0% at December 31, 1998 and from 0.8% to 8.5% at December 31, 1999. The weighted average interest rate on the short-term debt was 6.4%, 5.9% and 5.4% in 1997, 1998 and 1999, respectively.

                         AMERSHAM PHARMACIA BIOTECH LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



                                                            AS OF            AS OF
                                                         DECEMBER 31,    DECEMBER 31,
                                                             1998            1999
                                                         ------------    ------------
                                                                (IN MILLIONS)
Long-term debt:
Bank loans .....................................           $  11.8         $   8.6
Finance lease obligations ......................               5.5             4.5
                                                           -------         -------
                                                           $  17.3         $  13.1
                                                           =======         =======
Maturities of long-term debt are as follows:
2001 ...........................................           $   0.5         $   0.5
2002 ...........................................               0.9             0.5
2003 ...........................................               0.8             0.5
2004 ...........................................               0.7             0.3
After 2004 .....................................              14.4            11.3
                                                           -------         -------
                                                           $  17.3         $  13.1
                                                           =======         =======

     Bank loans relate primarily to Industrial Revenue Bonds with the City of Milwaukee, Wisconsin which are unsecured and are repayable in 2009 and bear interest at floating rates. The interest rate that applies to the bonds was 4.7% and 4.5% at December 31, 1998 and December 31, 1999 respectively, and the average interest rate for 1997, 1998, and 1999 was 4.36%, 4.14%, and 3.88%, respectively.

     On September 28, 2000, the Company and its shareholders, Nycomed Amersham and Pharmacia, entered into an agreement under which the shareholders committed to provide support to the Company of up to $500 million in the form of an additional capital contribution or additional loans to the Company. The support provided under this agreement is available in the event the Company is unable to satisfy its obligations under the demand notes payable to Nycomed Amersham or other third party obligations and is unable to obtain financing from other sources.

15. FINANCIAL INSTRUMENTS AND RELATED DISCLOSURES

     Concentration of credit risk

     The Company enters into a variety of financial instruments to reduce its risk associated with fluctuations in foreign currency exchange rates. The Company does not hold or issue financial instruments for trading purposes. As all foreign currency exchange contracts are with Nycomed Amersham, the primary source of concentrations of credit risk to the Company consist principally of cash and short-term deposits. The Company controls credit risk by entering into transactions involving financial instruments only with authorized counterparties of strong credit quality consisting of a large number of major international financial institutions. Counterparty positions are regularly monitored. At December 31, 1999, the Company did not consider there to be any significant concentration of credit risk.

     The Company's minimum acceptable credit rating for counterparties, for the purpose of the investment of surplus cash, is "A" from Standard & Poors. The Company does not obtain collateral or other security to support financial instruments subject to credit risk but monitors the credit standing of the counterparties.

     Foreign exchange risk management

     The Company borrows in foreign currencies and enters into foreign exchange contracts with Nycomed Amersham to reduce exposure to foreign exchange rate fluctuations. The Company maintains foreign currency

                         AMERSHAM PHARMACIA BIOTECH LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




liabilities to reduce exposure on foreign currency investments and net assets. The Company also enters into foreign exchange contracts to reduce the foreign exchange risk on uncommitted anticipated transactions.

     The contractual amounts of the Company's forward foreign exchange contracts were as follows:



                               DECEMBER 31, 1998            DECEMBER 31, 1999
                                   FORWARDS                       FORWARDS
                           -----------------------        ----------------------
                             BUY             SELL           BUY           SELL
                           ----------   ----------        -----------   --------
                                                (IN MILLIONS)

U.S. Dollars .....        $   --          $   32.5        $  --          $  32.1
Euro Currencies ..            --              55.6           --             10.5
Japanese Yen .....            --              10.0           --              8.7
GB Sterling ......            42.7             3.7           40.3            1.9
Swedish Krona ....            84.0             1.7           24.0            1.5
Other ............            --              19.3           --              7.5
                          --------        --------        -------        -------
Total ............        $  126.7        $  122.8        $  64.3        $  62.2
                          ========        ========        =======        =======


     As the Company's foreign exchange contracts do not qualify for hedge accounting under SFAS No. 52, gains or losses related to these contracts are recorded in earnings as incurred, based on movements in forward currency rates.

     The net transaction gain (loss) included in net income is as follows:

                                                                   (IN MILLIONS)

Nine months ended December 31, 1997 ......................               $  0.7
Year ended December 31, 1998 .............................               $  3.7
Year ended December 31, 1999 .............................               $ (1.3)


     Fair value of financial instruments

     The carrying value of the Company's foreign currency exchange contracts reflects their fair value as gains (losses) are recorded as incurred on the contracts.

     The carrying amount of the Redeemable Preferred Stock (see Note 16) approximates fair value as the Preferred Stock is convertible into a fixed dollar amount of Common Stock which corresponds to its carrying value.

     Due to the short-term nature of the Company's non derivative financial assets and liabilities, the fair value of these instruments approximates carrying amount. The fair value of the Company's Industrial Revenue Bonds (IRB) approximates fair value as the interest rate is adjusted weekly.

16. REDEEMABLE PREFERRED STOCK

     At December 31, 1998 and 1999 the Company had 67,916,327 shares of 8% Redeemable Cumulative Preferred stock (the "preferred stock") issued and outstanding. 55% of these shares are owned by Nycomed Amersham and 45% of these shares were issued to Pharmacia Corporation as consideration in the PB acquisition.

                         AMERSHAM PHARMACIA BIOTECH LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS





     All preferred stock was issued at its par value of (pound sterling) 1 ($1.62 equivalent) each, and accrues a dividend of 8% per year, payable annually in arrears on each anniversary date of the date of issuance. As of December 31, 1999 no dividends had been declared or paid related to the preferred shares.

     The preferred stock carries no voting rights, other than in any matter which directly affects the rights and privileges of the preferred stock, and has priority over any other class of the Company's stock upon the liquidation, winding-up, or other return of capital of the Company.

     The preferred stock is redeemable at the option of the holder, as described below, at par value plus any accumulated but unpaid dividends on the date of redemption (the "nominal value"). Additionally, the preferred stock can be converted into shares of common stock of the Company at a ratio determined by dividing the nominal value of the preferred stock by the fair value of the common stock, as defined in the preferred stock Articles.

     The holder of the preferred stock can elect to redeem or convert the stock on or after the earlier of a public stock offering (as defined in the preferred stock Articles) or the fifth anniversary of the stock's issuance.

     As the redemption of the preferred stock is outside the control of the Company, the preferred stock and any accumulated but unpaid dividends are not included in the equity portion of the Company's balance sheet. The annual dividend accretion is charged to retained earnings as a dividend and deducted from net income (loss) available to common stockholders in the computation of earnings per share. Accumulated dividends of $12.9 million and $22.8 million were accrued at December 31, 1998 and 1999, respectively. The amount of dividends charged to retained earnings and deducted from net loss available to common stockholders amounted to $3.6 million, $9.3 million, and $9.9 million for the nine months ended December 31, 1997 and the years ended December 31, 1998 and 1999, respectively.

17. COMMON STOCK

     At December 31, 1998 and 1999 the Company had authorized and issued 1,000,000 common shares with a $1.60 par value. These shares are divided into 550,000 "A" ordinary shares and 450,000 "B" ordinary shares.

     "A" ordinary shares and "B" ordinary shares rank pari passu for dividends and in priority and for amounts on a winding-up. At a general meeting, each "A" shareholder is entitled to one vote for every "A" ordinary share of which he is a holder and each "B" shareholder is entitled to one vote for every "B" ordinary share of which he is a holder. However, "A" ordinary shares do not confer any right to vote upon a resolution for the removal from office of a director appointed by holders of "B" ordinary shares and "B" ordinary shares do not confer any right to vote upon a resolution for the removal from office of a director appointed by holders of "A" ordinary shares.

     Under the Stockholders Agreement, there is a requirement for the "A" stockholders and the "B" stockholders to approve certain specified matters.

18. STOCK-BASED COMPENSATION

     Certain employees of the Company participate in Nycomed Amersham sponsored performance based stock option plans. Grants pursuant to the plans are at the market price of Nycomed Amersham shares at the date of grant and include restrictions on vesting until certain performance targets are met. Unearned compensation expense, which is shown as a separate component of stockholders' equity, has been recorded pursuant to the intrinsic value approach under APB 25 based on the market value of Nycomed Amersham stock at the end of each period and is being amortized over the vesting period based upon expectations of meeting these performance targets. Amortization of unearned compensation was $4.2 million, $2.0 million, and $0.9 million in 1997, 1998, and 1999, respectively.

     Had compensation expense for Nycomed Amersham's stock option grants been determined consistent with the fair value approach of Statement of Accounting Standards No. 123, which requires recognition of compensation

                         AMERSHAM PHARMACIA BIOTECH LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



cost ratably over the vesting period of the underlying instruments and had such compensation cost been allocated to the Company, the Company's net (loss) would have been adjusted to the amounts indicated below:

                                           NINE MONTHS ENDED    YEAR ENDED      YEAR ENDED
                                              DECEMBER 31,     DECEMBER 31,    DECEMBER 31,
                                                  1997             1998            1999
                                           ------------------  -------------   -------------
                                                 (IN MILLIONS EXCEPT PER SHARE AMOUNTS)
Net (Loss)
    As reported ....................          $  (36.1)        $  (10.5)        $   (6.3)
    Pro forma ......................          $  (32.4)        $   (9.9)        $   (7.9)
Basic and diluted earnings per share
    As reported ....................          $  (49.63)       $  (19.80)       $  (16.20)
    Pro forma ......................          $  (45.00)       $  (19.20)       $  (17.80)

     The Company estimated the fair value, as of the date of grant, of options outstanding in the plan using the Black-Scholes option pricing model with the following assumptions:

                                       NINE MONTHS ENDED    YEAR ENDED      YEAR ENDED
                                           DECEMBER 31,     DECEMBER 31,    DECEMBER 31,
                                              1997             1998            1999
                                       -----------------    ------------    ------------
Expected life (years) ..........               5.0             5.0             4.4
Risk-free interest rate % ......               7.2             6.4             5.6
Expected dividend yield % ......               1.9             1.9             1.8
Expected volatility % ..........              18.0            22.0            35.0

     The fair value of options granted in the nine months ended December 31, 1997 and the years ended December 31, 1998 and 1999 were $2.3 million, $3.8 million, and $4.2 million, respectively.

19. COMMITMENTS AND CONTINGENCIES

     The Company is involved in various patent infringement actions with PE Corporation and its divisions, including those in which the Company is both plaintiff and defendant, related to DNA sequencing technologies. In one action where the Company is a plaintiff, a recent patent claims construction hearing was ruled in favor of the Company. In a number of consolidated actions, the Company is both plaintiff and defendant, and a similar claims construction hearing has been heard and not adjudicated. These cases will not be heard until 2001. Additionally, in May 2000 PE Corporation filed a further patent infringement suit against the Company. The Company is vigorously contesting these claims. However, it is not possible to predict with certainty the outcome of this litigation, and while the Company does not believe an adverse result would have a material effect on the Company's consolidated financial position, it could be material to the results of operations or cash flows for a fiscal year.

     The Company is also involved in other litigation arising out of the ordinary cause of business, including those relating to product liability and infringements of intellectual property and validity of patents. Although the amount of any liability that might arise with respect to any of these matters cannot be accurately predicted, the resulting liability, if any, will not in the opinion of the management have a material adverse effect on the consolidated financial position, results of operations or cash flows of the Company.

                         AMERSHAM PHARMACIA BIOTECH LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




     In connection with the manufacturing agreement related to the Cardiff site (see Note 22), Nycomed Amersham has retained any liabilities related to the radioactive decommissioning of the site which pertain to the period prior to August 4, 1997. In the event that the U.K. Nuclear Installations Inspectorate agrees to grant a nuclear license to the Company and the Cardiff site is transferred to the Company, or in the event that the Company terminates the manufacturing agreement related to the Cardiff site, the Company is obligated to reimburse Nycomed Amersham for radioactive decommissioning and waste disposal costs related to the period after August 4, 1997.

20. EMPLOYEE BENEFIT PLANS

     The Company's employees receive retirement benefits under three types of arrangements: participation in State arrangements, participation in the Nycomed Amersham plans or participation in one of the Company's plans.

     State Arrangements

     In many of the countries in which the Company operates, pension benefits are provided entirely through state arrangements and the relevant subsidiary therefore does not provide any sponsored pension plans in those countries.

     Nycomed Amersham Plans

     In other countries, principally the United Kingdom, the Company has elected to continue its participation in the Nycomed Amersham Plan which operates in that country. The principal plans in the U.K., are defined benefit arrangements. Eligibility for participation in these plans is open to all permanent UK employees and benefits are generally based on employee's compensation and years of service. Nycomed Amersham's funding policy is consistent with funding requirements of the applicable laws and regulations regarding such requirements in the corresponding countries in which the plans operate.

     Since the aforementioned pension arrangements are part of certain Nycomed Amersham defined plans, no discrete actuarial data is available for the portion allocable to the Company. Therefore, no benefit liability or asset is reflected in the accompanying financial statements. The Company has been allocated pension costs representing amounts payable to these schemes. Net pension expense included in the accompanying financial statements was $1.9 million, $1.5 million and $1.3 million for the nine months ended December 31, 1997 and the years ended December 31, 1999 and 1998, respectively.

     Company Plans

     The Company also operates non-contributory defined benefit pension plans for certain of its employees (principally PB employees and employees hired after the PB acquisition) in the United States, Europe and Japan covering a majority of its employees in these locations. For employees eligible to join the Swedish and U.S. schemes, benefits are based on compensation and years of service. The Japanese pension plan operates on a points based system where the number of points earned in a year is based on the employees current grade. The value of the points is set by the Company and reviewed periodically. The Company's funding policy is based on local practices. Plan assets are separately administered and are invested primarily in equities and bonds.

     Net pension expense for the Company's plans included in the Statement of Income is comprised of the following:

                                              NINE MONTHS ENDED    YEAR ENDED      YEAR ENDED
                                                 DECEMBER 31,      DECEMBER 31,    DECEMBER 31,
                                                    1997              1998            1999
                                              -----------------    ------------    --------------
                                                                  (IN MILLIONS)
Components of net periodic benefit cost:
Service cost ...........................          $  1.6           $  4.5           $  5.7
Interest cost ..........................             1.6              4.0              3.9

                         AMERSHAM PHARMACIA BIOTECH LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




                                              NINE MONTHS ENDED    YEAR ENDED      YEAR ENDED
                                                 DECEMBER 31,      DECEMBER 31,    DECEMBER 31,
                                                    1997              1998            1999
                                              -----------------    ------------    --------------
Expected return on plan assets .........            (0.4)            (1.2)            (1.0)
Recognized net actuarial loss ..........            --               --                0.3
                                                  ------           ------           ------
Net periodic benefit cost ..............          $  2.8           $  7.3           $  8.9
                                                  ======           ======           ======



     The following provides a reconciliation of benefit obligations, plan assets, and funded status of the plans:

                                                    YEAR ENDED         YEAR ENDED
                                                   DECEMBER 31,        DECEMBER 31,
                                                       1998                1999
                                                   ------------        ------------
                                                           (IN MILLIONS)
Change in benefit obligation:
Benefit obligation at January 1 ..........           $  70.0            $  80.8
Service cost .............................               4.4                5.7
Interest cost ............................               3.9                3.9
Change in assumptions ....................               9.1              (15.7)
Actuarial gain ...........................              (2.2)              (0.3)
Settlements ..............................              (0.6)              --
Benefits paid ............................              (1.1)              (1.2)
Foreign currency translation .............              (0.6)              (0.3)
                                                     -------            -------
Benefit obligation at December 31 ........           $  82.9            $  72.9
                                                     =======            =======



                                                    YEAR ENDED         YEAR ENDED
                                                   DECEMBER 31,        DECEMBER 31,
                                                       1998                1999
                                                   ------------        ------------
                                                           (IN MILLIONS)
Change in plan assets:
Fair value of plan assets at January 1 .....          $  16.6           $  14.4
Actual return on plan assets ...............             (1.8)              1.0
Benefits paid ..............................             (0.3)             (0.2)
Foreign currency translation ...............              0.3               0.7
                                                      -------           --------
Fair value of plan assets at December 1 ....          $  14.8           $  15.9
                                                      =======           ========
Funded status ..............................          $ (68.1)          $ (57.0)
Unrecognized net actuarial (gain) loss .....             12.5              (3.9)
                                                      -------           --------
Accrued benefit obligation .................          $ (55.6)          $ (60.9)
                                                      =======           ========



     The weighted average rate assumptions used in determining pension costs and the projected benefit obligation were:

                                                 YEAR ENDED         YEAR ENDED
                                                DECEMBER 31,        DECEMBER 31,
                                                    1998                1999
                                                ------------        ------------
                                                        (IN MILLIONS)
Weighted average assumptions (%):
Discount rate ................................        4.8               6.1
Rates of return on plan assets ...............        7.2               7.6
Salary growth ................................        4.4               4.1
Pension increases ............................        2.0               2.4

                         AMERSHAM PHARMACIA BIOTECH LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     In the United States, the Company also offers employees and employee savings plan under which U.S. employees may contribute up to 16% of their compensation, subject to certain limitations. The Company matches employee contributions up to 100% for the first 3% and 50% for the next 2% of compensation contributed by the employee. Under this plan, matching contributions made in cash by the Company were $0.4 million, $1.1 and $1.4 for the nine months ended December 31, 1997 and the years ended December 31, 1998 and 1999, respectively.

21. LEASE COMMITMENTS

     The Company leases certain equipment under capital leases. Property and equipment at December 31, 1998 and 1999, include approximately $4.3 million and $3.9 million respectively, of equipment under leases which have been capitalized. Accumulated depreciation for such equipment was approximately $0.5 million and $0.9 million at December 31, 1998 and 1999.

     Future minimum lease commitments at December 31, 1999 are as follows:

                                                     CAPITAL LEASES      OPERATING LEASES
                                                               (IN MILLIONS)

Year Ending December 31
2000 .............................................         $  0.8             $  6.0
2001 .............................................            0.6                3.7
2002 .............................................            0.5                2.4
2003 .............................................            0.5                1.6
2004 .............................................            0.5                1.0
After 2004 .......................................            3.9                1.6
                                                           ------            -------
Total minimum lease payments .....................         $  6.8            $  16.3
     Less: amount representing interest ..........           (1.8)
                                                           ------            =======
Present value of net minimum lease payments ......            5.0
     Less: current portion .......................           (0.5)
                                                           ------
Long-term capitalized lease obligations ..........         $  4.5
                                                           ======



22. FORMATION OF APB LTD.

ALS ASSETS NOT TRANSFERRED

     At the time of the acquisition of PB, ALS operations were transferred to legal entities owned by APB Ltd. in order to more clearly segregate the operations of the Company from the rest of Nycomed Amersham's operations. However, due to regulatory circumstances in certain jurisdictions, not all ALS assets and operations could be transferred to APB Ltd., and therefore reverted to Nycomed Amersham. The principal assets and operations affected by this are as follows:

     Cardiff manufacturing facility

     The manufacturing facility in Cardiff manufactures radioactive products which require a nuclear manufacturing permit. This permit is currently held by Nycomed Amersham (see Note 19).

     The Company and Nycomed Amersham have entered into a manufacturing agreement under which Nycomed Amersham supplies the Company with the products manufactured at Cardiff. The Company manages the operations of the Cardiff facility, which produces only the Company's products. All of the costs in connection with operating the Cardiff facility have been included in the Company's results of operations for all periods presented.

                         AMERSHAM PHARMACIA BIOTECH LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



     The assets of the Cardiff facility are not included in the Company's financial statements. Had the transfer of the Cardiff facility occurred at December 31, 1999 the net assets of the Company would have been approximately $23.5 million higher.

     European sales offices

     In certain countries, principally France, and Italy, ALS sales operations were not transferred into legal entities owned by the Company until 1998. The sales offices were operated under agency agreements between the Company and Nycomed Amersham, which effectively transferred the financial benefits and risks of the ALS operations of these sales offices until such time as legal entities were established to effect the transfers.

     In addition, ownership of certain European sales offices which conducted non-ALS operations of Nycomed Amersham were transferred to the Company in their entirety. Agency agreements were established between the Company and Nycomed Amersham which effectively transferred the financial risks and benefits of the non-ALS operations of these sales offices to Nycomed Amersham until such time as the non-ALS operations of these sales offices were transferred to Nycomed Amersham.

     Substantially all of the required transfers of operations between the Company and Nycomed Amersham to align legal entities with business segments were completed during 1998.

     In connection with these transfers of operations, the following transactions, totaling $69.1 million, have been reflected as a reduction in equity during the nine months ended December 31, 1997:

     - The net assets of the Cardiff facility, amounting to approximately $48.9 million, reverted to Nycomed Amersham.

     - A payment of approximately $20.2 million, representing a return of earnings, was made to Nycomed Amersham.

     Conversion of Investment

     In addition, a portion of Nycomed Amersham's investment in ALS was converted into debt and preferred stock of APB Ltd. These transactions, totaling $99.5 million, have been reflected as a reduction in equity during the nine months ended December 31, 1997:

     - Approximately $38.2 million of Nycomed Amersham's investment was converted into a note payable to Nycomed Amersham which became due upon 30 days notice in August 1998.

     - Approximately $61.3 million of Nycomed Amersham's investment was converted into 8% redeemable cumulative preferred stock of APB Ltd.

23.  TRANSACTIONS WITH NYCOMED AMERSHAM

     Loans and other financing arrangements

     The Company has borrowed amounts from Nycomed Amersham under uncommitted intercompany loan facilities which are repayable upon demand. Amounts are drawn down by local subsidiaries in the currency in which the subsidiary operates, and bear interest at floating rates reflecting the cost of financing to Nycomed Amersham. The loans are repayable upon demand with the exception of $37.3 million, which is repayable on 30 days notice. The amount of loans outstanding with Nycomed Amersham at December 31, 1998 and 1999 were $351.7 million and $395.9 million, respectively. The weighted average interest rate of loans outstanding was 6.4%, 5.9%, and 5.4% for 1997, 1998, and 1999, respectively, and interest paid to Nycomed Amersham on these loans was $2.5 million, $13.3 million, and $21.1 million for 1997, 1998, and 1999, respectively.

                         AMERSHAM PHARMACIA BIOTECH LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     Additionally, the Company participates in Nycomed Amersham's cash management program, and earns interest on amounts held on deposit with Nycomed Amersham. The interest received on deposits with Nycomed Amersham amounted to $0.3 million, $2.3 million, and $1.5 million for 1997, 1998, and 1999, respectively.

     Prior to August 5, 1997, the Company operated as a fully integrated division of Nycomed Amersham without a separate legal entity structure. Interest expense for this period has been allocated to the Company by applying Nycomed Amersham's weighted average consolidated interest rate for the period to the portion of Nycomed Amersham's investment in the ALS business deemed to be financed by debt, which has been determined based on Nycomed Amersham's debt to equity ratio at March 1997. Interest expense charged to the business in this manner amounted to $0.4 million for the nine months ended December 31, 1997 at an average interest rate of 5.5%.

     Manufacturing agreement

     Nycomed Amersham continues to operate the Cardiff manufacturing facility under a contract manufacture agreement with the Company (see Notes 2 and 22). Payments to Nycomed Amersham under the Cardiff manufacturing agreement were $63.0 million, $130.9 million, and $143.3 million for 1997, 1998, and 1999 respectively.

     Service agreements

     Nycomed Amersham provides the Company with certain services, including information technology support, logistics, and other administrative support services, under shared service arrangements. Additionally, the Company provides Nycomed Amersham with certain support services related to information technology support for the Cardiff site.

     Costs charged to and from Nycomed Amersham were as follows:

                                        NINE MONTHS ENDED   YEAR ENDED     YEAR ENDED
                                           DECEMBER 31,     DECEMBER 31,   DECEMBER 31,
                                               1997             1998           1999
                                        -----------------   ------------   ------------
                                                          (IN MILLIONS)
Charges from Nycomed Amersham ....           $  11.5         $  7.0         $  6.7
Charges to Nycomed Amersham ......           $   3.2         $  5.2         $  0.4

     Allocated Support Services

     Nycomed Amersham also provides central corporate and administrative support services, including finance, treasury, legal and human resources support, to the Company without reimbursement. The cost of these services has been allocated to the Company based on allocations deemed reasonable by management for each function, principally based on the proportion of time spent by personnel in each department on the Company's matters relative to other Nycomed Amersham group matters. The amount of costs allocated to and not reimbursed by the Company was $1.3 million, $2.5 million, and $3.8 million for 1997, 1998, and 1999, respectively. These costs have been reflected as an expense of the Company and a capital contribution by Nycomed Amersham in the year the service was provided in the accompanying financial statements.

     Prior to August 5, 1997, the Company operated as a fully integrated division of Nycomed Amersham. As such, Nycomed Amersham provided selling, general, and administrative services to the ALS business. The costs of these services have been allocated to the Company based on the proportion of time spent by personnel in each department on ALS matters relative to the matters of Nycomed Amersham group and its other operating divisions, which management deems to be a reasonable basis of allocation. The amount of selling, general, and administrative service costs allocated to the Company from April 1, 1997 to August 5, 1997 amounted to $22.4 million.

                         AMERSHAM PHARMACIA BIOTECH LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     Product Sales

     The Company sells certain of its products to Nycomed Amersham and its subsidiaries. These sales amounted to $9.8 million, $13.8 million, and $13.8 million for 1997, 1998, and 1999, respectively.

     Amounts due to and from Nycomed Amersham

     Amounts due to and from Nycomed Amersham related to the above transactions at December 31, 1998 and 1999 were as follows:



                                                            AS OF            AS OF
                                                         DECEMBER 31,     DECEMBER 31,
                                                            1998             1999
                                                         ------------     -----------
                                                               (IN MILLIONS)
Payables due to Nycomed Amersham ...............          $   24.1        $   21.5
Loans due to Nycomed Amersham ..................          $  351.7        $  395.9
Receivables from Nycomed Amersham ..............          $   11.1        $    6.6
Short-term deposits held by Nycomed Amersham ...          $    8.1        $    6.8

                        REPORT OF INDEPENDENT ACCOUNTANTS



To the management of Pharmacia Biotech:

     In our opinion, the accompanying consolidated statements of operations and cash flows present fairly, in all material respects, the results of operations and cash flows of Pharmacia Biotech, an integrated division of Pharmacia Corporation ("PHA"), as defined in Note 1 to the consolidated financial statements for the period ended July 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Pharmacia Biotech's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

     Pharmacia Biotech is a fully integrated division of PHA. Consequently, as indicated in Note 2, these financial statements have been derived from the accounting records of PHA and reflect significant assumptions and allocations. Moreover, as indicated in Note 9, Pharmacia Biotech relies on PHA for certain administrative, management and other services. The results of operations and cash flows of Pharmacia Biotech could differ from those that would have resulted had Pharmacia Biotech operated autonomously or as an entity independent of PHA.


/s/ PricewaterhouseCoopers
--------------------------
Chartered Accountants
London, England
September 22, 2000

                       PHARMACIA BIOTECH AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS




                                                                    SEVEN MONTHS ENDED
                                                                       JULY 31, 1997
                                                                    ------------------
                                                                       (IN MILLIONS)
Net sales .................................................              $  233.2
Cost of sales .............................................                 (93.3)
                                                                         --------
Gross profit ..............................................                 139.9

Selling, administrative and general expenses ..............                (104.3)
Research and development expenses .........................                 (22.2)
Allocated expenses from Pharmacia Corporation .............                  (4.7)
                                                                         --------
Total operating expenses ..................................                (131.2)
                                                                         --------
Operating income ..........................................                   8.7

OTHER (EXPENSE) INCOME:
Interest expense ..........................................                  (5.5)
Interest income ...........................................                   0.6
Other, net ................................................                   1.2
                                                                         --------
Income before income taxes ................................                   5.0
Income tax provision ......................................                  (4.5)
                                                                         --------
Net income ................................................              $    0.5
                                                                         ========



   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.

                       PHARMACIA BIOTECH AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                     SEVEN MONTHS
                                                                                         ENDED
                                                                                     JULY 31, 1997
                                                                                     -------------
                                                                                     (IN MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income ..................................................................          $   0.5
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation and amortization ...............................................             15.6
Gain on sale of assets ......................................................              0.7
Deferred income taxes .......................................................              0.7
                                                                                       -------
                                                                                          17.5
Changes in assets operating and liabilities:
Accounts receivables ........................................................             13.6
Inventories .................................................................              8.2
Accounts payable ............................................................            (10.5)
Income taxes payable ........................................................             (2.4)
Other current and non current assets and liabilities ........................            (44.1)
                                                                                       -------
Net cash used by operating activities .......................................            (17.7)
                                                                                       -------

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures ........................................................            (12.7)
                                                                                       -------
Net cash used by investing activities .......................................            (12.7)
                                                                                       -------

CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in advances from parent ..........................................              6.7
Payments on long-term debt ..................................................             (0.1)
Issuance of common stock ....................................................             26.0
                                                                                       -------
Net cash provided by financing activities ...................................             32.6
Effect of exchange rates on cash ............................................             (1.8)
                                                                                       -------
Net change in cash and cash equivalents .....................................              0.4
Cash and cash equivalents at beginning of the period ........................              7.5
                                                                                       -------
Cash and cash equivalents at end of  the period .............................          $   7.9
                                                                                       =======



    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.

                       PHARMACIA BIOTECH AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. THE PHARMACIA BIOTECH BUSINESS

     Pharmacia Biotech is an international provider of biotechnology systems, products and services for research into genes and proteins and the manufacture of drugs based on biological molecules, also known as biopharmaceuticals.

     The Pharmacia Biotech business is organized into one principal line of business, biotechnology. The business also has a regional organization structure consisting of five major markets:- North America, Europe, Japan, Asia Pacific and the Rest of the World. Geographical segment details are outlined in Note 3.

     The Pharmacia Biotech business is owned 100% by the Pharmacia Corporation ("PHA").

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION

     The accompanying consolidated financial statements reflect the operations and cash flows for the seven months ended July 31, 1997 of the former Pharmacia Biotech subsidiaries and divisions ("Pharmacia Biotech") of PHA that were acquired on August 5, 1997 by Amersham Pharmacia Biotech Ltd. These consolidated financial statements reflect the results of the operations and cash flows of the business acquired on August 5, 1997. All significant intercompany accounts and transactions have been eliminated.

     As an integrated business of PHA, Pharmacia Biotech did not prepare separate financial statements in accordance with generally accepted accounting principles in the United States ("U.S. GAAP") in the normal course of operations. Accordingly, the accompanying financial statements have been derived by extracting the assets, liabilities and revenues and expenses of Pharmacia Biotech from the accounting records of PHA. The accompanying financial statements reflect revenue and expenses directly attributable to Pharmacia Biotech as well as allocations deemed reasonable by management to present the results of operations and cash flows of Pharmacia Biotech on a stand-alone basis. The allocation methodologies have been described within the respective footnotes and management considers the allocations to be reasonable. However, the results of operations and cash flows of Pharmacia Biotech may differ from those that may have been achieved had Pharmacia Biotech operated autonomously as an entity independent of PHA.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires the management of Pharmacia Biotech to make estimates and assumptions that affect the reported amounts of revenue and expenses during the reported period. The most significant assumptions and estimates are related to the allocation of expenses from PHA and the calculation of income taxes. Actual results could differ from these estimates.

     CURRENCY TRANSLATION

     Pharmacia Biotech treats the local currencies of its international operations as their respective functional currencies. Income statement and cash flow amounts are translated using the average exchange rates in effect during the period.

     Gains and losses resulting from foreign currency transactions are included in the results of operations and are immaterial to the period presented.

                       PHARMACIA BIOTECH AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     CURRENCY EXCHANGE CONTRACTS

     Forward foreign currency exchange contracts are held for purposes other than trading. Contracts held to hedge anticipated transactions are marked to market at each balance sheet date with resulting gains and losses recognized in earnings.

     REVENUE RECOGNITION

     Revenues from product sales are recognized when goods are shipped and title and risk of loss passes to the customers.

     RESEARCH AND DEVELOPMENT

     Research and development costs are expensed as incurred.

     PROPERTY, PLANT AND EQUIPMENT

     Depreciation is computed principally using the straight-line method of depreciation based on the estimated useful life of the assets. Maintenance and repair costs are charged to earnings as incurred. Upon retirement or other disposition of property, any gain or loss is included in earnings.

     GOODWILL AND OTHER INTANGIBLES

     Goodwill represents the excess of the purchase cost over the fair value of net assets acquired in a business or product acquisition and is amortized on a straight-line basis over periods ranging primarily from 5 to 20 years. Amortization of rights acquired under patent are calculated on a straight-line basis over the remaining legal lives of the patent. Other intangibles are amortized over the useful lives of those assets. Pharmacia Biotech continually reviews its intangible assets to evaluate whether events or changes have occurred that would suggest an impairment of carrying value. An impairment would be recognized when the undiscounted cash flows estimated to be generated by the intangible asset are less than the carrying value.

     LONG-LIVED ASSETS

     Statement of Financial Accounting Standards No. 121 ("SFAS 121") "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" requires impairment losses to be recorded on long-lived assets used in operations when indications of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. The amount of impairment loss recorded is based upon discounted future cash flows estimated to be generated by those assets.

     SEGMENT INFORMATION

     Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information" requires segment information to be prepared using the "management" approach. The "management" approach is based on the method that management organizes the segments within the Company to make operating decisions and to assess performance. SFAS 131 also requires disclosures about products and services, geographic areas, and major customers.

3.   BUSINESS AND GEOGRAPHICAL SEGMENTS

     Pharmacia Biotech is engaged principally in one line of business, biotechnology.

     A geographical analysis of net sales (by country of origin) is set out below:

                       PHARMACIA BIOTECH AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                   SEVEN MONTHS ENDED
                                                                      JULY 31, 1997
                                                                   ------------------
                                                                      (IN MILLIONS)
NET SALES
Sweden ...............................................                   $  120.8
Rest of Europe .......................................                      100.3
North America ........................................                      106.6
Japan ................................................                       36.2
Asia Pacific .........................................                       15.6
Rest of world ........................................                        0.9
                                                                         --------
                                                                            380.4
Less inter-segment sales .............................                     (147.2)
                                                                         --------
                                                                         $  233.2
                                                                         ========


     An analysis of net sales by geography based on market of sale is as follows:

                                                                   SEVEN MONTHS ENDED
                                                                      JULY 31, 1997
                                                                   ------------------
                                                                      (IN MILLIONS)
NET SALES
Europe .............................................                      $   85.4
North America ......................................                          84.2
Japan ..............................................                          36.2
Asia Pacific .......................................                          14.2
Rest of world ......................................                          13.2
                                                                          --------
                                                                          $  233.2
                                                                          ========


4. LEASE COMMITMENTS

     Total rental expense directly related to Pharmacia Biotech's operations amounted to $5.1 million in the seven months to July 31, 1997 and has been included in selling, general and administrative expenses.

5. INCOME TAXES

     For those divisions of Pharmacia Biotech which were not a separate taxable entity in any jurisdiction and whose taxable income is included in a consolidated income tax return of PHA, the provision for income taxes has been allocated based upon its income before income tax and the statutory rate for that jurisdiction.

     The provision for income taxes consisted of:


                                                                   SEVEN MONTHS ENDED
                                                                      JULY 31, 1997
                                                                   ------------------
                                                                      (IN MILLIONS)
Current tax provision
U.S. federal ...........................................                   $  0.4
Non U.S. ...............................................                      3.4
                                                                           ------
Total current tax provision ............................                   $  3.8
                                                                           ------

                       PHARMACIA BIOTECH AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                   SEVEN MONTHS ENDED
                                                                      JULY 31, 1997
                                                                   ------------------
                                                                      (IN MILLIONS)
Deferred tax provision
U.S. federal ...........................................                   $  2.6
State and local ........................................                      0.3
Non U.S. ...............................................                     (2.2)
                                                                           ------
Total deferred tax provision ...........................                   $  0.7
                                                                           ------
Provision for income taxes .............................                   $  4.5
                                                                           ======




     The effective tax rate differs from the statutory tax rate for the following reasons:

                                                                         SEVEN MONTHS
                                                                             ENDED
                                                                         JULY 31, 1997
                                                                         -------------
                                                                         (IN MILLIONS)

RECONCILIATION OF INCOME TAX PROVISION TO STATUTORY RATE ON INCOME
Profit before taxes ..............................................          $   5.0
Statutory tax rate ...............................................               35%
                                                                            -------
Expected tax provision ...........................................          $   1.8
International tax rate differences ...............................              1.5
Non deductible Goodwill ..........................................              1.2
                                                                            -------
Actual income tax provision ......................................          $   4.5
                                                                            =======


6. SUPPLEMENTAL CASH FLOW INFORMATION


                                                                         SEVEN MONTHS
                                                                             ENDED
                                                                         JULY 31, 1997
                                                                         -------------
                                                                         (IN MILLIONS)
Interest paid ........................................                      $  5.3
Income taxes paid ....................................                      $  5.9


7. RETIREMENT BENEFIT PLANS

     In many of the countries in which Pharmacia Biotech operates, PHA has various defined benefit pension plans which operate independently of PHA defined benefit arrangements and are offered to Pharmacia Biotech employees only. Benefits provided under these plans are primarily based on years of service and the employee's compensation. The following tables summarize the net benefit cost and the weighted-average assumptions for the period ended July 31, 1997.


                                                                        SEVEN MONTHS
                                                                            ENDED
                                                                        JULY 31, 1997
                                                                        -------------
                                                                        (IN MILLIONS)
Components of net periodic benefit cost:
Service cost .............................................                $  1.3
Interest cost ............................................                   1.3

                       PHARMACIA BIOTECH AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                        SEVEN MONTHS
                                                                            ENDED
                                                                        JULY 31, 1997
                                                                        -------------
                                                                        (IN MILLIONS)
Expected return on plan assets ...........................                  (0.1)
Amortization of prior service cost .......................                  --
                                                                          ------
Amortization of transitional asset .......................                  --
                                                                          ------
Recognized net actuarial loss ............................                   0.3
                                                                          ------
NET PERIODIC BENEFIT COST ................................                $  2.8
                                                                          ======
Weighted average assumptions:
Discount rate ............................................                   6.1%
Rates of return on plan assets ...........................                   6.8%
Salary growth ............................................                   3.1%


8. FINANCIAL INSTRUMENTS

     As Pharmacia Biotech's foreign exchange contracts do not qualify for hedge accounting under Statement of Financial Accounting Standards No. 52 ("SFAS 52") "Foreign currency translation", gains or losses on foreign currency contracts are recorded in earnings as incurred, based on movements in forward currency rates. The aggregate transaction gain included in earnings in the seven month period to July 31, 1997 was $4.1 million.

9. TRANSACTIONS WITH PHARMACIA CORPORATION

     Pharmacia Biotech relies on PHA for certain services including treasury, taxes, risk management, and senior executive support. Although certain expenses related to services have been allocated to Pharmacia Biotech, the consolidated results of operations and cash flows presented in the accompanying financial statements may not have been the same as those that would have occurred had Pharmacia Biotech been an independent entity. The following describes the related party transactions:

SALES

     Net product sales to PHA were $2.0 million for the seven month period ended July 31, 1997.

SHARED SERVICE COSTS

     During the seven month period to July 31, 1997 Pharmacia Biotech utilized services provided by PHA. Such services included but were not limited to real estate, insurance and security. An amount of $7.4 million was recorded in the accompanying financial statements based on the actual amounts invoiced for such services rather than on an allocated basis.

ALLOCATION OF SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

     Pharmacia Biotech has been allocated a portion of the PHA central support functions. These costs include the central departments of tax and treasury as well as certain central management and board support costs. The amount of these costs is separately identified on the statement of operations. Such costs have been allocated to Pharmacia Biotech based on sales. Management believes these allocations are reasonable.

                       PHARMACIA BIOTECH AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PENSIONS

     In the United States, employees are provided with pension benefits through the PHA defined benefit arrangements that operate in that country. Eligibility for participation in these plans vary and benefits are generally based on employees' compensation and years of service. PHA's funding policy is consistent with funding requirements of the laws and regulations in the United States. Since the aforementioned pension arrangement is part of certain PHA defined benefit plans, no discrete actuarial data is available for the portion allocable to these plans. Pharmacia Biotech has been allocated pension costs for these plans based upon participant employee headcount. There was no net pension expense included in the accompanying financial statements for the period ended July 31, 1997.

CASH POOLING ARRANGEMENTS

     During the seven month period ending July 31, 1997, Pharmacia Biotech participated in the PHA cash pooling arrangements. Balances are swept daily and surplus funds placed on deposit. Interest is paid (credited) to subsidiaries through the cash pooling system on normal commercial terms. Interest paid to Pharmacia Biotech on cash pool deposits was $0.3 million in the seven month period to July 31, 1997.

     Overdraft funding was additionally provided to Pharmacia Biotech during this period. Interest charged on the overdraft facility in the seven month period to July 31, 1997 was $3.9 million.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors of APBiotech Inc:

In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of APBiotech Inc (the ''Company'') at August 31, 2000 in conformity with accounting principles generally accepted in the United States. This balance sheet is the responsibility of the Company's management; our responsibility is to express an opinion on this balance sheet based on our audit. We conducted our audit of this statement in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.



/s/ PricewaterhouseCoopers LLP
Florham Park, New Jersey
September 28, 2000

                                  APBIOTECH INC

                                  BALANCE SHEET

                                                                      AS OF
                                                                 AUGUST 31, 2000
                                                                 ---------------
ASSETS
Cash ......................................................            $100
                                                                       ====
EQUITY
Common stock, $1 par value, 100 shares
    authorized, issued and outstanding ....................            $100
                                                                       ====



                              NOTE TO BALANCE SHEET


     APBiotech Inc (formerly Fulham Corp.) (the "Company") is a corporation that was formed under the General Corporation Law of the State of Delaware on May 24, 2000 for the purpose of purchasing the existing outstanding stock of Amersham Pharmacia Biotech Ltd. ("APBiotech Ltd.") and subsequently offering a portion of its common stock for sale in an initial public offering (the "IPO").

     The acquisition of APBiotech Ltd. from its current owners, Nycomed Amersham and Pharmacia Corporation, will be effected through the incurrence of indebtedness to Nycomed Amersham and the issuance of common stock to Nycomed Amersham and Pharmacia Corporation. The Company will then offer a portion of its common stock to the public in the IPO. The proceeds of the offering will be used for general corporate purposes, primarily to fund operations and to repay existing indebtedness of APBiotech Ltd. to Nycomed Amersham, with any remaining proceeds placed on deposit with Nycomed Amersham and available as required by the Company.


     The Company will pay all fees and expenses related to its organization and operations, the acquisition of APBiotech Ltd., and the IPO and be responsible for all debts and other obligations of the Company and APBiotech Ltd.

                      (reserved for prospectus back cover)

                                     PART II



                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.



                                                                        AMOUNT
                                                                      TO BE PAID
                                                                      ----------
Registration fee ......................................               $ 26,400
NASD Filing fee .......................................               $ 30,500
Nasdaq National Market ................................               *
Transfer agent's fees .................................               *
Printing and engraving expenses .......................               *
Legal fees and expenses ...............................               *
Accounting fees and expenses ..........................               *
Blue Sky fees and expenses ............................               *
Miscellaneous .........................................               *
                                                                      ----------
                  Total ...............................               $ *
                                                                      ==========

----------

     Each of the amounts set forth above, other than the Registration fee and the NASD filing fee, is an estimate.

*    To be provided by amendment.





ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise. Section __ of the Registrant's Bylaws provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant's Certificate of Incorporation provides for such limitation of liability.

     The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

     The proposed forms of Underwriting Agreement filed as Exhibit 1 to this Registration Statement provide for indemnification of directors and officers of the Registrant by the underwriters against certain liabilities.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     Since three years before the date of the initial filing of this Registration Statement, the Registrant has not sold any securities without registration under the Securities Act of 1933:

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) The following exhibits are filed as part of this Registration
Statement:

      EXHIBIT
      NUMBER     DESCRIPTION
                 ---------------------------------------------------------------
          *1     Form of Underwriting Agreement

         3.1     Certificate of Incorporation

        *3.2 Restated Certificate of Incorporation, to be effective immediately prior to the closing of this offering

         3.3     Bylaws

        *3.4 Restated Bylaws, to be effective immediately prior to the closing of this offering

        *4.1     Form of Common Stock Certificate

        *4.2 Shareholders' Agreement, to be effective immediately prior to the closing of this offering

         *5      Opinion of Davis Polk & Wardwell

       10.1 General Services Agreement between Amersham International plc and Amersham Pharmacia Biotech Limited dated August 4, 1997

       10.2 Contract Manufacture Agreement between Amersham International plc and Amersham Life Science Limited for Amersham
                 Laboratories dated August 4, 1997

      *10.3 Contract Manufacture Agreement between Amersham International plc and Amersham Life Science Limited for Cardiff dated August
                 4, 1997, as amended ________, 2000

       10.4      Lease and Guaranty between MP Argues, Inc. and Molecular
                 Dynamics, Inc. dated November 30, 1999

       10.5 Lease Agreement between Giffra Ranch and Molecular Dynamics dated December 1, 1999

      *10.6      Stock Option Plans

     **10.7      License Agreement between the Perkin-Elmer Corporation and
                 Amersham International plc dated April 1, 1996

     **10.8 License Agreement between the Regents of the University of California and Molecular Dynamics dated September 15, 1993

     **10.9      License Agreement between the Regents of The University of
                 California and Amersham Life Science Inc. dated October 1,
                 1995, as amended April 2, 1998

    **10.10      License Agreement between the Regents of The University of
                 California and Molecular Dynamics dated January 16, 1991, as amended February 10, 1993 and May 15, 2000

    **10.11      License Agreement between the President and Fellows of Harvard
                 College and Amersham Pharmacia Biotech Inc. dated January 1,
                 1999

     *10.12      Support Agreement among Nycomed Amersham plc, Pharmacia
                 Corporation, APBiotech Inc and Amersham Pharmacia Limited dated September 28, 2000.

         21      Subsidiaries of the Registrant

       23.1      Consent of PricewaterhouseCoopers LLP

       23.2      Consent of PricewaterhouseCoopers LLP

       23.3      Consent of PricewaterhouseCoopers

      *23.4      Consent of Davis Polk & Wardwell (included in Exhibit 5)

       24.4      Power of Attorney (included on signature page)

       27.1      Financial Data Schedule

----------
     *    To be filed by amendment

     ** Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant's application requesting confidential treatment under Rule 406 of the Act, filed on October 2, 2000


     (b)  Financial Statement Schedules

ITEM 17.   UNDERTAKINGS

     The undersigned hereby undertakes:

     (a) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Piscataway, State of New Jersey, on the 2nd day of October, 2000.


                                            APBIOTECH INC


                                            By  /s/ ANDREW CARR
                                                ---------------------------
                                                Name:    Andrew Carr
                                                Title:   Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Andrew Carr, Giles Kerr, and Nicola Smith, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

       SIGNATURE                          TITLE                       DATE
       ---------                          -----                       ----

   /s/ ANDREW CARR
------------------------
      Andrew Carr                    Chief Executive             October 2, 2000
                                   Officer, Director

 /s/ PER-ERIK SANDLUND
------------------------
   Per-Erik Sandlund                 Chief Financial             October 2, 2000
                                        Officer

 /s/ PER-ERIK SANDLUND
------------------------
   Per-Erik Sandlund             Controller or Principal         October 2, 2000
                                    Accounting Officer

/s/ SIR WILLIAM CASTELL
------------------------
  Sir William Castell                   Director                 October 2, 2000

   /s/  RON LONG
------------------------
       Ron Long                         Director                 October 2, 2000

   /s/ GILES KERR
------------------------
       Giles Kerr                       Director                 October 2, 2000

/s/ CHRISTOPHER COUGHLIN
------------------------
   Christopher Coughlin                 Director                 October 2, 2000

  /s/ MATS PETTERSSON
------------------------
     Mats Pettersson                    Director                 October 2, 2000

                                  EXHIBIT INDEX

    EXHIBIT
    NUMBER         DESCRIPTION
                  --------------------------------------------------------------

          *1      Form of Underwriting Agreement

         3.1      Certificate of Incorporation

        *3.2 Restated Certificate of Incorporation, to be effective immediately prior to the closing of this offering

         3.3      Bylaws

        *3.4 Restated Bylaws, to be effective immediately prior to the closing of this offering

        *4.1      Form of Common Stock Certificate

        *4.2 Shareholders' Agreement, to be effective immediately prior to the closing of this offering

          *5      Opinion of Davis Polk & Wardwell

        10.1 General Services Agreement between Amersham International plc and Amersham Pharmacia Biotech Limited dated August 4, 1997

        10.2 Contract Manufacture Agreement between Amersham International plc and Amersham Life Science Limited for Amersham Laboratories dated August 4, 1997

       *10.3 Contract Manufacture Agreement between Amersham International plc and Amersham Life Science Limited for Cardiff dated August 4, 1997, as amended ________, 2000

        10.4 Lease and Guaranty between MP Argues, Inc. and Molecular Dynamics, Inc. dated November 30, 1999

        10.5 Lease Agreement between Giffra Ranch and Molecular Dynamics dated December 1, 1999

       *10.6      Stock Option Plans

      **10.7 License Agreement between the Perkin-Elmer Corporation and Amersham International plc dated April 1, 1996

      **10.8 License Agreement between the Regents of the University of California and Molecular Dynamics dated September 15, 1993

      **10.9 License Agreement between the Regents of The University of California and Amersham Life Science Inc. dated October 1, 1995, as amended April 2, 1998

     **10.10 License Agreement between the Regents of The University of California and Molecular Dynamics dated January 16, 1991, as amended February 10, 1993 and May 15, 2000

     **10.11 License Agreement between the President and Fellows of Harvard College and Amersham Pharmacia Biotech Inc. dated January 1, 1999

      *10.12 Support Agreement among Nycomed Amersham plc, Pharmacia Corporation, APBiotech Inc and Amersham Pharmacia Limited dated September 28, 2000.

          21      Subsidiaries of the Registrant

        23.1      Consent of PricewaterhouseCoopers LLP

        23.2      Consent of PricewaterhouseCoopers LLP

        23.3      Consent of PricewaterhouseCoopers

       *23.4      Consent of Davis Polk & Wardwell (included in Exhibit 5)

        24.4      Power of Attorney (included on signature page)

        27.1      Financial Data Schedule

----------

     *    To be filed by amendment

     ** Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant's application requesting confidential treatment under Rule 406 of the Act, filed on October 2, 2000